 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 1996
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           GEOSTRAT RESOURCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE
      (STATE OR OTHER              1330                    76-0507664
      JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     INCORPORATION OR      CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
       ORGANIZATION)


                222 PENNBRIGHT, SUITE 200, HOUSTON, TEXAS 77090
                                (713) 872-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              LARRY H. CARPENTER
                             CHAIRMAN OF THE BOARD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           222 PENNBRIGHT, SUITE 200
                             HOUSTON, TEXAS 77090
                                (713) 872-0500
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                            ARTHUR S. BERNER, ESQ.
                        WINSTEAD SECHREST & MINICK P.C.
                            910 TRAVIS, SUITE 1700
                             HOUSTON, TEXAS 77002
                                (713) 650-2729

  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS PURSUANT TO THE MERGER AGREEMENT DESCRIBED IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE    OFFERING       REGISTRATION
       REGISTERED         REGISTERED(1)    PER UNIT       PRICE(2)        FEE(2)(3)
- -------------------------------------------------------------------------------------
Common Stock $.01 par
 value..................   4,394,285    Not Applicable   $9,370,688     $3,231.28
- -------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, $0.01 par value per share, of the Registrant to be received by holders of shares of Series A Preferred Stock, par value $1.00 per share, of TGX Corporation as described in the enclosed Proxy Statement/Prospectus.
(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of the securities to be received by the Registrant or canceled in the transaction.

(3) Of this amount, $1,886.16 was previously paid by TGX Corporation upon the filing of its preliminary proxy statement relating to the proposed merger, which was filed on July 9, 1996.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            GEOSTRAT RESOURCES, INC.

                                    FORM S-4

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

     FORM S-4 ITEM NUMBER         LOCATION IN PROXY STATEMENT/PROSPECTUS
     --------------------         --------------------------------------
 A. INFORMATION ABOUT THE
  TRANSACTION
  1. Forepart of Registration
      Statement and Outside
      Front Cover Page of
      Prospectus.............   Outside Front Cover Page
  2. Inside Front and Outside
      Back Cover Pages of
      Prospectus.............   Available Information; Table of Contents
  3. Risk Factors, Ratio of
      Earnings to Fixed
      Charges and Other
      Information............   Summary; Risk Factors
  4. Terms of the
      Transaction............   Summary; The Merger; Description of
                                 GeoStrat Securities; Comparative Rights of
  5. Pro Forma Financial         Stockholders
      Information............   Summary; Selected Financial Data
  6. Material Contacts with
      the Company Being
      Acquired...............   Inapplicable
  7. Additional Information
      Required for Reoffering
      by Persons and Parties
      Deemed to Be
      Underwriters...........   Inapplicable
  8. Interests of Named
      Experts and Counsel....   Summary; Opinion of Appraisal and Valuation
  9. Disclosure of Commission    Firm
      Position on
      Indemnification for
      Securities Act
      Liabilities............   Inapplicable
 B. INFORMATION ABOUT THE
  REGISTRANT
 10. Information with Respect
      to S-3 Registrants.....   Inapplicable
 11. Incorporation of Certain
      Information by
      Reference..............   Inapplicable
 12. Information with Respect
      to S-2 or S-3
      Registrants............   Inapplicable
 13. Incorporation of Certain
      Information by
      Reference..............   Inapplicable
 14. Information with Respect
      to Registrants Other
      Than S-3 or S-2
      Registrants............   Summary; Market Price Information*
 C. INFORMATION ABOUT THE
    COMPANY BEING ACQUIRED
 15. Information with Respect
      to S-3 Companies.......   Inapplicable
 16. Information with Respect
      to S-2 or S-3
      Companies..............   Inapplicable
 17. Information with Respect
      to Companies Other Than
      S-3 or S-2 Companies...   Summary; Business and Properties of the
                                 Company; Market Price Information;
                                 Selected Financial Data; Management's
                                 Discussion and Analysis of Financial
                                 Condition and Results of Operations;
                                 Financial Statements

                           GEOSTRAT RESOURCES, INC.

                                   FORM S-4

        CROSS-REFERNCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

         FORM S-4 ITEM NUMBER            LOCATION IN PROXY STATEMENT/PROSPECTUS
         --------------------            --------------------------------------
 D. VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies,
      Consents or Authorization are
      to be Solicited...............   Outside Front Cover Page; Summary; The
                                        Meeting; The Merger; Certain Stock Owned
                                        by Principal Stockholders and Management;
                                        Election of Directors; Executive Officers
                                        and Significant Employees; Employee
 19. Information if Proxies,            Agreements; Executive Compensation
      Consents or Authorizations are
      not to be Solicited, or in an
      Exchange Offer................   Inapplicable

- --------
* Because the Registrant has been incorporated to merge with TGX Corporation and thereafter continue the business of TGX Corporation, the Registrant has not conducted and does not intend to conduct any business until the Merger has been consummated.

 PRELIMINARY PROXY--FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                     ONLY

                                TGX CORPORATION
                           222 PENNBRIGHT, SUITE 200
                             HOUSTON, TEXAS 77090

                            September  , 1996

TO THE STOCKHOLDERS OF TGX CORPORATION:

  You are cordially invited to attend a special meeting of the stockholders (the "Meeting") of TGX Corporation to be held on October 15, 1996 at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas, commencing at 10:00 a.m. local time.

  Accompanying this letter is a Proxy Statement/Prospectus which explains in detail the matters to be considered at the Meeting. Because of the complexity of the Proxy Statement/Prospectus, I wanted to provide you with some background information and a summary of some of the matters discussed therein.

  As you may recall, in January 1992, TGX Corporation ("TGX" or the "Company") had its Amended Plan of Reorganization (the "Plan") confirmed by the Louisiana Bankruptcy Court. In October of 1992, the Plan was deemed to be substantially consummated. Pursuant to the Plan, creditors of TGX received shares of the Company's Series A Senior Preferred Stock (the "Senior Preferred Stock"). The Senior Preferred Stock is entitled to receive cumulative dividends at a rate of 10% per year of its liquidation preference of $10.00 per share and is redeemable on or before January 21, 2002 in an amount equal to its liquidation preference plus accrued but unpaid dividends. Redemption of the 8,788,571 shares of Senior Preferred Stock issued and outstanding would require an aggregate payment of $87,886,000, if all accrued dividends had been paid. No dividends have, however, been paid to the holders of the Senior Preferred Stock to date. Thus, redemption at this time of the Senior Preferred Stock would require an additional payment of approximately $46,831,000. The Plan further provided that although the holders of the Company's common stock would retain their shares, they would have significantly less voting power to influence decisions or elect directors. The Plan accomplished this by providing that holders of Senior Preferred Stock had, except in certain limited circumstances, 95% of the combined voting power of the Senior Preferred Stock, certain other outstanding preferred stock and the common stock.

  The Plan provided that the holders of the common stock would retain their shares primarily to preserve their interest in a potential recovery from continuing litigation (the "NFG Litigation") by the Company against National Fuel Gas Distribution Company ("NFG"). At the time the Plan was confirmed it was hoped that the recovery from the NFG Litigation might be sufficient to redeem the Senior Preferred Stock and provide value for the Company's common stockholders. The NFG Litigation has, however, recently been settled, and the Company, after payments to other non-affiliated parties entitled to share in the settlement, will retain approximately $3.5 million from such settlement. The proceeds are, therefore, clearly insufficient to redeem the Senior Preferred Stock, much less to provide further value to the Company's common stockholders.

  Following consummation of the Plan, the Company restructured its debt (and now has almost no debt), sold off certain significant assets, and has become more efficient as an operating oil and gas company. Despite these activities, as described in the Proxy Statement/Prospectus, neither the Company's book value at June 30, 1996, estimated to be approximately $9,370,000, including the proceeds to the Company from the settlement of the NFG Litigation, nor its revenues, considered either singly or together, are sufficient to redeem the Senior Preferred Stock, and in the opinion of the Company's Board of Directors the holders of the Company's common stock and other classes of preferred stock have no equity value in TGX on an ongoing basis.

  To meet the economic and industry demands faced by the Company and to provide the Company with the flexibility, and its stockholders with the liquidity, which will be required in the future, the Company believes it should reduce its preferred stock obligations and obtain the opportunity to increase its capital.

  It is my belief, and the belief of the Board of Directors, that the proposals set forth in the attached Proxy Statement/Prospectus present the best opportunity to greatly improve the Company's financial affairs and to position the Company for the challenging environment in which it now operates. Of course, I can give no assurances we will be successful in that endeavor.

  As described in the accompanying Proxy Statement/Prospectus, stockholders of the Company will be asked at the Meeting to consider and vote upon a proposed merger (the "Merger") with a newly formed subsidiary of the Company, GeoStrat Resources, Inc. ("GeoStrat"), whereby the Senior Preferred Stock will be exchanged for shares of common stock of GeoStrat at a rate (the "Exchange Ratio") of one share of GeoStrat common stock for each two shares of TGX Senior Preferred Stock, and the currently outstanding common stock and other preferred stock of the Company would be eliminated. Pursuant to the terms of the Agreement of Merger, current holders of the Senior Preferred Stock would become holders of shares of common stock of GeoStrat and all rights to accrued and unpaid dividends would be cancelled without payment of any additional consideration.

  Upon approval of the Agreement of Merger, the Merger will be consummated promptly. These actions will significantly improve the Company's current capital and liquidity positions and provide the Company with greater operating flexibility in the future.

  The foregoing transactions are more fully described in the accompanying Proxy Statement/Prospectus.

  The Board of Directors has obtained an opinion of American Appraisal Associates, Inc. stating that in such firm's opinion, the TGX common stock has no value as of the date hereof and that the Merger is fair to the Company's Senior Preferred Stockholders from a financial point of view. Based on the receipt of such opinion, as well as the Board of Directors' own independent analysis of the Company's financial position, the Board of Directors has unanimously approved the Agreement of Merger and the Merger. The Board of Directors recommends that you vote FOR such proposal.

  If the Merger is not approved, stockholders will be asked at the Meeting to elect Larry H. Carpenter, Jeffrey E. Susskind and David H. Scheiber (the "Nominees") to the board of directors of the Company (the "Board").

  If the Merger is approved, immediately after the Merger is effective, the stockholders of GeoStrat (previously the holders of TGX's Senior Preferred Stock) will meet to elect the Nominees as directors of GeoStrat. GeoStrat stockholders will also be asked to approve GeoStrat's 1996 Flexible Incentive Plan, authorizing the possible issuance of 450,000 shares of the common stock of GeoStrat to certain employees, nonemployee directors and others. The proposal relating to the Flexible Incentive Plan is conditional upon approval of the Merger and will not be implemented if the Merger is not approved by TGX's stockholders.

  The Board recommends that you vote FOR each Nominee and FOR the proposal to adopt the GeoStrat 1996 Flexible Incentive Plan.

  Each stockholder of the Company (whether owning preferred stock or common stock) on September 2, 1996 is entitled to receive notice of and to vote at the Meeting and is invited to attend the Meeting. Whether or not you intend to be present at the Meeting, your vote is very important and we urge you to review the Proxy Statement/Prospectus carefully and to complete, date, sign and promptly return the enclosed Proxy Card. Your Board of Directors recommends you vote "FOR" the adoption and approval of the Merger Agreement and the Merger.

  I and the rest of your Board of Directors look forward to seeing you at the Meeting.

                                          Very truly yours, on behalf of the
                                           Board of Directors,

                                          Larry H. Carpenter
                                          Chairman of the Board, President
                                          and Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

 PRELIMINARY PROXY--FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                     ONLY

           TGX CORPORATION                   GEOSTRAT RESOURCES, INC.
      222 PENNBRIGHT, SUITE 200              222 PENNBRIGHT, SUITE 200
        HOUSTON, TEXAS 77090                   HOUSTON, TEXAS 77090


      ----------------                            ----------------



                  NOTICE OF SPECIAL MEETINGS OF STOCKHOLDERS

                       TO BE HELD OCTOBER 15, 1996

TO THE STOCKHOLDERS OF TGX CORPORATION:

  Notice is hereby given that a special meeting of the stockholders (the "Meeting") of TGX Corporation, a Delaware corporation ("TGX"), will be held at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas on October 15, 1996 at 10:00 a.m. local time, for the following purposes:

  1. To consider and act upon the proposed merger (the "Merger") of TGX with and into GeoStrat Resources, Inc. ("GeoStrat"), a Delaware corporation and a wholly-owned subsidiary of TGX;

  2. To elect Larry H. Carpenter, David H. Scheiber and Jeffrey E. Susskind to the board of directors of TGX;

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  If the Merger is approved, immediately after the Merger is effected, the stockholders of GeoStrat will hold a special meeting (the "GeoStrat Special Meeting") at the same location for the following purposes:

  (a) To elect Larry H. Carpenter, David H. Scheiber and Jeffrey E. Susskind to the board of directors of GeoStrat;

  (b) To consider and act upon a proposal to approve the GeoStrat 1996 Flexible Incentive Plan authorizing the possible issuance of 450,000 shares of common stock of GeoStrat to certain parties; and

  (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The GeoStrat Special Meeting and Proposals (a), (b), (c) and (d) are conditioned upon approval by the TGX stockholders of Proposal 1 and will not be implemented if Proposal 1 is not approved by TGX's stockholders.

  The stock transfer books will not be closed. Stockholders of record as of the close of business on September 2, 1996 are entitled to notice of, and to vote at, the Meeting and the GeoStrat Special Meeting or any adjournment thereof, notwithstanding any transfer of stock on the books of TGX after such record date.

  You are cordially invited to attend the meeting in person. YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          By Order of the Board of Directors

                                          Larry H. Carpenter
                                          Chairman of the Board, President
                                          and Chief Executive Officer
Houston, Texas

September   , 1996

  PRELIMINARY PROXY--FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                      ONLY

            TGX CORPORATION                     GEOSTRAT RESOURCES, INC.
       222 PENNBRIGHT, SUITE 200                222 PENNBRIGHT, SUITE 200
          HOUSTON, TEXAS 77090                    HOUSTON, TEXAS 77090

    --------------------------------        ---------------------------------

            PROXY STATEMENT                    PROXY STATEMENT/PROSPECTUS


    --------------------------------        ---------------------------------


    SPECIAL MEETING OF STOCKHOLDERS         RELATING TO A SPECIAL MEETING OF
                                            STOCKHOLDERS AND THE ISSUANCE OF
         OCTOBER 15, 1996                           4,394,285 SHARES
                                                OF GEOSTRAT COMMON STOCK

  This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the stockholders of TGX Corporation, a Delaware corporation ("TGX" or the "Company"), in connection with the solicitation of proxies by the board of directors of TGX (the "Board") for use at a special meeting of stockholders (the "Meeting") of TGX to be held on October 15, 1996 at 10:00 a.m., local time, at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas, or at any adjournment thereof.

  This Proxy Statement/Prospectus and proxy and the accompanying Notice of
Special Meeting is first being mailed to stockholders on or about September   ,
1996. The cost of soliciting proxies will be borne by TGX. The Board has fixed September 2, 1996, as the record date (the "Record Date") for determination of stockholders entitled to receive notice of and to vote at the Meeting. On the Record Date, there were (i) 8,788,571 shares of the Company's Series A Preferred Stock, par value $1.00 per share ("Senior Preferred Stock"), outstanding and entitled to vote; (ii) 471,500 shares of the Company's Cumulative Convertible Preferred Stock, par value $1.00 per share ("Old Preferred Stock"), outstanding and entitled to vote; and (iii) 24,955,807 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), outstanding and entitled to vote. Each holder of Senior Preferred Stock will be entitled to 54.971 votes for each share owned, and each holder of Old Preferred Stock and Common Stock will be entitled to one vote for each share owned. Holders of the Senior Preferred Stock, Old Preferred Stock and Common Stock are entitled to vote as one class on the proposed Merger and the election of the TGX directors.

  At the Meeting, holders of the outstanding shares of Senior Preferred Stock, Old Preferred Stock and Common Stock of TGX are being asked to consider and adopt the Agreement of Merger (the "Merger Agreement") between TGX and GeoStrat Resources, Inc. ("GeoStrat"), a newly-formed Delaware corporation and wholly-owned subsidiary of TGX, pursuant to which TGX will merge (the "Merger") with and into GeoStrat, and to elect the directors of TGX. A copy of the Merger Agreement is attached as Appendix "A" hereto. Upon consummation of the Merger, each outstanding share of Senior Preferred Stock will be automatically converted into one-half share of common stock, par value $.01 per share (the "New Common Stock" or the "GeoStrat Common Stock"), of GeoStrat, and each outstanding share of Common Stock and Old Preferred Stock will automatically be cancelled.

  If the Merger is approved, immediately after the Merger is effected, at the GeoStrat Special Meeting holders of New Common Stock will vote upon the election of directors of GeoStrat and to consider and approve the GeoStrat 1996 Flexible Incentive Plan. Only holders of New Common Stock (the former holders of TGX Senior Preferred Stock) will be entitled to vote for the GeoStrat Board and the GeoStrat 1996 Flexible Incentive Plan.

  The Merger is intended to be a tax free reorganization. See "The Merger-- Certain Federal Income Tax Considerations" below. The full text of the Merger Agreement, the Certificate of Incorporation of GeoStrat (the

"GeoStrat Certificate") and the Bylaws of GeoStrat (the "GeoStrat Bylaws") are set forth in Appendices "A", "B", and "C" hereto, respectively. This Proxy Statement/Prospectus constitutes a proxy statement for the Meeting and for the GeoStrat Special Meeting and also constitutes a prospectus of GeoStrat with respect to the shares of New Common Stock to be issued in the Merger.

  THE SHARES OF GEOSTRAT COMMON STOCK TO BE OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE GEOSTRAT COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                               ----------------

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER  , 1996.

                               ----------------

                             AVAILABLE INFORMATION

  This Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 filed by GeoStrat Resources, Inc. ("GeoStrat") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock to be issued as described herein. This Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement, and the exhibits and schedules thereto. For further information with respect to GeoStrat and the common stock of GeoStrat, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at the SEC's offices without charge or copies of which may be obtained from the SEC upon payment of prescribed fees. Statements contained in this Proxy Statement/Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are not necessarily complete, but such statements concerning the provisions of certain documents accurately describe the material aspects of such documents. In each instance reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement for the complete version of each of such documents.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files periodic reports and other information with the SEC. Such periodic reports and other information filed by the Company with the SEC may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the SEC, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   3
SUMMARY...................................................................   7
  Date, Time and Place of Meetings........................................   7
  Record Date.............................................................   7
  Matters to be Considered at Meeting.....................................   7
  Risk Factors............................................................   8
  Vote Required...........................................................   8
  Recommendation of Board.................................................   9
  The Companies...........................................................   9
  Reasons for Merger......................................................   9
  Opinion of Appraisal and Valuation Firm.................................  10
  Limitations on Opinion of Appraisal and Valuation Firm..................  10
  Appraisal Rights........................................................  10
  Tax Considerations......................................................  11
  Surrender of Certificates...............................................  11
  Summary Financial Data..................................................  12
RISK FACTORS..............................................................  13
  Volatility of Oil, Gas and Natural Gas Liquid Prices....................  13
  Estimates of Oil and Gas Reserves.......................................  13
  Acquisition and Development of Reserves.................................  13
  Future Capital Needs....................................................  14
  Operating Hazards and Uninsured Risks...................................  14
  Competition and Marketing...............................................  14
  Environmental and Other Regulation......................................  15
  Forward-Looking Statements..............................................  15
  Principal Stockholders..................................................  16
  Financial Reorganization................................................  16
  Absence of Public Market................................................  16
  No Anticipated Dividends................................................  16
  Preferred Stock.........................................................  17
THE MEETINGS..............................................................  18
  Solicitation, Voting and Revocability of Proxies; Date and Place of
   Meetings...............................................................  18
  Purposes of Meeting.....................................................  18
  Record Date; Stockholders Entitled to Vote..............................  19
  Quorum; Vote Required...................................................  20
PROPOSAL 1--THE MERGER....................................................  20
  The Merger Agreement....................................................  20
  Background and Reasons for the Merger...................................  21
  Recommendation of Board.................................................  23
  Opinion of Appraisal and Valuation Firm.................................  23
  Conditions to Merger....................................................  26
  Exchange of Certificates................................................  26
  Interests of Certain Persons in the Merger..............................  26
  Certain Federal Income Tax Considerations...............................  27
  Accounting Treatment....................................................  28
  Appraisal Rights........................................................  28
DESCRIPTION OF GEOSTRAT SECURITIES........................................  29
  Common Stock............................................................  29
  Preferred Stock.........................................................  29

                               TABLE OF CONTENTS
                                  (Continued)

                                                                            PAGE
                                                                            ----
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................   30
  General.................................................................   30
  Dividends...............................................................   30
  Voting Rights...........................................................   30
  Amendment...............................................................   31
  Redemption/Conversion...................................................   31
  Liquidation.............................................................   31
  Unissued Shares.........................................................   31
BUSINESS AND PROPERTIES OF THE COMPANY....................................   32
  General.................................................................   32
  Business Strategy.......................................................   32
  Bank Indebtedness.......................................................   33
  Administrative Claims...................................................   34
  NFG Litigation..........................................................   35
  Fresh Start Reporting...................................................   38
  Reorganization Proceeding...............................................   39
  Properties..............................................................   41
  Competition, Markets and Other External Factors.........................   44
  Regulation..............................................................   45
  Employees...............................................................   46
  Legal Proceedings.......................................................   46
MARKET PRICE INFORMATION..................................................   47
SELECTED CONSOLIDATED FINANCIAL INFORMATION...............................   49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   50
  Six Months Ended June 30, 1996 and 1995.................................   50
  Results of Operations...................................................   50
FINANCIAL CONDITION.......................................................   52
LIQUIDITY AND CAPITAL RESOURCES...........................................   53
  Years Ended December 31, 1995 and 1994..................................   54
PROPOSALS 2 AND (a)--ELECTION OF DIRECTORS................................   60
EXECUTIVE OFFICERS........................................................   62
EMPLOYMENT AGREEMENTS.....................................................   62
EXECUTIVE COMPENSATION....................................................   63
  Summary Compensation Table..............................................   63
  Compensation Committee Interlocks and Insider Participation.............   63
  Report On Executive Compensation........................................   63
  Stock Based Compensation................................................   65
CERTAIN STOCK OWNED BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT..............   65
PROPOSAL (b)--GEOSTRAT 1996 FLEXIBLE INCENTIVE PLAN.......................   66
  General.................................................................   66
  Available Shares........................................................   67
  Persons Eligible to Participate.........................................   67
  Administration..........................................................   67
  Types of Awards.........................................................   67

                             TABLE OF CONTENTS

                                (Continued)

                                                                            PAGE
                                                                            ----
  Payment for Awards.......................................................   69
  Amendment and Termination................................................   69
OTHER MATTERS..............................................................   71
INDEPENDENT ACCOUNTANTS....................................................   72
STOCKHOLDER'S PROPOSALS....................................................   72
LEGAL MATTERS..............................................................   72
EXPERTS....................................................................   72
INDEX TO FINANCIAL STATEMENTS..............................................  F-1
APPENDIX A: AGREEMENT OF MERGER............................................  A-1
APPENDIX B: CERTIFICATE OF INCORPORATION OF GEOSTRAT RESOURCES, INC........  B-1
APPENDIX C: BYLAWS OF GEOSTRAT RESOURCES, INC..............................  C-1
APPENDIX D: OPINION OF FINANCIAL ADVISOR...................................  D-1
APPENDIX E: SECTION 262 OF DELAWARE GENERAL CORPORATION LAW................  E-1
APPENDIX F: GEOSTRAT 1996 FLEXIBLE INCENTIVE PLAN.......................... FF-1

                                    SUMMARY

  The following is a brief summary of certain information contained in this Proxy Statement/ Prospectus and the Appendices hereto. This summary is necessarily incomplete and is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, contained in this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read carefully all of such material. When referring to matters expected to occur after the Merger is effected, the "Company" refers to GeoStrat. Unless otherwise defined herein, capitalized terms used in this Proxy Statement/Prospectus have the meanings ascribed to them in this summary.

DATE, TIME AND PLACE OF MEETINGS

  A special meeting of the stockholders of TGX Corporation, a Delaware corporation ("TGX" or the "Company"), will be held on Monday, October 15, 1996 at 10:00 a.m. local time at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas (the "Meeting"). See "The Meeting."

  A special meeting (the "GeoStrat Special Meeting") of the stockholders of GeoStrat Resources, Inc., a Delaware corporation ("GeoStrat"), will be held as soon, if ever, as the Merger, described below, is effected at the same place as the Meeting.

RECORD DATE

  Holders of record of the common stock, par value $.01 per share (the "Common Stock"), the Series A Preferred Stock, par value $1.00 per share (the "Senior Preferred Stock"), and the Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Old Preferred Stock" and together with the Senior Preferred Stock, the "Preferred Stock") of TGX, on September 2, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. See "The Meeting."

  If the Merger is effected, holders of Senior Preferred Stock will become holders of GeoStrat Common Stock, $.01 par value (the "New Common Stock" or the "GeoStrat Common Stock"). Only holders of Senior Preferred Stock on the Record Date who receive New Common Stock will be entitled to vote at the GeoStrat Special Meeting.

MATTERS TO BE CONSIDERED AT MEETING

  Merger. Holders of the Common Stock and the Preferred Stock will be asked at the Meeting to adopt the Agreement of Merger (the "Merger Agreement") between the Company and GeoStrat, a wholly-owned subsidiary of the Company, pursuant to which TGX will merge (the "Merger") with and into GeoStrat, and GeoStrat will continue the business of TGX under the name "GeoStrat Resources, Inc." See "The Merger."

  Election of Directors. At the Meeting, holders of the Common Stock and the Preferred Stock will be asked to elect Larry H. Carpenter, David H. Scheiber and Jeffrey E. Susskind (the "Nominees") to the board of directors of the Company. See "Proposals 2 and (a)--Election of Directors."

  At the GeoStrat Special Meeting, the holders of New Common Stock will be asked to elect the Nominees to be the board of directors of GeoStrat. See "Proposals 2 and (a)--Election of Directors."

  Unless the context otherwise requires, as used herein, the term "the Board" or "the Board of Directors" means the TGX Board until the Merger is effected, and the GeoStrat Board thereafter.

  Flexible Incentive Plan. At the GeoStrat Special Meeting, holders of New Common Stock will also be asked to approve the GeoStrat 1996 Flexible Incentive Plan (the "Flexible Incentive Plan") adopted by the Board, to be effective upon consummation of the Merger if the Merger Agreement is adopted. The purpose of the Flexible Incentive Plan is to enable GeoStrat to attract, motivate and retain highly qualified officers, employees, directors and consultants by permitting GeoStrat to make awards recognizing the creation of long-term value for the stockholders of GeoStrat. To accomplish this purpose, the Flexible Incentive Plan provides that eligible persons may be granted stock options, stock appreciation rights, restricted stock, performance awards, performance stock, dividend equivalent rights or any combination thereof. The aggregate number of shares of GeoStrat Common Stock that may be issued (or with respect to which awards may be granted) under the Flexible Incentive Plan may not exceed 450,000 shares. See "Proposal (b)--GeoStrat 1996 Flexible Incentive Plan."

RISK FACTORS

  When evaluating the Merger Agreement, stockholders should be aware of certain risk factors relating thereto. Such risk factors include those associated with the existing operations and assets of TGX, which following the consummation of the Merger will be continued by GeoStrat, and the lack of assurances as to a market for the New Common Stock, or the market price of the New Common Stock. See "Risk Factors."

VOTE REQUIRED

  Holders of the Senior Preferred Stock are entitled to cast 54.971 votes per share, and holders of the Old Preferred Stock and Common Stock are entitled to cast one vote per share with respect to adoption of the Merger Agreement and the election of the TGX directors. The Merger Agreement will be adopted by the stockholders if a majority of the votes of holders of the outstanding Common Stock and Preferred Stock voting together as one class are voted for such adoption. With respect to the five directors of TGX to be elected by the holders of the Common Stock and the Preferred Stock and the five directors of GeoStrat to be elected by holders of New Common Stock (the previous holders of Senior Preferred Stock of TGX) if the Merger is effected, the nominees who receive a plurality of the votes cast by such holders will be elected.

  Approval of the Flexible Incentive Plan (the "Plan") requires the affirmative vote of a majority of the votes cast by the holders of shares of New Common Stock (the previous holders of Senior Preferred Stock) voting in person or by proxy and entitled to be voted thereon at the GeoStrat Special Meeting. However, the Plan will not be implemented if the Merger is not approved. Therefore, a vote against the Merger may be, in effect, a vote against the Plan.

  Broker nonvotes and abstentions will have the same effect as a vote AGAINST adoption of the Merger Agreement. Because the election of directors and approval of the Plan require a plurality and a majority, respectively, of the votes cast by stockholders present in person or by proxy, broker nonvotes will not affect the outcome of the election of directors or the approval of the Plan. Abstentions, while not affecting the election of directors which requires only a plurality of the votes cast by stockholders present in person or by proxy, will have the same effect as a vote against approval of the Plan, which require a majority of the votes cast by stockholders present in person or by proxy. See "The Meeting -Quorum; Vote Required."

  As of the Record Date, the directors and executive officers of TGX and their affiliates, as a group, had the power to vote approximately 2,042,796 shares of the Senior Preferred Stock, representing 112,295,073 votes, which is approximately 22.1% of the votes that may be cast by the holders of all of the outstanding securities of TGX as of the Record Date and 23.2% of the GeoStrat votes that may be cast by the holders of GeoStrat Common Stock resulting from the Merger as of the Record Date.

RECOMMENDATION OF BOARD

  The Board has determined that the terms of the proposed Merger are fair to the common shareholders of TGX since, as described below, in the opinion of American Appraisal Associates, Inc. ("American Appraisal"), the independent appraisal and valuation firm which was retained by the Board to review the fairness of the transaction to the Senior Preferred stockholders and to determine the current value of the common shares, such common shareholders are receiving the current fair market value of their common shares. In addition, in view of the Board's reasonable estimate of the value of the Company, and the large preference amount which must be paid to the Senior Preferred stockholders, together with the large preferred dividends which are accruing each year, the Board believes that it is extremely unlikely that the TGX common shareholders will ever obtain any value for such common shares.

  THE BOARD, THEREFORE, RECOMMENDS THAT THE HOLDERS OF THE PREFERRED STOCK AND THE COMMON STOCK VOTE "FOR" THE NOMINEES TO THE BOARD. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE FLEXIBLE INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE FLEXIBLE INCENTIVE PLAN. See "Proposal 1--The Merger -- Recommendation of Board"; "Proposal (b)--GeoStrat 1996 Flexible Incentive Plan". Messrs. Carpenter, Susskind and Scheiber, members of the Board, together hold 22.9% of the outstanding shares of Senior Preferred Stock and have indicated their intention to vote FOR each of the matters being brought before the Meeting and the GeoStrat Special Meeting.

THE COMPANIES

  TGX. TGX is a domestic independent energy company engaged in oil and gas exploration and production and also in intrastate natural gas gathering and treating. At June 30, 1996 TGX had approximately 14 employees. The executive offices of TGX are located at 222 Pennbright, Suite 200, Houston, Texas 77090 and its telephone number is (713) 872-0500. See "Business and Properties of the Company."

  GeoStrat. GeoStrat has been incorporated as a Delaware corporation and wholly-owned subsidiary of TGX to accomplish the Merger. Following consummation of the Merger, GeoStrat will conduct the operations of TGX as the surviving corporation. GeoStrat's executive offices are located at 222 Pennbright, Suite 200, Houston, Texas 77090 and its telephone number is (713) 872-0500.

REASONS FOR MERGER

  The Board believes that the proposed Merger will help to position the Company
(1) to meet the economic and industry demands presently being placed on TGX as a result of the need to have significantly greater capital than TGX presently has access to in order to drill exploratory and development wells, to acquire leasehold interests, and to operate producing wells and oil and gas fields; (2) to create the flexibility and liquidity required for the future stability and growth of TGX by permitting GeoStrat to seek additional equity financing through the possible sale of common shares without the hindrance of a significant and substantial preferred stock preference and dividend having priority to the common shares. GeoStrat can, of course, make no prediction or assurances whether or not it, in fact, will be able to sell such additional shares of common stock or, whether or not, if a sale is made, such sale will significantly enhance GeoStrat's stability and growth; (3) to advance the strategic objectives of TGX by allowing GeoStrat to raise additional capital and, therefore, to increase its acquisition of leasehold interests and its participation in drilling exploratory and development wells; and (4) to enhance senior preferred stockholders' value by providing a more readily available public market as well as by providing the opportunity to seek additional capital and, thereby, to potentially grow GeoStrat's ability to conduct further oil and gas exploration and development. See "Proposal 1--The Merger-- Background and Reasons for The Merger."

OPINION OF APPRAISAL AND VALUATION FIRM

  American Appraisal is acting as a financial adviser to TGX in connection with the Merger and has rendered an opinion to TGX's Board of Directors that the consideration to be received by the TGX stockholders is fair, from a financial point of view. American Appraisal has received a retainer fee and, upon completion of the Merger, American Appraisal will receive certain fees for its role as financial adviser to TGX in this transaction. The full text of the opinion of American Appraisal is set forth as Appendix "D" to this Proxy Statement/Prospectus. See "The Merger--Opinion of Appraisal and Valuation Firm."

LIMITATIONS ON OPINION OF APPRAISAL AND VALUATION FIRM

  In reviewing the opinion of American Appraisal, the Company's stockholders should be alerted to the fact that American Appraisal, in rendering its opinion, reviewed certain financial information concerning the Company and certain internal financial and other information with respect to the business, operations, and prospects of the Company. In addition, American Appraisal: (a) reviewed the reported price and trading activities for the Company's common stock and senior preferred stock; (b) compared certain financial and stock market information for the Company with similar information for certain selected companies whose securities are publicly traded; (c) reviewed the terms of the Merger Agreement and the financial terms of the transaction; and (d) performed such other studies and analyses, and considered such other factors, as they deemed appropriate for the purposes of rendering its opinion. For further information see "The Merger--Opinion of Appraisal and Valuation Firm." American Appraisal confirmed its opinion within five days of the mailing of this Proxy Statement/Prospectus. American Appraisal will further confirm its opinion within five days of the Meeting.

APPRAISAL RIGHTS

  Under the Delaware General Corporation Law, a holder of shares of the Preferred Stock will have the right to demand appraisal of the fair value of such shares by the Delaware Court of Chancery and payment therefor in accordance with such determination. Each holder electing to demand appraisal rights must deliver or cause to be delivered a written demand for appraisal of such holder's shares before the taking of the vote on the Merger and must comply with the other requirements of Section 262 of the Delaware General Corporation Law, the full text of which is attached to this Proxy Statement/Prospectus as Appendix "E". A holder's vote for adoption of the Merger Agreement or delivery of a proxy in connection with the Meeting (unless the proxy specifies a vote against or expressly abstains from the vote on adoption of the Merger Agreement) will constitute a withdrawal of such holder's demand for appraisal. A deviation from the detailed requirements of Section 262 may result in a forfeiture of appraisal rights.

  Holders of Common Stock do not have the right to demand appraisal rights as Delaware law does not provide for such rights when shares are held of record by more than 2,000 stockholders. On June 30, 1996, the Common Stock was held by approximately 4,000 stockholders of record.

  See "Proposal 1--The Merger--Appraisal Rights".

TAX CONSIDERATIONS

  The Merger is expected to be a tax-free reorganization for Federal income tax purposes, so that no gain or loss will be recognized by holders of TGX Preferred Stock on the exchange of such stock for GeoStrat Common Stock, except to the extent that such shareholders receive cash upon exercise of appraisal or dissenters' rights or for fractional shares. The Merger Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. Shareholders of TGX are urged to consult their own tax advisors regarding the tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Considerations".

SURRENDER OF CERTIFICATES

  American Stock Transfer & Trust Company will act as Exchange Agent for the exchange of GeoStrat stock certificates for TGX stock certificates. Upon the effectiveness of the Merger, TGX Senior Preferred Stockholders will receive instructions for exchanging certificates.

PRO-FORMA INFORMATION

  The following table provides information concerning the book value and income
(loss) per share of TGX Corporation and the pro-forma combined book value and income (loss) per share after giving effect to the Merger.

                                                               DECEMBER 31,
                                          JUNE 30, 1996            1995
                                         ----------------    ----------------
                                                     PRO                 PRO
                                         HISTORICAL FORMA    HISTORICAL FORMA
                                         ---------- -----    ---------- -----
Book value per share...................    $(2.47)  $2.12(1)   $(2.24)  $1.36(1)
Cash dividends per share...............        --      --          --      --
Income (loss) per share from continuing
 operations............................     (0.24)  $0.78(1)    $(.68)   0.04(1)

- --------

(1) Applies to GeoStrat Resources, Inc.

                             SUMMARY FINANCIAL DATA

                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                TGX CORPORATION

                               SIX MONTHS ENDED
                                   JUNE 30,         YEAR ENDED DECEMBER 31,
                               ------------------  ----------------------------
                                 1996      1995      1995      1994      1993
                               --------  --------  --------  --------  --------
                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues(1)(2).............  $  6,446  $  2,099  $  4,597  $  6,498  $ 10,997
  Gross profit...............     1,244       673     1,706     2,030     5,795
  Net loss applicable to
   common stock(1)(2)........    (5,961)   (8,925)  (17,065)  (10,769)  (26,951)
  Net loss per share of
   common stock..............     (0.24)    (0.35)    (0.68)    (0.42)    (1.06)
  Average common shares
   outstanding...............    24,956    25,254    25,105    25,314    25,314
  Capital expenditures.......       420       178     1,128        27       394
BALANCE SHEET DATA:
  Working capital (deficit)..  $  1,260  $ (1,981) $ (1,771) $ (1,482) $ (9,209)
  Property and equipment,
   net.......................     7,364     7,064     7,411     7,257     9,404
  Total assets...............    11,772     9,308     9,791    10,676    30,065
  Long-term debt.............        --       200       500     1,150        --
  Redeemable Senior Preferred
   Stock.....................    70,996    53,569    61,737    44,602    30,013
  Stockholders' equity
   (deficit).................   (61,626)  (47,795)  (55,799)  (39,004)  (28,505)
COMMON STOCK:
  Shares outstanding at end
   of period.................    24,956    24,956    24,956    25,314    25,314

                            GEOSTRAT RESOURCES, INC.

                                  PRO-FORMA(3)

                                (UNAUDITED)

                               SIX MONTHS
                                  ENDED        YEAR ENDED        YEAR ENDED
                              JUNE 30, 1996 DECEMBER 31, 1995 DECEMBER 31, 1994
                              ------------- ----------------- -----------------
STATEMENT OF OPERATIONS DATA
  Revenues...................    $ 6,446         $ 4,597           $ 6,498
  Gross profit...............      1,244           1,706             2,030
  Net income (loss) before
   extraordinary gain........      3,431             195            (1,000)
  Per share of common stock
   amounts...................       0.78            0.04             (0.23)
  Average common shares
   outstanding...............      4,415           4,368             4,365
  Capital expenditures.......        420           1,128                27
BALANCE SHEET DATA:
  Working capital (deficit)..    $ 1,260         $(1,771)          $(1,482)
  Property and equipment,
   net.......................      7,364           7,411             7,257
  Total assets...............     11,772           9,791            10,676
  Long-term debt.............         --             500             1,150
  Stockholders' equity.......      9,370           5,938             5,598
COMMON STOCK:
  Shares outstanding at end
   of period.................      4,394           4,426             4,365

- --------

(1) Six months ended June 30, 1996 revenues includes $3.5 million of net litigation settlement proceeds. (See Note 14). Effective December 1, 1993 TGX sold substantially all of its New York and Ohio properties to Belden & Blake Corporation for $16.2 million and recorded in 1993 a provision for loss on sale of assets of $12,415,000.

(2) See Notes 1, 3 and 14 of TGX's Notes to Consolidated Financial Statements.

(3) Gives pro forma effect to the Merger for the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1996 assuming the Merger had been consummated at the beginning of each of such periods. See "Unaudited Pro Forma Summary Condensed Combined Financial Information."

                                 RISK FACTORS

  Stockholders should carefully examine the entire Proxy Statement/Prospectus and should give particular attention to the following risk factors.

VOLATILITY OF OIL, GAS AND NATURAL GAS LIQUID PRICES

  The Company's revenues, profitability, cash flow, future growth and the carrying value of its oil and gas properties are affected by changes in oil, gas and natural gas liquid ("NGL") prices. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon such prices. Prices for oil, gas and NGLs are subject to large fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. In recent years, the natural gas industry has experienced the adverse effects of domestic recessions, increased conservation measures and mild winter weather. These events have generally led to lower demand and a corresponding precipitous decrease in natural gas prices. Although the current NYMEX natural gas contract price for the delivery month of June 1996 is $2.36/MMBTU as compared to $1.75/MMBTU for the same period in 1995, this increase is primarily the result of an unusually cold winter in 1995-1996 and the corresponding decline in gas storage inventories. There can be no assurance that current favorable prices will continue. Moreover, the NYMEX natural gas futures price is only an indicator of price trends and may not be indicative of prices ultimately realized at the wellhead. As of June 30, 1996, the per barrel posted price for West Texas Intermediate oil production ("WTI"), the benchmark for domestic oil prices, was $19.50 compared to $15.75 for the same date in 1995. Though oil prices are currently higher than the prior year, the price continues to fluctuate significantly. Decreases in the prices of oil, gas and NGLs have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves, borrowing capacity, revenues, profitability and cash flow. Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and to budget for and project the return on development and exploitation projects. In addition, unusually volatile prices often cause disruption in the market for oil and gas producing properties as buyers and sellers have difficulty agreeing on the value of properties.

ESTIMATES OF OIL AND GAS RESERVES

  This Proxy Statement/Prospectus contains estimates of proved oil and gas reserves and the future net cash flows attributable to those reserves prepared by independent petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and cash flows attributable to such reserves, including factors beyond the control of the Company and their engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions set forth herein. In addition, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

ACQUISITION AND DEVELOPMENT OF RESERVES

  The Company's future success depends upon its ability to find, develop and acquire additional crude oil and natural gas reserves that are economically recoverable. Many of the Company's properties are characterized by a high initial production rate, followed by a steep decline in production. As a result, the Company must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. This process is capital intensive and, for the Company to maintain its asset base of oil and gas reserves, the Company must reinvest a significant amount of cash flow from operations in property acquisitions and development and exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, the Company's oil and gas reserves would decline. The Company is also subject to the risks inherent in acquiring or developing economically recoverable oil and gas reserves, including the need to invest a significant amount of cash flow in the identification and acquisition of properties, the drilling and completing of wells and the conduct of development operations. Except to the extent that the Company acquires additional recoverable reserves or conducts successful exploration and development programs, the proved reserves of the Company will decline over time as they are produced. There can be no assurance that the Company will be able to increase or replace reserves through acquisitions, exploration and development at an acceptable cost. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, there can be no assurance that the Company's exploration and development activities will result in any increases in reserves. The Company's operations may be curtailed, delayed or cancelled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Moreover, the costs of exploration and development may materially exceed initial estimates.

FUTURE CAPITAL NEEDS

  The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves and the acquisition and development of gas processing and gas gathering facilities. The Company may seek out joint venture partners to spread the risk and costs of such acquisitions and development, use bank and institutional debt financing to fund a portion of the costs of the facilities or properties or raise additional capital through the sale of debt or equity securities. No assurance can be made that joint venture partners or debt financing will be available to fund the Company's acquisition or development of additional facilities or properties or that the Company could obtain debt financing or equity capital on terms that the Company would consider reasonable or, in the case of a sale of equity securities, on terms that would not be dilutive to existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OPERATING HAZARDS AND UNINSURED RISKS

  The Company's operations are subject to the risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of crude oil, natural gas or well fluids, product spills, leaks, fires, pollution and other environmental risks. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. The Company is not fully insured against all risks incident to its business, and the occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and results of operations.

COMPETITION AND MARKETING

  The oil and natural gas industry is highly competitive both in the search for and acquisition of oil and natural gas reserves and in the refining, processing and marketing of petroleum products. Competitors include the major and independent crude oil and natural gas companies, individual producers and operators and major pipeline companies. Other sources of energy, such as coal and nuclear power, also provide competition, and crude oil and natural gas are subject to substantial competition from foreign sources. The availability of a ready market, as well as the price received for natural gas produced and sold by the Company, depends upon numerous factors beyond its control, including the proximity of producing natural gas properties to pipelines, the capacity of such pipelines, fluctuations in seasonal or overall demand, domestic deliverability, government regulations, and competition from alternative forms of energy. A trend has emerged recently among major natural gas marketing companies toward consolidations and mergers, both among themselves and in the form of strategic alliances with large producers or end-users. These consolidations have tended to place control of both the supply and the market in hands of a few industry participants. While specific ramifications of this trend are difficult to predict, it will likely have an impact on the way natural gas is bought and sold in the future and this impact could be potentially more significant to the smaller independent producers such as the Company.

ENVIRONMENTAL AND OTHER REGULATION

  The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, and on the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations, but the Company's operations could nevertheless result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. The Company could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains insurance coverage for its operations, including coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time is or will be available at a reasonable cost. Moreover, the Company does not believe that insurance coverage against the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, the Company may be subject to liability against which it cannot fully insure, but which could have a material adverse effect on the Company. Oil and gas operations are subject to extensive governmental regulation, which may be changed from time to time in response to economic or political conditions. The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new or the modification of existing environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company. See "Business and Properties of the Company--Regulation."

FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Stockholders are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, statements about the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, the Company's attempts to reduce overhead and eliminate non-core assets, environmental concerns affecting the drilling of oil and natural gas wells, the effect of the Merger if consummated and general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and there can therefore be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove accurate. Because of the significant uncertainties inherent in the forward-looking statements contained in this Proxy Statement/Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

PRINCIPAL STOCKHOLDERS

  Messrs. Carpenter, Susskind and Scheiber, together with The AIF-Lion Group, own directly and indirectly in the aggregate 43.5% of the Senior Preferred Stock and upon consummation of the Merger will own 43.5% of the New Common Stock. Accordingly, upon consummation of the Merger, these principal stockholders will be able to exercise substantial influence over the election of the directors of GeoStrat and the management, operations and affairs of GeoStrat, including the ability to exercise substantial influence to prevent or cause a change in control of GeoStrat. These principal stockholders do not, however, constitute a "group" under Rule 13d of the Exchange Act and have not acted, nor have they indicated any intent to act, together in the voting of such shares. Messrs. Carpenter, Susskind and Scheiber have indicated they intend to vote FOR the Merger. See "Certain Stock Owned by Principal Stockholders and Management."

FINANCIAL REORGANIZATION

  The Company has undergone a financial reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code and, although the Company believes that consummation of the Merger will have a significantly beneficial impact upon the finances of the Company, there can be no assurance that the Company will not be compelled to reorganize under the protection of the United States Bankruptcy Code in the future.

ABSENCE OF PUBLIC MARKET

  The TGX Senior Preferred Stock is not listed on any exchange or Nasdaq and has traded only infrequently and, in recent years, the TGX Common Stock has traded sporadically. GeoStrat has been incorporated to accomplish the Merger, and there has therefore been no established public market for the New Common Stock, nor can there be any assurance that an active trading market for the New Common Stock will develop or be sustained. Accordingly, it is not unlikely that an investment in the New Common Stock will be illiquid. To the extent an active trading market develops, the market price of the New Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of GeoStrat's business strategy, general trends in the oil and gas industry, competition, changes in federal regulations affecting GeoStrat or the oil and gas industry and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price, if any, of the New Common Stock.

NO ANTICIPATED DIVIDENDS

  The Company, and, upon consummation of the Merger, GeoStrat, expects to retain cash generated from future operations to support its cash needs and does not anticipate the payment of any dividends on the Common Stock or the New Common Stock for the foreseeable future. In addition, dividends or distributions by TGX and GeoStrat may be restricted by currently existing credit facilities or future bank and institutional debt financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Upon consummation of the Merger, holders of the Senior Preferred Stock will forfeit all accrued but unpaid dividends and upon conversion of the Senior Preferred Stock into the New Common Stock such holders will lose all dividend and liquidation preferences. See "Proposal 1--The Merger--The Merger Agreement" below.

PREFERRED STOCK

  The Board has, and the board of directors of GeoStrat will have, the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without shareholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and possibly voting rights. Neither the Company nor GeoStrat have any present plans to issue any preferred stock. See "Description of GeoStrat Securities."

                                 THE MEETINGS

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES; DATE AND PLACE OF MEETINGS

  This Proxy Statement/Prospectus is being furnished to the holders of the Common Stock and Preferred Stock in connection with the solicitation of proxies by and on behalf of the boards of directors of TGX and GeoStrat for use at a special meeting of TGX stockholders to be held at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas on October 15, 1996, 10:00 a.m. local time and the GeoStrat Special Meeting to be held immediately following the effectiveness, if ever, of the Merger. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of TGX in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive any compensation in addition to their regular salary, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries, all of whom will be reimbursed for reasonable expenses incurred in connection therewith.

  All shares of Common Stock and Preferred Stock that are represented at the Meeting by duly executed proxies will be voted in accordance with the instructions indicated thereon. If the Merger is effected, proxies executed by GeoStrat Common Stockholders (currently holders of TGX Senior Preferred Stock) will be voted in accordance with the instructions indicated thereon. If a duly executed TGX proxy is submitted and no voting instructions are indicated thereon, such proxy will be voted "FOR" adoption of the Merger Agreement, and "FOR" the election of the Nominees as directors of TGX. A duly executed GeoStrat proxy which is submitted with no voting instructions will be voted "FOR" the election of the Nominees as directors of GeoStrat. "FOR" approval of the GeoStrat Flexible Incentive Plan.

  The Board knows of no other matter to be presented at the Meeting, but if any other matter is properly presented for consideration at the Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

  A holder of Common Stock or Preferred Stock may revoke a previously submitted proxy at any time before its exercise at the applicable Meeting or GeoStrat Special Meeting by (i) filing with the corporate secretary at or before the Meeting or the GeoStrat Special Meeting a written revocation bearing a later date or a duly executed later-dated proxy relating to the same shares or (ii) attending the Meeting or GeoStrat Special Meeting and voting in person. Attendance at the Meeting or GeoStrat Special Meeting will not in and of itself constitute a revocation of a proxy. Any written revocation or later-dated proxy should be delivered at the Meeting or GeoStrat Special Meeting to the corporate secretary of TGX or before the Meeting or GeoStrat Special Meeting to TGX at 222 Pennbright, Suite 200, Houston, Texas 77090, Attention:
Corporate Secretary.

  SENIOR PREFERRED STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN BOTH THE TGX PROXY AND THE GEOSTRAT PROXY.

  Stockholders are requested to mark, date and sign the enclosed proxies and return it promptly to TGX in the enclosed stamped, pre-addressed envelope. Stockholders may vote in person at the Meeting or GeoStrat Special Meeting or GeoStrat Special Meeting even if they have previously mailed a proxy. STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

PURPOSES OF MEETING

  At the Meeting, the stockholders of TGX will consider and vote upon proposals to adopt the Merger Agreement and to elect the TGX directors. At the GeoStrat Special Meeting, the GeoStrat common stockholders will consider and vote upon proposals to elect directors and to approve the GeoStrat Flexible Incentive Plan. At each of the Meeting or the GeoStrat Special Meeting, the Company or GeoStrat will be authorized to transact such other business as may properly come before the Meeting or GeoStrat Special Meeting or any adjournments or postponements thereof.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

  The Board has fixed September 2, 1996 as the record date (the "Record Date") for the determination of the stockholders of TGX and GeoStrat entitled to notice of and to vote at the Meeting or the GeoStrat Special Meeting. Only holders of record of Common Stock and Preferred Stock will be entitled to notice of and to vote at the Meeting. The holders of the Senior Preferred Stock are entitled to vote with the holders of the Old Preferred Stock and Common Stock as a single class on any matter with respect to which such holders are entitled to vote at the Meeting.

  In accordance with the Amended Plan of Reorganization of TGX (see "Business and Properties of the Company--Reorganization Proceeding") and the Amended and Restated Certificate of Incorporation of TGX (the "TGX Certificate"), each share of Old Preferred Stock and Common Stock is entitled to cast one vote per share, exercisable in person or by properly executed proxy, with such votes in the aggregate to constitute five percent of the total number of votes that may be cast with respect to any matter on which the Common Stock, the Old Preferred Stock and the Senior Preferred Stock are entitled to vote; the holders of the Senior Preferred Stock are entitled to cast the remaining ninety-five percent of the votes that may be cast at the Meeting. As of the Record Date, there were 24,955,807 shares of Common Stock and 471,500 shares of Old Preferred Stock outstanding and entitled to notice of and to vote at the Meeting, and the holders thereof are entitled to cast a total of 25,427,307 votes, in person or by proxy, at the Meeting.

  The number of votes to which each share of the Senior Preferred Stock is entitled to cast at the Meeting is calculated on the basis that the holders of Common Stock and Old Preferred Stock are entitled to cast five percent of the total vote, and the holders of the Senior Preferred Stock are entitled to cast ninety-five percent of the total vote. Thus, because each share of Common Stock and Old Preferred Stock is entitled to one vote, five percent of the total votes to be cast is equal to the number of shares of Common Stock and Old Preferred Stock entitled to vote or .05x = 25,427,307, where x = the total votes to be cast. The total number of votes entitled to be cast by the holders of the Senior Preferred Stock, Old Preferred Stock and Common Stock therefore equals 508,546,140. The shares of Senior Preferred Stock are entitled to cast ninety-five percent of the total votes to be cast or .95 of 508,546,140. Thus, the shares of the Senior Preferred Stock are entitled to cast 483,118,833 votes with respect to matters to be addressed at the Meeting. As of the Record Date, there were 8,788,571 shares of Senior Preferred Stock outstanding and entitled to notice of and vote at the Meeting. Each record holder of a share of Senior Preferred Stock is therefore entitled to cast 54.971 votes per share (rounded in accordance with the terms stated in the TGX Certificate), and each record holder of a share of Old Preferred Stock and Common Stock is entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to the election of directors, on the proposals to adopt the Merger Agreement.

  If the Merger is approved, holders of TGX Senior Preferred Stock will become holders of New Common Stock. Only holders of New Common Stock will be entitled to vote for the members of the GeoStrat board of directors, and to approve the GeoStrat Flexible Incentive Plan and the GeoStrat Nonemployee Director Plan and on each other matter properly submitted to a vote of the stockholders at the GeoStrat Special Meeting.

  As of the Record Date, directors and executive officers of TGX and their affiliates had the power to vote approximately 2,042,796 shares of Senior Preferred Stock and, therefore, to cast a total of 112,295,073 votes, or approximately 23.2% of the outstanding shares of Senior Preferred Stock and 22.1% of the total TGX votes eligible to be cast at the Meeting and 23.2% of the GeoStrat votes eligible to be cast at the GeoStrat Special Meeting.

  After the Merger is effective, if ever, holders of GeoStrat Common Stock, determined as of the Record Date, will be entitled to vote on those matters coming before the GeoStrat Special Meeting. Assuming effectiveness of the Merger, as of the Record Date, 4,394,285 shares of GeoStrat Common Stock would be outstanding and eligible to vote at the GeoStrat Special Meeting.

QUORUM; VOTE REQUIRED

  The presence at the Meeting, in person or by properly executed proxy, of holders of record of one-third of the shares of the Preferred Stock and Common Stock outstanding as of the Record Date will constitute a quorum for the transaction of business at the Meeting. The presence at the GeoStrat Special Meeting, in person or by properly executed proxy, of holders of record of a majority of the shares of GeoStrat Common Stock outstanding as of the Record Date will constitute a quorum for the transaction of business at the GeoStrat Special Meeting.

  Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy that are not being voted with respect to a particular matter (the "Nonvoted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Nonvoted Shares. Approval of each matter specified in the notice of the meeting (other than the proposal to adopt the Merger Agreement) requires the affirmative vote of a majority, or in the case of election of directors a plurality, of the votes entitled to be cast by the holders of shares of Common Stock and Preferred Stock for TGX matters and New Common Stock for GeoStrat matters present in person or by proxy and entitled to vote on such matter. Accordingly, Nonvoted Shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors. Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the votes which the holders of the outstanding TGX Common Stock and Preferred Stock are entitled to cast. Thus, Nonvoted Shares with respect to the proposal to adopt the Merger Agreement have the legal effect of votes against such proposal. Because the proposal to adopt the Merger Agreement requires a majority of the votes which holders of the outstanding stock are entitled to cast and the proposals to approve the GeoStrat Flexible Incentive Plan require a majority of all votes cast on each proposal by stockholders present in person or by proxy, ABSTENTIONS will have the same effect as a vote AGAINST the matter.

  The principal Senior Preferred Stockholders of the Company, who together with the management of the Company (see "Certain Stock Owned by Principal Stockholders and Management") own in the aggregate 50.5% of the Senior Preferred Stock as of the Record Date and are entitled to cast 47.9% of the votes represented by the outstanding securities of TGX as of the Record Date, have indicated along with management that they intend to vote such shares to elect Larry H. Carpenter, David H. Scheiber and Jeffrey E. Susskind (the "Nominees") to the Board and to vote such shares in favor of the adoption of the Merger Agreement. If the Merger is effected, they have indicated their intent to vote their New Common Stock for the Nominees to be elected to the GeoStrat Board and in favor of approval of the GeoStrat Flexible Incentive Plan.

                            PROPOSAL 1--THE MERGER

THE MERGER AGREEMENT

  The stockholders of TGX are being asked to consider and approve a proposal to adopt the Merger Agreement attached hereto as Appendix "A" and incorporated herein by reference. The Merger Agreement provides for the merger of TGX with and into GeoStrat, with GeoStrat continuing as the surviving corporation.

  Under the Merger Agreement, each outstanding share of Senior Preferred Stock will be automatically converted into and become a right to receive one-half share of New Common Stock, all rights with respect to accrued but unpaid dividends will automatically cease and dividends will cease to accrue with respect to shares of Senior Preferred Stock. Each share of Old Preferred Stock and Common Stock will automatically be cancelled upon consummation of the Merger. To the extent holders of the outstanding Old Preferred Stock and Common Stock exercise appraisal rights with respect to their shares pursuant to the Delaware General Corporation Law, such shares will continue to be subject to such rights, but will not be deemed to be outstanding.

  If the Merger Agreement is adopted by the stockholders and no action restraining or prohibiting the Merger has been threatened, asserted or instituted, TGX anticipates that the Merger will become effective following the filing of a certificate of merger with the Secretary of State of Delaware. The time of such effectiveness is referred to herein as the "Effective Time." Such filing will be made as promptly as practicable after the Meeting. No state or federal regulatory approvals are required in connection with the consummation of the Merger.

BACKGROUND AND REASONS FOR THE MERGER

  TGX was organized in 1980, and TGX and/or its predecessors have been in the oil and gas business since the early 1970's. In 1974, Paragon Resources, Inc., a predecessor of TGX, and Iroquois Gas Corporation, a predecessor of National Fuel Gas Distribution Corporation, executed a contract (the "NFG Contract") for the sale and purchase of natural gas. In 1983, a decision of the New York Public Service Commission, under whose jurisdiction the intrastate purchases of National Fuel Gas Distribution Corporation ("NFG") fell, disapproved contracts including pricing terms such as the one contained in the NFG Contract. A dispute arose between TGX and NFG regarding the validity of the NFG Contract and the price to be paid pursuant to the NFG contract, and litigation between NFG and TGX (the "NFG Litigation") was commenced in November 1984 to determine such validity. See "Business and Properties of the Company--NFG Litigation."

  On February 22, 1990, TGX filed a voluntary petition in the United States Bankruptcy Court for the Western District of Louisiana (the "Bankruptcy Court") for reorganization (the "Reorganization Proceeding") pursuant to Chapter 11 of Title 11 of the United States Bankruptcy Code. During the Reorganization Proceeding a plan of reorganization was negotiated and on January 7, 1992, the Amended Plan of Reorganization (the "Reorganization Plan") was confirmed by the Bankruptcy Court. The Bankruptcy Court's order of substantial consummation of the Reorganization Plan became final and non-appealable on October 2, 1992. Pursuant to the Reorganization Plan, the Company's secured indebtedness was restructured, certain claims were paid in cash and unsecured creditors received shares of Senior Preferred Stock in satisfaction of their claims. See "Business and Properties of the Company-- Reorganization Proceeding."

  The NFG Litigation continued to develop throughout the Reorganization Proceeding, and it was considered possible that a resolution of the NFG Litigation occurring after confirmation and substantial consummation of the Reorganization Plan might result in a payment to the Company sufficient, either in and of itself or together with a portion (but not all) of the Company's assets, to redeem the Senior Preferred Stock to be issued in satisfaction of unsecured claims pursuant to the Reorganization Plan. If the resolution of the NFG Litigation were to result in a payment sufficient to redeem the Senior Preferred Stock, there would remain in the Company some value for those who, before commencement of the Reorganization Proceeding, held equity interests in the Company. Thus, the Reorganization Plan provided that the holders of the Old Preferred Stock and the Common Stock would retain their shares upon consummation of the Reorganization Plan. See "Business and Properties of the Company--Reorganization Proceeding."

  Following substantial confirmation of the Reorganization Plan, the Company was notified in 1993 that certain events of default had occurred and were continuing under its restructured credit facility with the Bank of Montreal ("BMO"). The Company entered into a series of agreements with BMO and Bank One pursuant to which the Company made a required payment to BMO from proceeds of a sale of certain properties and a partial drawdown of a new credit facility negotiated with Bank One, BMO released all of its liens on the Company's properties except with respect to the NFG Litigation and $4,652,000 of the outstanding debt was converted into a non-recourse note secured only by the proceeds of the NFG Litigation. BMO assigned its rights, including the non-recourse note, to a wholly-owned subsidiary, BMO Financial, Inc. ("BMOF"). See "Business and Properties of the Company--Bank Indebtedness."

  The Company also renegotiated certain notes which had been given in satisfaction of certain administrative claims in the Reorganization Proceeding. As a result of the renegotiation, the Company made a cash payment of $455,000, issued 151,518 shares of the Senior Preferred Stock and issued a non-recourse note in the principal amount of $90,000 to be payable out of the Company's share of the proceeds, if any, to be received from the NFG Litigation. See "Business and Properties of the Company -Administrative Claims" and "--Reorganization Proceeding."

  On April 12, 1996, TGX settled the NFG Litigation and received $7.2 million as a settlement payment. In connection with the settlement, the BMOF loan was deemed paid in full and TGX retained approximately $3.5 million after payments to BMOF and other parties having an interest in the settlement.

  Pursuant to the Reorganization Plan, the Senior Preferred Stock is entitled to cumulative dividends and is redeemable in an amount equal to its liquidation preference of $10.00 per share and accrued but unpaid dividends. The Senior Preferred Stock is required to be redeemed out of funds legally available for such redemption on or before January 21, 2002. To the extent TGX is unable to redeem all of the Senior Preferred Stock on or before such date, it is required to redeem as many shares of the Senior Preferred Stock as it has funds legally available for such redemption and to continue such redemption after January 21, 2002 whenever it has funds legally available until all of the Senior Preferred Stock is redeemed. No dividends have been paid to the holders of the Senior Preferred Stock to date, and accrued but unpaid dividends on the Senior Preferred Stock currently total approximately $46,831,000. Together with the liquidation preference with respect to the outstanding 8,788,571 shares of Senior Preferred Stock in the amount of approximately $87,886,000, redemption of the Senior Preferred Stock would require an aggregate payment of approximately $134,717,000.

  Neither the Company's book value, at June 30, 1996 estimated to be approximately $9,370,000, including the proceeds to the Company of the settlement of the NFG Litigation, nor its revenues, considered either singly or together, are sufficient to redeem even a majority of the Senior Preferred Stock in accordance with the terms set forth in the Reorganization Plan. See "Business and Properties of the Company -Properties"; "Selected Financial Data"; "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements. Under these circumstances, neither the Common Stock nor the Old Preferred Stock has any current value and cannot, under any reasonably foreseeable circumstances, be expected to have any value attributed to it in the future, based on the Company's existing and reasonably foreseeable operations.

  The Board has analyzed various alternatives for enhancing stockholder value, meeting the economic and industry demands faced by the Company, creating the flexibility and liquidity that will be required for the future stability and growth of the Company and advancing the Company's strategic objectives. These alternatives included: selling common stock of TGX; merging with one or more companies whereby TGX would receive a premium for its assets, preferably with a company whose securities were publicly traded; conducting a rights offering with its current security holders; obtaining additional debt to be used to conduct operations; and liquidating. The Board did not believe it was possible to sell additional equity securities; did not believe that obtaining debt for the conduct of exploration activities was either viable or the best utilization of the Company's assets; did not believe that a rights offering to its securities holders would be successful or would justify the transactional costs required thereby; did not believe that it could successfully complete a merger which would provide a premium for the Company's Senior Preferred shareholders nor provide any benefit to the Company's common shareholders; and did not believe liquidation would provide the greatest benefit for its Senior Preferred shareholders. To enhance its opportunities as a viable business, the Company must eliminate its obligations with respect to the Senior Preferred Stock and thereby be freed to explore other opportunities for raising capital to conduct and increase the profitability of its operations, but the Company's existing assets and cash flow are not sufficient both to redeem the Senior Preferred Stock, even in part, and to continue the Company's operations. If the Merger is not approved, the Company may be unable to compete successfully in obtaining additional resources needed to continue its operations. AFTER CAREFUL CONSIDERATION AND THE RECEIPT OF THE OPINION OF THE FINANCIAL ADVISOR, THE BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TGX.

RECOMMENDATION OF BOARD

  THE BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF TGX AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. Three members of the Board, Messrs. Carpenter, Scheiber and Susskind, together hold 22.9% of the outstanding Senior Preferred Stock (see "Certain Stock Owned by Principal Stockholders and Management") and will, therefore, be entitled to receive 22.9% of the New Common Stock upon consummation of the Merger if the Merger Agreement is adopted.

OPINION OF APPRAISAL AND VALUATION FIRM

  American Appraisal was engaged by TGX pursuant to an engagement letter dated July 1, 1996 (the "Engagement Letter") to act as its financial adviser in connection with the Merger. In connection with such engagement, TGX requested American Appraisal to render an opinion as to the fairness, from a financial point of view, of the Merger to TGX Stockholders.

  American Appraisal is an internationally recognized firm engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and evaluations for estate, corporate and other purposes. TGX's Board of Directors selected American Appraisal as its financial adviser because of their expertise, reputation and familiarity with the oil and gas industry.

  Pursuant to the terms of the Engagement Letter, American Appraisal was paid a $10,000 retainer and, upon consummation of the Merger, will be entitled to an additional fee from TGX of $10,000 plus out-of-pocket and other expenses. TGX has also agreed to indemnify American Appraisal against certain liabilities, including liabilities under the federal securities laws, and, if the Merger is not consummated, to reimburse American Appraisal for reasonable expenses incurred by them, including reasonable fees and disbursements of their counsel.

  On August 22, 1996, in connection with the valuation of the Merger by TGX's Board of Directors, American Appraisal rendered its oral opinion, subsequently confirmed in writing, that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion, the consideration to be received by the Stockholders of TGX was fair, from a financial point of view.

  The full text of the American Appraisal opinion, which sets forth the assumptions made, general procedures followed, other matters considered, and the limitations on the review undertaken in writing such opinion, is included as Appendix "D" to this Proxy Statement/Prospectus.

  American Appraisal's opinion addresses only the fairness of the terms of the Merger, from a financial point of view, to the Stockholders of TGX and does not constitute a recommendation to any TGX stockholder as to how to vote with respect to the Merger.

  In the course of rendering its opinion, American Appraisal, among other things:


  (i) reviewed and analyzed historical operating and financial information of TGX from (1) Forms 10-K and 10-KSB for TGX for the years ended December 31, 1991 through 1995, Forms 10-QSB for the quarter ended March 31, 1996, and unaudited financial statements for the period ended May 31, 1996, (2) Preliminary Proxy Statement (Schedule 14A), filed July 9, 1996 with the SEC, and (3) certain other publicly available financial and operating information relating to TGX;

  (ii) reviewed and analyzed the historical trading volume and public market prices of the Common Stock, and a private sale of the Senior Preferred Stock;

  (iii) reviewed market capitalizations, price to earnings ratios and other valuation measurements of publicly held companies, whose lines of business were comparable to those of TGX;

  (iv) held discussions with TGX senior management regarding (1) TGX's operating history, financial condition, business outlook and business strategy prior to the Merger and after the Merger as part of GeoStrat's consolidated company; (2) TGX's need to raise capital in order to ensure its ability to continue operating as a going concern and to achieve its long term business goals, (3) TGX's need to recapitalize and eliminate the Senior Preferred redemption liability in order to raise capital and (4) the financial benefits of the Merger to the Senior Preferred Stock shareholders, including the improved liquidity to be gained from the ownership of New Common Stock; and

  (v) performed other financial studies, analyses and investigations and other factors as were deemed necessary and appropriate for purposes of the opinion expressed herein.

  As part of its study, American Appraisal valued the Preferred Stock and Common Stock as of July 31, 1996. This valuation study was comprised of (i) a present value analysis of the future net operating cash flow potential of the Company's current oil and gas reserves, (ii) a study of the market prices of publicly held companies and transaction prices of acquired companies, whose lines of business are comparable to that of TGX and (iii) an analysis of the public market price for TGX's publicly traded Common Stock and the terms of a private sale of Senior Preferred Stock.

 Discounted Net Cash Flow Analysis

  Based on Company management-prepared projections for fiscal years 1996 and 1997 and a discount rate of 15.75%, American Appraisal estimated that the present value of the Company's future net operating cash flow ranged from $10 million to $11 million.

 Net Asset Value Analysis

  The Company's balance sheet was restated to reflect current market value of its assets and liabilities, such estimates provided by American Appraisal and management (the latter provided an estimate of value for the Comite Field Plant Venture and Gathering Systems). Based on this analysis, the net asset value of the Company's Senior Preferred Stock ranged from $10 million to $11 million and the Common Stock and the Old Preferred had no value.

 Liquidation Value Analysis

  American Appraisal restated TGX's balance sheet to reflect liquidation value of assets and liabilities. Discounts were applied to the market values to account for the negative impact on value of assets and liabilities attributed to conditions surrounding the cessation of the Company's business operations and subsequent liquidation of its assets and payment of liabilities. The results of this analysis indicated that the liquidation value of the Senior Preferred Stock ranged from $7 million to $8 million and the Common Stock had no value.

 Comparable Company and Acquisition Study

  For the purpose of comparing operating and financial performance from a valuation point of view, American Appraisal analyzed seven publicly held companies whose lines of business are comparable to those of TGX and five public or private companies whose lines of business were also comparable to TGX but had been acquired or merged with other companies prior to the date hereof. The selected publicly held companies were Agraxas Petroleum Corp., Amerac Energy Corp., Basic Earth Science Systems, Inc., Hallador Petroleum Co., Middle Bay Oil Co., Inc., Midland Resources, Inc. and National Energy Group, Inc. The selected acquired or merged companies were Brock Exploration Corp., Plains Petroleum Co., Red Eagle Resources Corp., Sansum Energy Co., LP and Tide West Oil Co. Based on this analysis, American Appraisal estimated that the total value of the Company's stockholders' equity ranged from $9 million to $10 million and the Common Stock had no value.

 Public Market Price of Common and Preferred Stock

  In the opinion of American Appraisal, the absence of meaningful stock price quotations and trading activity of the Common Stock to a large extent reflected (i) TGX's continued operating losses, (ii) the low probability of any growth in earnings over the long term under the Company's current capital structure and (ii) the extreme improbability of TGX's ability to redeem the Senior Preferred Stock for any value greater than the estimated current net asset value of the Company's total stockholders' equity (such value representing approximately 7% to 8% of the current face value of the Preferred Stock).

  American Appraisal's financial and valuation analysis resulted in the following conclusions that affected the fairness of the Merger to the holders of the Preferred Stock and the market value of the Common Stock:

  (i) Removal of the Senior Preferred Stock redemption liability will ensure the Company's ability to continue to operate as a going concern over the long term and enhance its near and long term growth potential;

  (ii) The redemption value of the Senior Preferred Stock is no greater than the net asset value of the Company, an amount that is currently substantially below the amount of the redemption liability and is not expected to materially change over the long term;

  (iii) The senior preference position of the Senior Preferred Stock will, to a large extent, be matched by the New Common Stock after the Merger.

  (iv) The other TGX Preferred Stock and the Common Stock each has no current market value because of the senior position of the redemption liability and is not expected to have any market value over the long term.

  (v) The New Common Stock will provide greater liquidity to the holders of the Senior Preferred Stock;

  In connection with its review, American Appraisal assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion, without independent verification, and American Appraisal did not assume any responsibility to independently verify any of such information. American Appraisal further relied upon the assurances of the TGX management that such management was not aware of any facts that would make such information inaccurate or misleading in any material respect. American Appraisal also relied upon the information provided by TGX's management concerning the business, operations and strategic benefits and implications of the Merger. American Appraisal assumed that the information concerning the prospects of TGX was reasonably prepared on bases reflecting the best available estimates and judgments of such management as to the likely future financial performance of TGX. American Appraisal expressed no view as to such information or the assumptions on which it was based. American Appraisal did not conduct any physical inspections of the properties or facilities of TGX and did not make or obtain or assume any responsibility for making or obtaining any valuation or appraisals of the assets or liabilities of TGX. American Appraisal's opinion was based upon market, economic and other conditions, as they existed, and could be evaluated as of the date of such opinion. American Appraisal's opinion does not constitute an opinion or imply any conclusion as to the likely trading range for GeoStrat's Common Stock following consummation of the Merger. American Appraisal's opinion also does not address the underlying business decision to effect the Merger or constitute a recommendation to any TGX stockholder as to how to vote with respect to the Merger.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinions, American Appraisal did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, American Appraisal believes that its analyses must be considered as a whole and that considering any portion of such analyses and other factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, American Appraisal made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TGX. Any estimates contained in the American Appraisal analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

CONDITIONS TO MERGER

  The obligations of the Company and GeoStrat to consummate the Merger are subject to the adoption of the Merger Agreement by the holders of the Senior Preferred Stock, the Old Preferred Stock and the Common Stock. In addition, the Company and GeoStrat are not required to consummate the Merger if any action or proceeding by any governmental body or agency has been threatened, asserted or instituted to restrain or prohibit the transactions contemplated by the Merger Agreement.

EXCHANGE OF CERTIFICATES

  After the Effective Time, each record holder at the Effective Time of a certificate or certificates theretofore representing shares of issued and outstanding Senior Preferred Stock will be provided with instructions and a letter of transmittal relating to the exchange of certificates and will be entitled, upon the surrender of such certificate or certificates to American Stock Transfer & Trust Company (the "Exchange Agent"), promptly to receive in exchange therefor a certificate or certificates representing the number of whole shares of New Common Stock into which the shares of Senior Preferred Stock previously represented by the certificate or certificates so surrendered shall have been automatically converted. From and after the Effective Time, until surrendered, each certificate theretofore representing shares of Senior Preferred Stock will be deemed for all corporate purposes, other than payment of dividends, to evidence the ownership of the number of whole shares of New Common Stock into which such shares of Senior Preferred Stock shall have been converted. Unless and until any such certificates shall be so surrendered, the holder of such certificates will not be entitled to receive payment of any dividends on such shares of New Common Stock payable to the holders thereof after the Effective Time. Upon the surrender of certificates previously representing shares of Senior Preferred Stock, the holder thereof will receive certificates representing the number of whole shares of New Common Stock to which such holder shall be entitled and the amount of any dividends or other distributions that shall have been payable to holders of record of New Common Stock on or after the Effective Time with respect to such shares of New Common Stock, without interest. No fractional shares of New Common Stock will be issued upon consummation of the Merger. The Board of Directors has determined that fractional shares will be paid for at the rate of $2.13 per share, the estimated fair value for the New Common Stock based on the Board's estimate of the Senior Preferred Stock's fair value. Since there was no trading in the Senior Preferred Stock prior to the Merger, the Board estimated a fair value by dividing the book value of the Company by the number of shares of GeoStrat Common Stock to be outstanding after the Merger is consummated. On this basis, the Board came to the conclusion that a reasonable estimate of value would be $2.13 per share of GeoStrat. American Appraisal, reviewing the terms of this offering, has concluded that the Board's approach to this estimate is reasonable. All shares of New Common Stock into which shares of Senior Preferred Stock shall have been converted pursuant to the Merger will be deemed to be validly issued, fully paid and nonassessable and to have been issued in full satisfaction of all rights pertaining to such shares of Senior Preferred Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Prior to the Merger, Mr. Jeffrey E. Susskind, a member of the Board of Directors, held approximately 1,702,796 shares of Senior Preferred Stock, or 19.4% of the outstanding Senior Preferred Stock, and Mr. Carpenter held, either directly or as a result of forfeitable stock grants, 300,000 shares of Senior Preferred Stock or 3.4% of the outstanding Senior Preferred Stock. In addition, Mr. Carpenter has an employment agreement with the Company which entitles him to certain guaranteed salary, other benefits, and rights if his employment is terminated. As a result, Messrs. Susskind and Carpenter may be deemed to have a conflict of interest in recommending that the Merger be consummated.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material Federal income tax considerations of the Merger that are applicable to TGX or GeoStrat or are generally applicable to holders of TGX stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to TGX, GeoStrat, or the stockholders of TGX as described herein and adversely impact TGX, GeoStrat, or the stockholders of TGX.

  The stockholders of TGX should be aware that this discussion does not deal with all Federal income tax considerations that may be relevant to particular stockholders of TGX in light of their particular circumstances, such as stockholders who are dealers in securities, stockholders who are subject to the alternative minimum tax provisions of the Code, foreign persons, and stockholders who acquired their shares in compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). STOCKHOLDERS OF TGX ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER AND ANY RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND ANY RELATED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

  The discussion below summarizes the Federal income tax consequences if the Merger qualifies as a tax-free reorganization. Management of the Company believes that the Merger will qualify as a tax-free reorganization, but neither TGX nor GeoStrat has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the Federal income tax consequences of the Merger or any related transactions, including particularly as to whether the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code (a "Reorganization"). No assurance can be given that the IRS would concur in this conclusion or that this conclusion would be sustained by a court if contested by the IRS.

  A successful IRS challenge to the Reorganization status of the Merger would result in each holder of TGX Senior Preferred Stock recognizing gain or loss with respect to each share of TGX Senior Preferred Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the GeoStrat Common Stock received in exchange therefor. In such event, the stockholders' aggregate basis in the GeoStrat Common Stock so received would equal its fair market value, and the stockholders' holding period for such stock would begin the day after the Merger.

  Subject to the limitations and qualifications referred to herein, qualification of the Merger as a Reorganization will generally result in the following consequences: (a) no gain or loss will be recognized by the holders of TGX Senior Preferred Stock upon the receipt of GeoStrat Common Stock solely in exchange for such TGX Senior Preferred Stock in the Merger (except to the extent of cash received as a result of exercising dissenters' or appraisal rights or in receipt for fractional shares); (b) the aggregate tax basis of the GeoStrat Common Stock so received by the holders of TGX Senior Preferred Stock in the Merger will be the same as the aggregate tax basis of the TGX Senior Preferred Stock surrendered in exchange therefor; (c) the holding period of the GeoStrat Common Stock so received in the Merger will include the holding period of the TGX Senior Preferred Stock surrendered therefor, provided that the TGX Senior Preferred Stock so surrendered is held as a capital asset at the time of the Merger; (d) a stockholder of TGX who exercises appraisal or dissenters' rights or receives cash in lieu of fractional shares under any applicable law with respect to shares of TGX stock and receives payment for such shares in cash will recognize gain or loss measured by the difference between the amount of cash received and the stockholder's basis in such shares; (e) holders of TGX Common Stock and Old Preferred Stock will realize a capital loss upon cancellation of such shares in the Merger equal to their respective basis, if any, in such shares; and (f) neither TGX nor GeoStrat will recognize gain solely as a result of the Merger.

ACCOUNTING TREATMENT

  The Merger will be recorded as a reorganization of related parties with carry-over basis of assets and liabilities. The GeoStrat Common Stock will be recorded at the historical-basis carrying value of the aggregate of TGX's Preferred Stock, Common Stock and the initial value ascribed to the Senior Preferred Stock upon their issuance, as reflected in TGX's accounting records on the date of the exchange. Accordingly, upon cancellation, all previously recorded Preferred Stock dividends and accretion will be credited to accumulated deficit. No gain or loss will be recognized for accounting purposes upon consummation of the Merger. The costs of soliciting proxies and effecting the Merger will be charged to expense as incurred.

APPRAISAL RIGHTS

  General. Under Section 262 of the Delaware General Corporation Law, if the Merger Agreement is adopted and the Merger consummated, holders of the Preferred Stock who exercise their appraisal rights in accordance with Section 262 will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such holder's shares and payment therefor in accordance with such determination. Delaware law does not provide for appraisal rights where stock is held by more than 2,000 stockholders of record. TGX's Common Stock was held by approximately 4,000 stockholders of record on the Record Date. The following brief summary of Section 262 summarizes the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this Proxy Statement/Prospectus as Appendix "E". Any element of value arising from the accomplishment or expectation of the Merger is excluded from the determination of fair value. Reference herein to "appraisal rights" is a general reference to a stockholder's right to obtain appraisal of the stockholder's shares in accordance with Section 262. The Board of Directors have determined that if holders of more than 10% of the Senior Preferred Stock demand appraisal rights, they will not proceed with the Merger.

  Who May Demand Appraisal. Each record holder of Preferred Stock may demand appraisal and obtain payment of the fair value of such holder's shares by following the procedures provided in Section 262 and summarized here. A beneficial holder of Preferred Stock may demand appraisal as to the shares held on the beneficial holder's behalf (i) if TGX receives the written consent of the record holder of such shares to such demand for appraisal not later than the time the beneficial holder demands appraisal rights or (ii) by causing the record holder to demand appraisal with respect to such shares. In each such case, the procedures provided in Section 262 and summarized below must be followed.

  Procedures. Each holder electing to demand appraisal rights must deliver to TGX, before the taking of the vote on the Merger, a written demand for appraisal of such holder's shares, specifying the identity of the holder and that the holder intends by such demand to demand appraisal of such holder's shares. A proxy or vote against the Merger does not constitute a demand for appraisal. Within ten days after the Effective Time, GeoStrat will notify each holder who has demanded appraisal rights and has not voted in favor of or consented to the Merger that the Merger has become effective. A written demand for appraisal may be withdrawn and the terms of the Merger accepted at any time within sixty days after the Effective Time, but thereafter such demand may be withdrawn only with the written approval of GeoStrat. Within 120 days after the Effective Time, the holder upon written request is entitled to receive from GeoStrat within ten days of such request a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Any holder who has complied with the requirements of Section 262 may, within 120 days after the Effective Time, file a petition, with service of a copy thereof on GeoStrat, in the Delaware Court of Chancery (the "Court") demanding a determination of the value of the stock of all holders who demanded appraisal rights.

  Court Proceedings. The Court will then conduct proceedings to determine the holders entitled to appraisal rights and may require holders who have demanded an appraisal and who hold stock represented by certificates to submit their certificates to the Court for notation thereon of the pendency of the appraisal proceedings. If any holder fails to comply, the Court may dismiss the proceedings as to such holder. The Court will then appraise the shares, taking into account all relevant factors. The Court in its discretion may, upon application of any party to the proceeding, permit discovery or other pretrial proceedings and proceed to trial upon the appraisal before a final determination of the holder entitled to an appraisal. The Court may determine all costs of the proceeding and may assess those costs on the parties as the Court deems equitable in the circumstances. The Court may also, upon application of a holder, order all or a portion of the expenses incurred by such holder in connection with the appraisal proceeding to be charged pro rata against the value of all the shares entitled to an appraisal.

  If no petition for appraisal is filed with the Court within 120 days after the Effective Time, or if a holder, within sixty days after the Effective Time or subsequent to such period with the written approval of GeoStrat, delivers to GeoStrat a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, then the right of such holder to an appraisal ceases. No appraisal proceeding, once instituted, may be dismissed as to any holder without the approval of the Court, which may be conditioned on such terms as the Court deems just.

                      DESCRIPTION OF GEOSTRAT SECURITIES

COMMON STOCK

  General. GeoStrat is currently authorized to issue 20,000,000 shares of common stock, par value $.01 per share (as defined above, the "New Common Stock"). No shares of New Common Stock will be issued before consummation of the Merger. Shares of New Common Stock issued upon consummation of the Merger will be fully paid and non-assessable.

  Dividend Rights. The holders of New Common Stock are entitled to receive, when and as declared by the Board of Directors of GeoStrat (the "GeoStrat Board"), out of the assets of GeoStrat that are by law available therefor, dividends payable either in cash, in property or in shares of stock, subject to all rights of the New Preferred Stock (as defined below).

  Voting Rights. Each holder of New Common Stock is entitled to one vote, in person or by proxy, for each share of New Common Stock standing in the name of such holder on the books of GeoStrat. Holders of shares of New Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors, and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any directors. Except as otherwise provided by law and subject to the voting rights conferred on New Preferred Stock, if any, in any case where the holders of New Preferred Stock possess voting rights, the New Common Stock and the New Preferred Stock vote together as one class.

  Rights upon Liquidation. Upon any dissolution, liquidation or winding up of the affairs of GeoStrat, either voluntarily or involuntarily, the holders of the New Common Stock are entitled, after payment or provision for payment of the debts and other liabilities of GeoStrat and after payment in full to the holders of New Preferred Stock, if any, to share ratably in the remaining assets and funds of GeoStrat.

  Miscellaneous. Holders of shares of the New Common Stock are not entitled to preemptive rights. Shares of the New Common Stock are not convertible into the shares of any other class of capital stock of GeoStrat.

PREFERRED STOCK

  GeoStrat is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value per share (the "New Preferred Stock"). No shares of New Preferred Stock are currently outstanding or are contemplated being issued at the current time. The GeoStrat Board is authorized to fix for each class or series of preferred stock issued such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the resolution or resolutions adopted by the GeoStrat Board providing for the issuance of such class or series and as may be permitted by the General Corporation Law of Delaware, including without limitation the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive cumulative or non-cumulative dividends at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, GeoStrat; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of GeoStrat at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions issuing the class or series of New Preferred Stock. The GeoStrat Board has not designated any series of New Preferred Stock and does not presently contemplate the issuance of shares of New Preferred Stock.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  At the Effective Time, the holders of the Senior Preferred Stock of TGX will become the holders of the New Common Stock of GeoStrat. At such time holders of TGX Common Stock will have rights associated with prior TGX Common Stock ownership eliminated. The rights of the stockholders of both TGX and GeoStrat are governed by and subject to the provisions of the Delaware General Corporation Law; the rights of holders of the Senior Preferred Stock, governed before consummation of the Merger by the TGX Certificate and the Amended and Restated Bylaws of TGX (the "TGX Bylaws"), will after consummation of the Merger, as the holders of the New Common Stock, be governed by the GeoStrat Certificate and the GeoStrat Bylaws. The following discussion summarizes the material differences between the rights of holders of the Senior Preferred Stock of TGX and holders of the New Common Stock of GeoStrat, based on a comparison of the TGX Certificate, the TGX Bylaws, the GeoStrat Certificate and the GeoStrat Bylaws. For additional information regarding the specific rights of holders of the New Common Stock, see "Description of New Common Stock" above. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the TGX Certificate, the TGX Bylaws, the GeoStrat Certificate and the GeoStrat Bylaws. However, the summary accurately describes the material terms of the capital stock and the provisions of GeoStrat's Charter and Bylaws. Except as provided below, the relevant provisions of the GeoStrat Certificate and the GeoStrat Bylaws are substantially similar to those of the TGX Certificate and the TGX Bylaws. For holders of TGX Common Stock the following paragraphs do not reflect comparative rights since their interests will be eliminated and they will have no on-going interest in GeoStrat.

DIVIDENDS

  Each share of New Common Stock is entitled to participate equally in dividends when, as and if declared by the GeoStrat Board, subject to the rights of any New Preferred Stock then outstanding. Shares of New Common Stock do not have any preference rights in the payment of dividends.

  Holders of the Senior Preferred Stock are entitled to receive cumulative dividends at a rate per share of ten percent (10%) per year of such share's liquidation preference of $10.00. The holders of the Senior Preferred Stock are entitled to receive all accrued but unpaid dividends with respect to such shares before any dividends may be paid or set apart with respect to the Old Preferred Stock or Common Stock.

VOTING RIGHTS

  Each share of New Common Stock is entitled to one vote on all matters on which holders are entitled to vote under the Delaware General Corporation Law. Holders of shares of New Common Stock do not have any cumulative rights.

  Holders of the Senior Preferred Stock have sufficient votes per share to exercise 95% of the voting power of the outstanding voting securities of TGX. Upon consummation of the Merger, holders of the Senior Preferred

Stock will hold 100% of the New Common Stock and thus exercise 100% of the voting power of the then outstanding voting securities of GeoStrat.

AMENDMENT

  Any amendment, alteration or repeal of the statement of designation in the TGX Certificate creating the Senior Preferred Stock that adversely affects the preferences, special rights or powers of the holders of the Senior Preferred Stock requires the consent of the holders of a majority of the Senior Preferred Stock. Holders of the Senior Preferred Stock will, upon consummation of the Merger, no longer have any rights to vote separately as a class of Senior Preferred Stock, but will become the holders of a single class of stock, the New Common Stock.

REDEMPTION/CONVERSION

  The holders of the New Common Stock will not have any redemption rights or any conversion rights. The holders of the Senior Preferred Stock will be entitled to have their shares redeemed, on or before January 21, 2002 or as soon thereafter as sufficient capital is legally available therefor to TGX, at a price per share equal to the liquidation preference of $10.00, together with all accrued but unpaid dividends thereon to the date of redemption.

LIQUIDATION

  Upon any liquidation, dissolution or winding up of the affairs of GeoStrat, whether voluntary or involuntary, the holders of the New Common Stock are entitled to participate equally in the distribution of assets of GeoStrat, after payment of liabilities and liquidation preferences of any outstanding shares of New Preferred Stock.

  Upon any liquidation, dissolution or winding up of the affairs of TGX, whether voluntary or involuntary, the holders of the Senior Preferred Stock are entitled to be paid the liquidation preference of $10.00 for each share of the Senior Preferred Stock held by them, together with all accrued but unpaid dividends thereon, before any distribution or payment may be made or set apart for the holders of the Old Preferred Stock or Common Stock.

UNISSUED SHARES

  The GeoStrat Board is authorized, without action of its stockholders, to issue up to 20,000,000 shares of New Common Stock, 4,394,285 of which will be issued upon consummation of the Merger if the Merger Agreement is approved, and up to 5,000,000 shares of New Preferred Stock in one or more series. The GeoStrat Board is authorized to fix the rights, qualifications, preferences, privileges, limitations or restrictions of each such series of New Preferred Stock, including without limitation dividend rights, dividend rates, voting rights, conversion rights, terms of redemption (including sinking fund provisions) and liquidation preferences, without any further vote or action by the holders of the New Common Stock. Actions by the GeoStrat Board to issue any such shares could have an adverse effect on the voting power of the existing holders of New Common Stock and could also have the effect of delaying, deferring or preventing a change in control of GeoStrat. GeoStrat currently does not intend to issue additional shares of New Common Stock or shares of New Preferred Stock.

  Each share is entitled to participate equally in dividends when, as and if declared by the GeoStrat Board and in the distribution of assets of GeoStrat upon liquidation after payment of liabilities and liquidation preferences of any outstanding shares of New Preferred Stock.

                    BUSINESS AND PROPERTIES OF THE COMPANY

GENERAL

  TGX, formerly named Templeton Energy, Inc., is a Delaware corporation that was organized in June 1980. TGX's executive offices are at 222 Pennbright, Suite 200, Houston, Texas 77090 (telephone number 713/872-0500). TGX is a domestic independent energy company engaged in the production of oil and natural gas and in oil and natural gas exploration for its direct account and, previously, beneficially through general and limited partnerships which were sold to public and private investors. TGX is also engaged in intrastate natural gas gathering and treating. TGX commenced operations on July 1, 1981 as the result of the consummation of an offer in which shares of its Common Stock were issued in exchange for certain interests in developed and undeveloped oil and natural gas properties held by various affiliated and unaffiliated entities.

  On December 5, 1985, TGX acquired Amarex, Inc. ("Amarex"), subsequently renamed Temex Energy, Inc. ("Temex"), an oil and gas exploration company operating primarily through general and limited partnerships (the "Amarex Partnerships"), in exchange for the payment of approximately $52,000,000 in cash and the issuance of 11,475,000 shares of Common Stock to former creditors of Amarex. On August 8, 1988, Temex was merged with and into TGX. Following this acquisition, TGX, as successor in interest to Temex, acted as general partner of the Amarex Partnerships until the liquidation or dissolution of such partnerships in 1994.

  From November 1986 through August 1991, TGX, through its then wholly owned subsidiary LEDCO, Inc. ("LEDCO"), was also engaged in natural gas marketing and, to a limited degree, providing natural gas transportation services to producers, local distribution companies and industrial end-users.

  On February 22, 1990, TGX filed a voluntary petition in the United States Bankruptcy Court for the Western District of Louisiana (the "Bankruptcy Court") for reorganization (the "Reorganization Proceeding") pursuant to Chapter 11 ("Chapter 11") of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code").

  Effective August 31, 1991, TGX sold LEDCO to Ledco Acquisition Company, Inc., a company wholly owned by Steinhardt Partners, L.P., a Delaware limited partnership ("Steinhardt"), and related entities for $2.9 million and the assignment to TGX by Steinhardt of $2.145 million principal amount of claims related to TGX's Senior Subordinated Fixed Rate Notes ("Senior Subordinated Notes").

  On January 7, 1992, a Reorganization Plan was confirmed by the Bankruptcy Court and the Plan became effective on January 21, 1992 (the "Effective Date"). On October 2, 1992, the Bankruptcy Court's order of substantial consummation regarding the Plan became final and non-appealable. For further information concerning the Reorganization Plan, see "Reorganization Proceeding" below.

BUSINESS STRATEGY

  After substantial consummation of the Reorganization Plan, and in order to maximize stockholder value, the Company embarked on a strategy of eliminating non-core assets, reducing overhead and restructuring its debt. During 1993 and 1994, a substantial portion of management's efforts were engaged in implementing the components of this business plan. Beginning in 1995, the Company turned its focus to increasing its oil and gas revenues through a limited number of acquisitions and the drilling of a small number of oil and gas exploration and development wells.

  In early 1993 the Company relocated and consolidated its offices in Houston, Texas, thereby reducing expenses and began a program of downsizing, including consideration of the outsourcing of certain financial and administrative services. Following the office consolidation, the Company retained an investment banker to conduct an extensive review of the Company's operations and assets to determine the most appropriate means for implementing management's strategy.

  The Company's efforts also involved the restructuring and replacing of its secured long-term debt with BMO, the renegotiation of its debt with certain persons holding notes arising from administrative claims incurred during the Reorganization Proceeding, and a program to liquidate and dissolve substantially all the public and private oil and gas drilling and production purchase programs for which the Company acted as a general partner. The Company also implemented a program of selling assets which were either believed not to be essential to the Company's long-term business strategy or which could provide a significant immediate cash infusion to relieve debt obligations and long term benefit by reducing overhead.

  In furtherance of these strategies, in 1994, the Company completed the sale of substantially all of its oil and gas properties in Ohio and New York to Belden & Blake Corporation ("BBC") for approximately $16.2 million, restructured its bank indebtedness as set forth under "Bank Indebtedness," liquidated 17 oil and gas partnerships and began the process of dissolving and winding up an additional eight partnerships, which was completed in 1995, and sold, to a third party, approximately 31 properties for $1,424,000 which management believed were not essential to the Company's long-term business strategy. During 1994, the Company was able to reduce the number of its employees from 27 to 13, excluding contract personnel, and its general and administrative expenses from $3,323,000 to $1,747,000.

  In 1995, the Company's oil and gas activities focused on lower risk workover operations, drilling development wells and acquiring producing oil and gas properties. During this period, the Company participated in ten workovers at a net cost to the Company of $274,000 and participated in drilling seven new wells at a net cost of $372,000. Of the wells drilled, four were deemed successful at a net cost of $303,000. Also, in 1995, the Company acquired additional interests in certain of its operated producing properties and five new producing wells at a total net acquisition cost of $771,000. As a result of these activities and upward revision of previous estimates, the Company, in 1995, increased its total proved reserves by approximately 1,878,000 equivalent Mcf of gas (one barrel of oil equals six Mcf of gas) from year-end 1994, representing a 12% increase in equivalent year end Mcf reserves.

  In 1996, the Company plans to continue to reduce its overhead and eliminate additional noncore assets. The Company also plans to review growth opportunities, consistent with its available capital, to determine if asset growth can be attained through workover, drilling, acquisition or a combination thereof, within the limits of the Company's financial resources. As of June 30, 1996, the Company had positive working capital and had no outstanding borrowings under its bank line of credit. In addition, Management believes that its positive working capital and current credit facility, and anticipated improving operating activity will provide the necessary cash flow to support its ongoing business plans. Based, however, on the Company's financial position and the inability to predict the success of any cost reductions or the effect of the Merger, if the Merger Agreement is adopted, the Company cannot currently determine if it will be able to successfully implement its business plan and strategy.

BANK INDEBTEDNESS

  Prior to the Reorganization Proceeding, BMO was TGX's principal secured lender. At the time of the Chapter 11 filing, TGX owed $29.7 million to BMO (the "Existing BMO Debt") which was secured by substantially all of TGX's assets. TGX also guaranteed to BMO certain of the debt of LEDCO. Pursuant to the Plan, TGX entered into an Amended and Restated Credit Agreement (the "Amended Credit Agreement") under which the Existing BMO Debt was continued and preserved, but was evidenced by new loans ("New BMO Loans") , in the original aggregate principal amount of approximately $27 million which continued to be secured by substantially all of TGX's assets. TGX also entered into a revolving credit agreement for working capital or the issuance of letters of credit in the maximum amount of $1,000,000. The guaranty of the LEDCO debt was eliminated.

  In early 1993, the Company was notified that events of default had occurred under the Amended Credit Agreement which were not cured and, as a result, BMO had the right to take certain actions under the Amended Credit Agreement, including without limitation, the acceleration of all of the New BMO Loans.

  In January 1994, in conjunction with the Company's sale of certain assets to BBC, as described under "Proved Oil and Natural Gas Reserves--Sale of New York and Ohio Properties", the Company made a debt service payment of approximately $14.3 million to BMO and entered into a limited forbearance agreement, pursuant to which TGX was required to make a payment (the "Required Payment") of $18 million plus accrued interest and fees less (i) the $14.3 million paid to BMO and (ii) any amounts paid to BMO subsequent to January 1, 1994, that were applied toward the Required Payment.

  On July 13, 1994, TGX entered into a series of agreements with BMO and Bank One, Texas, N.A. ("Bank One") whereby the New BMO Loans were restructured and all BMO Events of Default resolved. Pursuant to the restructuring, Bank One established a borrowing-based facility of $2,350,000 under which TGX immediately borrowed $1,600,000, of which $1,452,000 was paid to BMO in satisfaction of the remaining amount due of the Required Payment. The Bank One facility bears interest at Bank One's stated rate plus 2% and is secured by substantially all of TGX's oil and gas properties. The loan is repayable through monthly principal reductions and matures on July 13, 1997. The borrowing base is redetermined at a minimum of every six months or at Bank One's discretion. The Bank One facility requires the maintenance of certain financial ratios including a working capital ratio of 1 to 1, as defined, and a tangible net worth of a minimum of $5,000,000 and other ratios. At June 30, 1996, the borrowing base was $2,200,000, the Company had no borrowings outstanding, and was in compliance with all financial ratios and covenants.

  Simultaneously with securing the Bank One facility and payment of the Required Payment, BMO released all of its liens on the TGX's properties with the exception of its lien on the NFG Litigation. As part of the loan restructuring, BMO converted $4,652,000 of the New BMO Loans, including fees and expenses, to a non-recourse note secured only by the NFG Litigation and any proceeds that might be received therefrom. BMO assigned its rights to the loan, security and TGX note, to BMO's wholly owned subsidiary, BMOF. Pursuant to the July 13, 1994 agreement, after repayment of the outstanding BMOF loan plus interest from NFG Litigation proceeds, if any, BMOF would, in certain instances, after TGX received a sum equal to the amount paid to BMOF, be entitled to receive up to fifty percent interest in certain additional litigation proceeds. If NFG Litigation proceeds were insufficient to repay the BMOF loan, plus applicable interest, TGX would have no further obligation for such repayment. Since the BMOF loan has no recourse, the Company recognized an extraordinary gain from debt forgiveness, net of related transaction costs, of $4,160,000, in the third quarter of 1994. The BMOF loan matures on December 31, 1997, subject to each party having the right to extend the maturity date, and bears interest at the rate of 10% per annum. However, until December 31, 1997, and for such further time as BMOF elected to extend the maturity date of such loan, no cash payment for such interest would be required; instead, TGX paid interest in kind through the issuance of additional notes to BMOF. As of the date of the NFG settlement, interest pursuant to the BMOF loan totaled $816,000.

  On December 31, 1995, TGX and BMOF executed a First Amendment to the Second Amended and Restated Credit Agreement ("BMOF Agreement"). Pursuant the BMOF Agreement, TGX and BMOF would share equally any NFG Litigation proceeds up to $8 million. BMOF would receive 100% of any proceeds in excess of $8 million until the total received by BMOF equalled the New BMO Loans plus any accrued interest. Thereafter, the Company would receive proceeds until the total it received equalled the amount received by BMOF, and any additional NFG Litigation proceeds will be shared equally by TGX and BMOF. The NFG Litigation was settled on April 12, 1996, and, after payment to BMOF of $3.6 million, all of the remaining obligations of TGX to BMOF were satisfied. See "--NFG Litigation."

  See Notes 3 and 14 of the Notes to Consolidated Financial Statements.

ADMINISTRATIVE CLAIMS

  During the Reorganization Proceeding, TGX incurred, and claimants filed applications for, approximately $7,131,000 in administrative fees and expenses relating to the reorganization ("Administrative Claims"). TGX objected to certain of the Administrative Claims and negotiated settlement amounts and terms of payment with certain holders of Administrative Claims. As a result, each of these administrative claimants, other than three designated administrative claimants whose administrative claims were satisfied in a different manner, were entitled to receive a promissory note (the "Administrative Notes") due December 31, 1994, in satisfaction of each claimant's unpaid Administrative Claim. Such Administrative Notes were to be issued upon the execution of releases in favor of the Company and others. Substantially all persons entitled to Administrative Notes executed such releases. See "Reorganization Proceeding--Overview of the Plan." The Administrative Notes bore interest at a rate not to exceed 8% and were secured with certain collateral (the "Consummation Collateral"). If the proceeds related to the Consummation Collateral were not sufficient to satisfy the Company's obligations under the Administrative Notes the Company's excess operating funds, if any, would be applied toward the balances due. During late 1994 and early 1995, the Company renegotiated the terms of substantially all of the Administrative Notes. As a result of negotiations and forfeitures, Administrative Notes totaling approximately $1,126,000 in principal and $253,000 in accrued interest charges were renegotiated with the Company making cash payments of $455,000, issuing 151,518 shares of the Company's Senior Preferred Stock and a $90,000 principal amount nonrecourse note payable out of TGX's share of proceeds, if any, to be received from the NFG Litigation. As a result of the Administrative Note renegotiations and administrative claim forfeitures, the Company reflected an extraordinary net gain in 1995 and 1994 of $93,000 and $831,000, respectively, and all such notes and claims were deemed settled as of year end 1995.

NFG LITIGATION

  The NFG Contract was executed in 1974 between Paragon Resources, Inc. ("Paragon") and Iroquois Gas Corporation, predecessors of TGX and NFG, as seller and buyer, respectively. In 1983, the New York State Public Service Commission (the "PSC"), under whose jurisdiction NFG's intrastate gas purchases fall, expressed dissatisfaction with the NFG Contract for among other reasons the inclusion of a "three-pipeline escalator" ("3-PE") in its pricing provision. The price formula was based on the average price charged NFG by its three interstate pipeline suppliers. Pursuant to the 3-PE, the contract price increased annually by the greater of (1) the increase in the three pipeline average or (2) $0.02 per Mcf. The PSC, in its Opinion No. 83-26 ("Opinion 83-26"), found 3-PE clauses to be unacceptable and "disapproved" contracts containing such clauses.

  A dispute arose between NFG and TGX as to whether the NFG Contract remained in force after Opinion 83-26 and, if it did, what price the NFG Contract prescribed starting in December, 1983 when Opinion 83-26 was issued. In November 1984, NFG commenced an action in the United States District Court for the Western District of New York (Civ. No. 84-1372E) (the "District Court") seeking a declaration from the District Court of the rights and obligations of the parties under the NFG Contract after Opinion 83-26. TGX counterclaimed for damages claiming that NFG had breached the terms of the NFG Contract. The NFG Litigation addressed, among other things, the validity of the NFG Contract, the price for gas sold, and certain other claims relating to NFG's obligation to take or pay for, even if not taken, gas dedicated to the NFG Contract. The PSC intervened as a plaintiff in the District Court action. In March 1989, a separate action for breach of contract was commenced by TGX against NFG in New York's Supreme Court, County of Chautauqua (Index No. G-13357). This case was stayed in 1989 on the grounds that the issues in this case are the same as those in the District Court action.

  Both NFG and the PSC took the position before the District Court that the effect of Opinion 83-26 was to cancel the NFG Contract in its entirety. In January 1991, the District Court declared that because Opinion 83-26 had abrogated an essential term of the NFG Contract, it had voided the entire NFG Contract.

  In December 1991, the Court of Appeals for the Second Circuit (the "Second Circuit") reversed the judgment of the District Court. The Second Circuit held that the PSC had authority to review the NFG Contract under New York Public Service Law but then addressed the issue of whether Opinion 83-26 impacted solely upon the price term of the NFG Contract or whether it operated to cancel the entire NFG Contract. The Second Circuit held that only the price term had been rejected by the PSC but that such rejection did not void the entire NFG Contract, which clearly envisioned potential governmental rulings like Opinion 83-26. Therefore, the Second Circuit permitted TGX to continue to deliver gas under the NFG Contract in the aftermath of Opinion 83-26 at a price consistent with that Opinion. This left the issue of the appropriate price under the NFG Contract once the 3-PE escalator was canceled.

  In attempting to determine the appropriate NFG Contract price, the Second Circuit held that TGX and NFG through their course of conduct had elected to sell gas in accordance with the Natural Gas Policy Act ("NGPA"), 15 USC 3301 et seq., a federal statute that became effective in 1978, subjecting the NFG Contract to federal regulation. The NGPA set maximum prices for various categories of intrastate gas, which the producer could charge unless some lower price were applicable pursuant to pre-NGPA contract. Based upon this holding, when the Second Circuit remanded the case to the District Court for further proceedings consistent with its decision, TGX took the position that it was entitled to recover NGPA prices.

  NFG interpreted the Second Circuit decision differently. It took the position that the PSC imposed a ceiling on all future gas purchases under the NFG Contract based on the price of No. 6 fuel oil and that the Second Circuit endorsed this ceiling. Although the PSC did not rule on this issue, in a brief to the District Court, the PSC stated that 90 percent of No. 6 fuel oil was "the standard to which the Commission looked in 1983 to review the contract".

  In the District Court, after the Second Circuit's remand, TGX took the position that No. 6 fuel oil was a "ceiling" set by the PSC only in the sense that the PSC in 1975 approved a type of price escalation clause in future gas purchase agreements that contained a ceiling based on 90% of the 12-month rolling average price of No. 6 fuel oil in National Fuel's service territory (the "FPC escalator"). TGX further argued that the ceiling was never imposed by the PSC on the NFG Contract or on any contracts that contained a 3-PE; it was limited to contracts that contained the FPC escalator; the PSC refused to impose a price cap based on the price of No. 6 fuel oil in Opinion 83-26; and although the PSC could have set a maximum price for gas that was lower than that provided in the NGPA, it never did so. TGX took the position that if, and only if, New York State had enacted a state maximum price for gas would the parties be bound thereby.

  At the time of Opinion 83-26, prices measured under the 3-PE, the NGPA, the No. 6 oil prices, and prices NFG paid for other local production were all in a range within or near $4 to $5 per Mcf, where they converged much more closely than today. By 1992, other local producer's prices and the oil price fell to the $2 range, the NGPA limits climbed to the $6 and $7 ranges, and the 3-PE price surpassed $8.

  Although NFG took the position that there was a PSC ceiling, it also argued that TGX was not entitled to receive any amount in excess of the amount TGX had already received. Such prices paid by NFG were based on many different theories including prices based upon other long-term contracts, spot prices, weighted average cost of gas, etc.

  On remand from the Second Circuit, in January 1993, the District Court granted TGX's motion for partial summary judgment regarding the price to be paid under the NFG Contract.

  Based on the District Court's order, TGX concluded that from December 1983, until at least January 1, 1993, the date price controls under the NGPA were terminated, the price under the NFG Contract is equal to the lower of (i) the applicable maximum lawful price for December 1983 and for each month thereafter as established by the NGPA, subject to the escalations provided by the NGPA, or (ii) the December 1983 permitted price under the NFG Contract of approximately $4.41 per Mcf. The District Court's decision might be interpreted such that the December 1983 permitted contract price would be $4.41 per Mcf during the winter months and $4.01 per Mcf during the summer months. The District Court did not address the impact, if any, of the termination of the NGPA.

  In response to NFG's request for clarification, the District Court stated in July 1993 that its January ruling "did not determine the just and reasonable price for the gas pursuant to (New York Public Service Law 1104(4), set a contract price for the duration of the contract, resolve any defenses presented by NFG, determine whether such obligation continues until the present time or rule on any deregulation issues."

  NFG interpreted this subsequent decision as denying that a price had been set. NFG further took the position that ultimately only the PSC has jurisdiction to approve any price payable under the NFG Contract. TGX took the position that the clarifying decision contained a reaffirmation of the prior decision when it stated that:

  "This Court's Memorandum and Order dated January 4, 1993 determined that an obligation on NFG's part to pay for gas purchased pursuant to the [NFG Contract] at the applicable NGPA ceiling price arose out of the conduct of the parties after the NGPA became effective and that the PSC Order issued December 20, 1983 did not relieve NFG of such obligation."

  In December 1992, NFG filed a motion with the PSC requesting a hearing to determine pricing issues related to the NFG Contract. Pursuant to this request, the PSC ordered that a proceeding take place. After the submission of substantial evidence and briefs, the Administrative Law Judge ("ALJ") assigned by the PSC to hear this matter determined in a Recommended Decision issued in November 1994 that the PSC should find that from December 20, 1983 through November 1992 (the period of time at issue in the proceeding), the maximum contract price that would be just and reasonable within the meaning of the Public Service Law was $3.714 per Mcf of gas, which represented the weighted average of the two applicable NGPA categorized maximum prices for December 1983. In this proceeding, the PSC staff took the position that the only reasonable price would be the market price at the time of each sale of gas.

  The ALJ's Recommended Decision along with the briefs of the parties were submitted to the PSC for its review. Despite the fact that the PSC had ordered the proceeding at NFG's request, in Opinion No. 95-5, issued in May 1995 (the "PSC's 1995 Decision"), the PSC decided that the matter was not ripe for its review because, in its view, there was currently no contract price in the contract for the PSC to review. The PSC declined to endorse the $3.714 price in the ALJ's Recommended Decision or any other price. The PSC determined that NFG's requested hearing and the dealings after 1983 between NFG and TGX did not constitute the type of filing appropriate for PSC review. The PSC stated that it would not determine whether a price to be paid under the NFG Contract was appropriate until such time that such price was finally agreed to by the parties or determined by the District Court. The District Court would also determine the continued validity of the NFG Contract.

  The PSC left open the possibility that it might review the NFG Contract after the completion of the District Court litigation. Thus, even if TGX succeeded in the District Court action, it would have been possible that the PSC would attempt to disapprove the contract price set by the District Court. This issue had not yet been addressed by the District Court.

  In September 1994, TGX amended and supplemented its counterclaims in the District Court action to assert additional claims against NFG for breach and repudiation of the NFG Contract and for punitive damages based upon NFG's bad faith course of conduct towards TGX.

  NFG raised various defenses against TGX's counterclaim in the District Court action including claims that TGX itself repudiated and breached the contract by its conduct; a claim that the assignment of the contract from Paragon to TGX was not valid; procedural and jurisdictional defenses; defenses based upon the Public Service Law; a claim that TGX failed to fix a price in good faith after the issuance of Opinion 83-26; and a claim for setoffs for unspecified damages to NFG's facilities.

  The Magistrate Judge assigned to monitor pretrial discovery in the District Court action issued a scheduling order pursuant to which the parties engaged in costly documentary discovery into the allegations raised by the pleadings in the litigation. Although the scheduling order anticipated that discovery would be completed by September 1996, it would not have been possible to predict when this litigation would come to an end given the possible appeals and collateral PSC proceedings that could take place, nor would it have been possible to predict the likely outcome of the litigation.

  Subsequent to the PSC's 1995 Decision, NFG in 1995 brought a special proceeding in the New York State Supreme Court, Albany County, seeking a judgment annulling, as affected by an error of law, so much of the PSC's 1995 Decision as dismissed NFG's request for declaratory ruling that TGX's wholesale charges for certain gas sold or delivered to NFG in the aftermath of Opinion 83-26 were consistent with the Public Service Law 110(4) "just and reasonable charge" standard. TGX intervened in this proceeding to protect its interests. This special proceeding was dismissed by NFG in January, 1996 based upon the PSC's agreement to represent that its articulated reasons for dismissing NFG's petition should be understood as constituting an exercise of the PSC's discretion under 204 of the State Administrative Procedure Act to decline to entertain NFG's request for a declaratory ruling.

  During its Reorganization Proceeding, TGX filed an adversary proceeding (the "Turnover Proceeding") in the Bankruptcy Court to compel NFG to pay the amount due to TGX pursuant to the provisions of the NFG Contract. Effective June 19, 1992, TGX and NFG entered into a partial settlement agreement, and, in consideration of a payment of $2,940,000 (the "Payment") from NFG, TGX (i) dismissed the Turnover Proceeding without prejudice (ii) released NFG (subject to certain limitations) from any and all liability and affirmative claims for relief alleged to arise from or based upon certain evidence presented by TGX in the Turnover Proceeding, and (iii) reserved its rights regarding the assumption or rejection of certain other relatively minor gas purchase agreements with NFG. The Payment will be credited against any additional amount which may be adjudged due TGX from NFG.

  As part of its sale of substantially all of its oil and gas properties in Ohio and New York to BBC in January 1994, TGX assigned the NFG Contract to BBC effective December 1, 1993. TGX's assignment of the NFG Contract did not include TGX's rights in its existing claims against NFG, any proceeds therefrom, and TGX's rights, claims or causes of action, even if they had not yet been asserted, that arose prior to the effective time of the assignment.

  On April 12, 1996, a final settlement of the NFG Litigation was reached. In return for a lump-sum payment to TGX, of which TGX will retain approximately $3.5 million after payments to other parties entitled to participate in the proceeds, a full release of all claims between the parties was executed.

  See Notes 3 and 14 of the Notes to Consolidated Financial Statements.

FRESH START REPORTING

  As a result of the substantial consummation of the Reorganization Plan and due to (i) the reallocation of the voting rights of equity interests owners and (ii) the reorganization value of TGX's assets being less than the total of all of its post-petition liabilities and allowed claims, as of October 2, 1992, the effects of the Reorganization Proceeding were accounted for in accordance with the fresh start reporting standards promulgated under the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

  In conjunction with implementing fresh start reporting, the Company's management determined a reorganization value ("RV') which attempted to establish the fair market value of the Company as of the date of substantial consummation of the Plan. Oil and gas property and other related asset values were estimated by discounting future net revenues on the basis of actual, or in some instances, assumed prices. Other assets were valued at their book value. The value of the Company's Senior Preferred Stock, which was issued pursuant to the Plan, was determined on the basis of the difference between the RV of the Company's assets less the present value of liabilities and the par value of preconsummation equity interests. For further information concerning the method of calculating the RV, see Note 2 of the Notes to Consolidated Financial Statements.

  The RV was determined by management on the basis of its best judgment of what it considered at the time to be the fair market value ("FMV') of the Company's assets and liabilities, after reviewing relevant facts concerning the price at which similar assets were being sold between willing buyers and sellers. However, there can be no assurances that the RV and the FMV are comparable and the difference between the Company's calculated RV and the FMV may, in fact, be material.

  In conjunction with the implementation of fresh start reporting, the Company also implemented the successful efforts method, rather than the full cost method, of accounting for oil and natural gas properties. In the opinion of the Company's management, this accounting method was preferable since it would result in a better matching of oil and natural gas revenue with the related exploration and production cost and expense. See Note 1 of the Notes to Consolidated Financial Statements.

REORGANIZATION PROCEEDING

  Overview of the Plan. The following is a brief summary of certain information regarding the Reorganization Plan. The summary is necessarily incomplete and selective and is qualified in its entirety by reference to the Plan, the full terms of which are hereby incorporated by reference.

  Pursuant to the Reorganization Plan, the Company entered into the Amended Credit Agreement with BMO, and, depending on the amount of the claim, satisfied unsecured claims with cash or Senior Preferred Stock. See "Business and Properties of the Company--Bank Indebtedness", and "--Unsecured Claims". In addition, certain specified classes of claims were paid in cash, retained or otherwise provided for. Administrative claimants holding allowed Administrative Claims under the Reorganization Plan were paid in cash or had their claims otherwise satisfied, and numerous executory contracts were assumed or rejected by TGX. See "Business and Properties of the Company-- Administrative Claims." As of June 30, 1996, the aggregate balance of prepetition obligations related to assumed executory contracts is approximately $317,000, which is related to undistributed net oil and gas revenues and which is in a "suspended pay" status.

  As of the effective date of the Reorganization Plan, the preferred and common stockholders selected a new Board of Directors (the "New Board") comprised of eight individuals to serve until January 1995, or until their successors were duly elected and qualified. The New Board consisted of five members selected by holders of the Senior Preferred Stock (two of which were designees of Steinhardt, and one of which could not be an affiliate of any holder of the Senior Preferred Stock) and two members selected by holders of the other classes of stock acting as one class. The remaining member of the New Board was required to be the chief executive officer of the Company. In January 1995 TGX amended the TGX Bylaws to provide for a Board of five members. Two members subsequently resigned and the Board currently consists of three members who will serve until their successors are duly elected and qualified. When new directors are elected, the Reorganization Plan provides that directors are to be elected without regard to class representation. However, holders of Senior Preferred Stock have 95% of the voting power of TGX and a plurality of such holders can, therefore, effectively elect all directors. Also, in accordance with the TGX Certificate, two directors in addition to the five directors presently required by the TGX Bylaws are to be elected solely by the holders of the Senior Preferred Stock at the next annual meeting following the failure to pay accumulated dividend arrearages in the amount of six quarterly dividends until TGX has paid the accumulated dividend arrearages on the Senior Preferred Stock. See "--Unsecured Claims"; "--Senior Preferred Stock."

  Administrative Expenses. During the Reorganization Proceeding, certain claimants filed applications for Administrative Claims of approximately $7,131,000 in administrative fees and expenses related to the Reorganization Proceeding. Three of the large administrative claimants (the "Opposing Administrative Claimants") agreed that in consideration for the satisfaction in full of the balance of their Administrative Claims as of the date of substantial consummation they would receive (i) a payment of $300,000 (ii) 55,000 shares of the Senior Preferred Stock and (iii) the conveyance of approximately 29,400 acres of undeveloped land in Culberson and Hudspeth Counties, Texas. For information concerning the payment of other Administrative Claims see "Business and Properties of the Company - Administrative Claims".

  Unsecured Claims. Pursuant to the Reorganization Plan, the Company designated the Senior Preferred Stock to be issued to holders of certain classes of claims and retained its Old Preferred Stock and Common Stock. The total number of shares of Senior Preferred Stock authorized is 10,000,000.

  Senior Preferred Stock. The Reorganization Plan provided for a total of 8,529,246 shares of Senior Preferred Stock to be issued to holders of certain unsecured claims on the basis of one share of Senior Preferred Stock for every $10 of certain finally allowed or otherwise agreed upon claims. The Senior Preferred Stock entitles its holders to receive a 10% annual compounded cash dividend, payable quarterly, provided however, that the payment of such dividend does not violate Delaware law or certain covenants in the Company's bank loan agreements. At any time after January 21, 1995, whenever quarterly dividends payable on the Senior Preferred Stock are in arrears in an aggregate amount equal to six full quarterly dividends (which need not be consecutive), the number of directors of the Company is increased by two and such additional directors are elected by the holders of the Senior Preferred Stock at the next succeeding annual meeting of stockholders (and at each succeeding annual meeting of stockholders thereafter until such right shall terminate as provided pursuant to the Plan). The Company has not paid any of the quarterly dividends required since the effective date of the Plan.

  The Senior Preferred Stock was issued without registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption from registration available under Section 1145 of the Bankruptcy Code.

  Holders of Senior Preferred Stock have a liquidation preference in the amount of $10 per share, with the holders of Senior Preferred Stock having priority over the liquidation preference afforded the holders of Old Preferred Stock and Common Stock. At the option of the Company, the Senior Preferred Stock is redeemable in whole or in part at any time at a price per share equal to the liquidation preference amount per share, plus all accrued and unpaid dividends through the date of redemption. The Company must redeem all outstanding shares of the Senior Preferred Stock at the full redemption price on or before ten years from the effective date of the Plan unless such redemption would violate Delaware law, in which case the Company must redeem the Senior Preferred Stock as soon as it is possible in accordance with Delaware law.

  Holders of Senior Preferred Stock have 95% of the voting rights of TGX with the remaining 5% of voting rights being allocated collectively among holders of the Old Preferred Stock and Common Stock (herein collectively called the "Other Stock").

  Junior Preferred Stock. Any claimants entitled to receive shares of Series B Preferred Stock, par value $1.00 per share ("Junior Preferred Stock"), receive one share of Junior Preferred Stock for every $10 of finally allowed claims. To date, no claims to be satisfied by Junior Preferred Stock have been finally allowed and the Company does not currently anticipate that any such claims will be finally allowed.

  Old Preferred Stock. The 471,500 shares of Old Preferred Stock, with a liquidation preference of $10 per share, ranks junior in preference and priority to Senior Preferred Stock. Subject to the prohibitions of Delaware law and the Amended Credit Agreement, Old Preferred Stock receives dividends at the rate of 9% per annum beginning on the Effective Date of the Plan, payable annually on the first business day of January of each year, with such dividends being paid in additional shares of Old Preferred Stock until the Senior Preferred Stock is redeemed in full. Subsequent to their sale of LEDCO to TGX, Gaylon D. Simmons and Gloria Annette Turner Simmons (collectively, "Simmons"), the former owners of LEDCO, have been engaged in a series of lawsuits against TGX and certain other parties. Pursuant to the Plan, Simmons will not seek recoveries against the Company in this litigation. In addition, any recoveries by Simmons from other parties, after a reduction for Simmons' reasonable attorneys' fees and costs plus interest, will result in the cancellation of securities issued to Simmons to the extent necessary to assure that Simmons' treatment under the Plan does not result in a double recovery on identical causes of action.

  The Old Preferred Stock may be converted in whole, at any time, or in part, from time to time, at the option of the holder thereof into fully paid and non-assessable shares of Common Stock at the conversion rate of four shares of Common Stock for each share of Old Preferred Stock.

  Common Stock. The Company is authorized to issue 100,000,000 shares of Common Stock, of which 24,955,807 shares were outstanding as of May 31, 1996. All outstanding shares of the Common Stock are fully paid and non-assessable.

  The holders of Common Stock are entitled to one vote per share upon all matters presented to them. Pursuant to the Reorganization Plan, holders of Common Stock are entitled, collectively with holders of Old Preferred Stock, to 5% of the total voting power of the Company. The holders of Common Stock are entitled to dividends in such amounts as may be declared from time to time out of any funds legally available for such purposes. However, no dividends are payable until all accrued dividends have been paid to the holders of the Preferred Stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of debts and liquidation preferences on preferred stock, all remaining assets, if any, will be divided and distributed among the holders of Common Stock pro rata according to the number of shares owned by them. The Common Stock does not have preemptive rights and is not subject to redemption.

  Jurisdiction of Bankruptcy Court. The Reorganization Plan provides that the Bankruptcy Court retains jurisdiction after the confirmation date for certain matters including, but not limited to, (i) modifying the Plan pursuant to the Bankruptcy Code, (ii) assuring the performance by TGX under the Plan, (iii) enforcing and interpreting the terms and conditions of the Plan, (iv) entering into such orders, including injunctions, as are necessary to enforce the title, rights and powers of TGX and to impose such limitations, restrictions, terms and conditions of such title, rights and powers as the Bankruptcy Court may deem necessary and, (v) deciding issues concerning federal tax reporting and withholding which arise in connection with the confirmation of the Plan.

PROPERTIES

  Oil and Gas Exploration and Production. The Company's principal post bankruptcy activity, prior to 1995, was the production of oil and natural gas. In 1995, the Company began a modest program of oil and natural gas exploration and development drilling and property acquisition activities as allowed by its financial condition. The Company continues to maintain a staff of professional and support personnel required to manage its existing properties, including one engineer, and three marketing and land personnel. In addition, the Company engages petroleum geologists and engineers on a contract basis, as required.

 Proved Oil and Natural Gas Reserves.

   (a) General:

    Estimating economically recoverable crude oil and natural gas reserves and the future net revenues therefrom is not an exact science and is based upon a number of variable factors, such as historical production of the subject properties as compared with similar producing properties, and assumptions such as the effects of regulation by governmental agencies, future taxes, and development and other costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of economically recoverable reserves of crude oil and natural gas attributable to any particular group of properties, the classification and risk of recovering such reserves, and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially.

    Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates with respect to proved undeveloped and proved developed non-producing reserves that may be developed and produced in the future are based upon volumetric calculations or upon analogy to similar types of reservoirs. Later studies of the same reservoirs based upon production history may result in variations, which may be substantial. The actual production, revenues, severance and excise taxes, development costs, and operating expenditures with respect to the Company's reserves as reflected herein may vary from estimates, and such variances may be material.

    Based on the independent petroleum engineering report of Netherland, Sewell & Associates, Inc., as of January 1, 1996, utilizing year end product prices and costs held constant, the Company's proved oil and natural gas reserve volumes, in thousand of barrels of oil ("MBbls") and billion of cubic feet of gas ("Bcf"), and associated estimated future net revenues, undiscounted and discounted at 10% ("PV 10"), are as follows (dollars in thousands):

                                    1995                  1994                  1993
                            --------------------  --------------------  --------------------
                             OIL(MBBL)   GAS(BCF)   OIL(MBBL)  GAS(BCF)   OIL(MBBL)  GAS(BCF)
                            ------------ -------  ------------ -------  ------------ -------
   Proved developed........       465        9.7        444       7.8         525        9.1
   Proved undeveloped......       479        2.5        487       2.6         N/R        N/R
                              -------    -------    -------    ------     -------    -------
   Total proved reserves...       944       12.2        931      10.4         525        9.1
                              =======    =======    =======    ======     =======    =======
                                    1995                  1994                  1993
                            --------------------  --------------------  --------------------
                            UNDISCOUNTED  PV 10   UNDISCOUNTED  PV 10   UNDISCOUNTED  PV 10
                            ------------ -------  ------------ -------  ------------ -------
   Proved developed........   $13,831    $ 8,816    $ 9,571    $6,594     $16,078    $10,943
   Proved undeveloped......     7,054      2,988      5,243     2,213         N/R        N/R
                              -------    -------    -------    ------     -------    -------
   Total proved reserves...   $20,885    $11,804    $14,814    $8,807     $16,078    $10,943
                              =======    =======    =======    ======     =======    =======

- --------
  N/R = Not Reported

    As a result of TGX's debt restructuring (See "Bank Indebtedness") and anticipated cash flow, TGX included proved undeveloped reserves for the first time in preparing its 1994 report disclosures. The recognition of the proved undeveloped reserves was reflected as 1994 extensions and discoveries. The 1995 report disclosures continue to include proved undeveloped reserves. Estimated future development costs associated with proved developed non-producing and proved undeveloped reserves for 1995 and 1994 total $3.8 and $3.6 million, respectively. Production of those reserves is dependent upon the Company's ability to fund such future development costs, which are scheduled to be incurred over numerous years. The 1993 reserve disclosure continues to be reported utilizing only proved developed reserves. See Note 12 of the Notes to Consolidated Financial Statements for a discussion of the calculation of the estimated future net revenues on an undiscounted and discounted basis.

   (b) Sale of New York and Ohio Properties:

    In January 1994, but effective as of December 1, 1993, the Company sold substantially all of its New York and Ohio properties (the "Sold Properties") to BBC for $16.2 million. In conjunction with this transaction, the Company assigned to BBC the Company's contract with NFG, pursuant to which a substantial portion of the Company's natural gas underlying the Sold Properties was marketed. The assignment of the NFG Contract was made with certain reservations relating to the NFG Litigation. At the time of the sale, BMO released its liens on the Sold Properties and the proceeds from the sale were used to repay a substantial portion of the Company's debt to BMO. See "Bank Indebtedness" above.

   (c) Tabular Information:

    The table below sets forth an analysis of the change in the Company's proved oil and natural gas reserves for the periods indicated. Reserves are stated in thousands of barrels of oil and billions of cubic feet of natural gas.

                                                1995       1994        1993
                                              ---------  ---------  -----------
                                              OIL  GAS   OIL  GAS   OIL    GAS
                                              ---  ----  ---  ----  ----  -----
   Proved reserves:
     Beginning of year....................... 931  10.4  525   9.1   980   72.2
     Sales of reserves in place..............  (2)   --  (37)  (.5) (111) (62.0)
     Purchases of reserves-in-place..........  22   1.2   --    --    --     --
     Extensions and discoveries..............   1   0.1  487   2.6    --     --
     Revisions of previous estimates.........  55   2.2   18   1.4  (257)   2.6
     Production (1).......................... (63) (1.7) (62) (2.2)  (87)  (3.7)
                                              ---  ----  ---  ----  ----  -----
     End of year............................. 944  12.2  931  10.4   525    9.1
                                              ===  ====  ===  ====  ====  =====
   Proved-developed reserves................. 465   9.7  444   7.8   525    9.1
                                              ===  ====  ===  ====  ====  =====

- --------
(1) 1995 and 1994 includes .220 and .590 Bcf, respectively, of gas volumes related to gas balancing collections.

  As a result of TGX's debt restructuring (see "Bank Indebtedness") and anticipated cash flow, TGX included proved undeveloped reserves for the first time in preparing its 1994 report disclosures. The addition of the proved undeveloped reserves is reflected as 1994 extensions and discoveries. The 1995 report disclosures continue to include proved undeveloped reserves. The 1993 reserve disclosure continues to be reported utilizing only proved developed reserves.

  Except for the data contained in filings with the Securities and Exchange Commission ("SEC") and information furnished in conjunction with the Reorganization Proceeding pursuant to the order of the Bankruptcy Court, the Company has not filed information relating to estimates of its proved oil and natural gas reserves with any federal agencies.

  Oil and Gas Production. Information pertaining to the Company's oil and natural gas production is set forth in the table.

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                          1995    1994    1993
                                                         ------  ------  ------
Oil sales volume (MBbls)................................     63      62      87
Average price per barrel................................ $17.20  $15.24  $17.10
Natural gas sales volume (Bcf)(1).......................  1.701   2.241   3.712
Average price per Mcf................................... $ 1.49  $ 1.72  $ 2.22
Equivalent Mcf (6:1)....................................  2,078   2,613   4,234
Lease operating expense per equivalent Mcf.............. $ 0.92  $ 1.06  $ 0.93
Net oil and natural gas revenues (in thousands):
  Sales revenues........................................ $3,611  $4,802  $9,730
  Lease operating expenses.............................. (1,905) (2,772) (3,935)
                                                         ------  ------  ------
Net oil and natural gas revenues........................ $1,706  $2,030  $5,795
                                                         ======  ======  ======

- --------
(1) 1995 and 1994 includes .220 and .590 Bcf, respectively, of gas volumes and $213,000 and $634,000, respectively, of natural gas revenues related to gas balancing collections.

  In 1995 as a result of the Company's improving financial condition, the Company participated in one (net .07) successful and one (net .16) unsuccessful exploration well and three (net .47) successful and two (net .30) unsuccessful development wells. The Company had a 50% success ratio regarding exploration well activity and a 60% success ratio regarding development drilling activity. Company net drilling costs for 1995 totaled $372,000 of which $69,000 was expensed as unsuccessful exploration cost. The Company also acquired five (net 1.55) additional wells and interest in existing operated wells at a net cost of $771,000 and implemented workover operations on ten (net 3.69) operated wells at a net cost of $274,000. Drilling, acquisition and workover activity for 1995 resulted in a weighted average finding cost per equivalent barrel of oil of $3.32. In 1994, the Company participated only in the recompletion attempt of one (net .55) unsuccessful exploration well. During 1993, the Company participated in no significant drilling or workover operations.

  Leasehold Acreage and Productive Wells. The following table sets forth the Company's interest in undeveloped acreage, developed acreage and productive wells in which it owns a working interest as of December 31, 1995.

                                  UNDEVELOPED      DEVELOPED       PRODUCTIVE
                                    ACREAGE         ACREAGE         WELLS(1)
                                 --------------  --------------  --------------
                                 GROSS(2) NET(3) GROSS(2) NET(3) GROSS(2) NET(3)
                                 -------- -----  -------  -----  -------  -----
Arkansas........................     50      31   2,760     977     41      15
Louisiana.......................  1,048     533   5,726   1,294     11       2
Oklahoma........................  4,731     633  36,657   3,797     61       6
Texas...........................     --      --   9,835   1,102     24       4
Other States....................     --      --   1,800     675     12       4
                                  -----   -----  ------   -----    ---     ---
  Total.........................  5,829   1,197  56,778   7,845    149      31
                                  =====   =====  ======   =====    ===     ===

- --------
(1) Productive wells are wells capable of producing oil or natural gas.
(2) Gross represents the total number of acres or wells in which the Company owns a working interest.
(3) Net represents the Company's proportionate working interest resulting from its ownership in the gross acres or wells.

  The following table provides, as of December 31 for each year presented excluding Sold Properties for 1993 and 1994, and managed partnership wells liquidated in 1995, additional information pertaining to the productive wells in which the Company owns a working interest.

                                                       GROSS(1)        NET(2)
                                                     ------------- -------------
                                                     OIL GAS TOTAL OIL GAS TOTAL
                                                     --- --- ----- --- --- -----
1993................................................  72  93  165   18  14   32
1994................................................  58  89  147   17  13   30
1995................................................  56  93  149   17  14   31

- --------
(1) Gross wells are the total number of wells in which the Company owns a working interest.
(2) Net represents the Company's proportionate interest resulting from its working interest ownership in each gross well.

  Natural Gas Treating Plant. Through a joint venture, the Company owns a 35% interest in a natural gas treating plant located in the Comite Field, East Baton Rouge Parish, Louisiana. Natural gas from one well operated by the Company and two wells operated by third parties is transported to the plant where it is treated to satisfy pipeline specifications. The plant also provides condensate handling and saltwater disposal facilities. The Company receives cash distributions from the joint venture for its share of net cash flow. In addition, the joint venture charges the Company for gas treating and such charges are included in operating expenses. For information concerning this treating plant, see Note 5 of the Notes to Consolidated Financial Statements.

COMPETITION, MARKETS AND OTHER EXTERNAL FACTORS

  Competition and Marketing--Oil and Natural Gas Industry. The oil and natural gas industry is highly competitive both in the search for and acquisition of oil and natural gas reserves and in the redefining, processing and marketing of petroleum products. Competitors include the major and independent crude oil and natural gas companies, individual producers and operators, and major pipeline companies. Other sources of energy, such as coal and nuclear power, also provide competition, and crude oil and natural gas are subject to substantial competition from foreign sources.

  The price the Company receives for its oil production depends on many variables over which it has no control, such as the world supply of, and demand for, oil, the level of imports, and the political stability of foreign governments. The influence exerted by these and other factors have caused domestic oil prices to fluctuate dramatically.

  The availability of a ready market as well as the price received for natural gas produced and sold by the Company also depends upon numerous factors beyond its control, including the proximity of producing natural gas properties to pipelines, the capacity of such pipelines, fluctuations in seasonal or overall demand, domestic deliverability, government regulations, and competition from alternative forms of energy. A trend has emerged recently among major natural gas marketing companies toward consolidation mergers, both amongst themselves as well as in the form of strategic alliances with large producers or end-users. These consolidations have the effect of putting control of the majority of the supply and the market in hands of a few industry participants. The longer term ramifications of this trend are difficult to foresee, but will likely have an impact on the way natural gas is bought and sold in the future and this impact could be potentially more significant to the smaller independent producers such as the Company.

  Major Companies. Information concerning sales to customers who accounted for more than 10% of total revenues, the loss of any of which could have a material adverse effect on the Company's operations if alternative customers could not be found, is contained in Note 11 of the Notes to Consolidated Financial Statements appearing elsewhere herein. As a result of the sale of properties to BBC in 1993, the Company no longer makes any significant natural gas sales to NFG.

  Production and Development Hazards. Hazards such as unexpected formations, blow-outs, cratering and fires are involved in crude oil and natural gas drilling, production and development activities. Such hazards, as well as adverse weather conditions, may hinder or delay drilling and development operations. TGX attempts to obtain and maintain insurance coverage customary in the crude oil and natural gas industry, but may be subject to liability for pollution and other damages or may lose substantial portions of its properties due to hazards against which it is impossible or impractical (due to prohibitive premium requirements) to maintain insurance. Governmental regulations relating to environmental matters could also increase TGX's cost of production and development operations or require it to cease production and development operations in certain areas.

REGULATION

  Environmental Regulation. The drilling for, production, transportation and storage of oil and natural gas and the operation and maintenance of natural gas treating plants are subject to various federal and state laws and regulations designed to protect the environment. Moreover, various state and governmental agencies are considering, and some have adopted, other laws and regulations regarding environmental control which could adversely affect the business of the Company. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, may increase the cost of the Company's operations or may affect the Company's ability to complete, in a timely fashion, existing or future activities. However, the Company does not believe that such regulations could materially and adversely affect its financial condition or operations at the present time.

  State Regulation. All states in which the Company conducts oil and natural gas production operations have statutory provisions regulating the drilling for, production, transportation, storage and sale of oil and natural gas. Such statutes, and the regulations promulgated in connection therewith, generally are intended to prevent the waste of oil and natural gas and to protect correlative rights and opportunities to produce oil and natural gas as between owners of interests in a common reservoir. Certain state regulatory authorities also regulate the amount of oil and natural gas produced by assigning allowable rates of production to each well or proration unit.

  Federal Regulation. The Company's sale of its natural gas had historically been regulated by the Federal Energy Regulatory Commission ("FERC") under the authority of the Natural Gas Policy Act of 1978 ("NGPA"), which established price controls for various classifications of gas. However, as a result of the Wellhead Decontrol Act of 1989, all NGPA price controls were terminated as of January 1, 1993. The Company believes that this has had little or no impact on its natural gas sales, since its reserves were either previously deregulated, or sold under contracts with alternate pricing.

  The Company may conduct operations on federal oil and natural gas leases, and such operations must comply with numerous regulatory restrictions and requirements issued by the Mineral Management Service, including various nondiscrimination statutes, and certain of such operations must be conducted pursuant to appropriate permits issued by the Bureau of Land and Management.

EMPLOYEES

  As of May 31, 1996, the Company employed 14 persons, none of whom are represented by a labor union or collective bargaining agent. Also at May 31, 1996, the Company had engaged three persons on a temporary contract basis to perform certain engineering and financial and administrative functions. The Company considers its relations with its employees to be good and has experienced no work stoppages associated with labor disputes or grievances.

LEGAL PROCEEDINGS

  Reorganization Proceeding. For information concerning the Company's Reorganization Proceeding, see "Reorganization Proceeding" above.

  NFG Litigation. For information concerning the NFG Litigation and its settlement, see "NFG Litigation" above.

  Former Director Litigation. On May 31, 1995, the Company entered into a Settlement Agreement among itself, Paragon Resources, Inc., J.C. Templeton, W.M. Templeton and a number of other former directors of the Company, trusts on behalf of members of the Templeton family and other entities pursuant to which all lawsuits between and among the parties were dismissed with prejudice. In consideration therefor, the Company received $325,000, an assignment of certain oil and gas leases, and receipt of past due joint operating expenses payable by certain of the defendants. The Company released lis pendens against certain of the defendant's properties and conveyed to the defendants an interest in certain properties to which they were entitled. The parties to the litigation also conveyed to the Company any Common Stock or Preferred Stock which they held.

  Other. In August 1992, certain unleased mineral interest owners commenced a legal action against TGX, as operator of certain wells, in the 19th Judicial District Court for East Baton Rouge Parish, Louisiana (Case Number 383844, Division "A"). The complaint alleges that revenues in excess of the reasonable costs of drilling, completing, and operating certain wells had not been properly credited to the interests of the unleased mineral interest owners. In July 1995, in a separate action, certain royalty owners in the same wells commenced a legal action alleging that TGX and other working interest owners improperly profited under the terms of a Gas Gathering and Transportation Agreement dated December 12, 1983. Both cases are in the discovery stage and if settlement negotiations are not successful, TGX will vigorously defend itself in the litigation.

  In March 1994, a hearing was conducted in the Bankruptcy Court regarding the final allowance of prepetition and administrative claims related to an overriding royalty interest previously conveyed by TGX. During that hearing, the parties stipulated that the finally allowed amount of claimant's prepetition claim would be $600,000. That prepetition claim was fully satisfied by the issuance of 60,000 shares of Senior Preferred Stock. The Company had previously estimated that prepetition claim in that amount, and therefore it had been reflected in prior years' financial statements. Subsequent to the March 1994 hearing, and after post-healing motions from both TGX and the claimant, the Bankruptcy Court entered an order on September 7, 1994 which determined that the claimant would be granted an allowed administrative expense claim for unpaid overriding royalties arising post-petition but prior to October 4, 1992 in the amount of $244,000. That administrative claim, when finally allowed, was to be treated by the issuance of an Administrative Note under the terms of the Reorganization Plan and is to be payable under the terms of the Reorganization Plan. The Bankruptcy Court further ruled that it would not exercise any jurisdiction over claims for alleged unpaid overriding royalties arising subsequent to October 4, 1992. In May 1996, TGX settled this litigation for payment of $400,000 and the return to the Company of the 60,000 shares of Senior Preferred Stock previously issued.

  From time to time, in the normal course of business, the Company is a party to various other litigation matters the outcome of which, to the extent not otherwise provided for, should not have a material adverse effect on the Company.

                           MARKET PRICE INFORMATION

  The Company. As a result of TGX's Chapter 11 filing, in March 1991, the National Association of Securities Dealers, Inc. (the "NASD") notified TGX that it was terminating the inclusion of TGX's Common Stock on the Nasdaq National Market System. Through June 1992, the Company's common stock price continued to be reported on Nasdaq. Since July 1, 1992, neither the Common Stock nor the Senior Preferred Stock has been included on the Nasdaq National Market System. TGX's Common Stock is listed on the NASD's "bulletin board". Application will be made to list the New Common Stock on the Nasdaq Small Cap Market, but there can be no assurance as to such listing.

  As of June 30, 1996, there were approximately 3,985 holders of record of the Company's Common Stock, and 1,542 holders of record of the Senior Preferred Stock. The following table sets forth bid prices reported by the National Quotations Bureau, Inc., for the Company's Common Stock. Trading of the Company's Common Stock is very sporadic. There is no market for the Senior Preferred Stock. All quotations represent bid prices between dealers without retail markup or markdown or commission and do not reflect actual transactions.

      QUARTER ENDED                                                  HIGH   LOW
      -------------                                                  ----- -----
      1996:
        March 31.................................................... $   * $   *
        June 30..................................................... .0002 .0002
      1995:
        March 31.................................................... $ .03 $.001
        June 30.....................................................  .005  .005
        September 30................................................   .01   .01
        December 31.................................................   .01  .002
      1994:
        March 31....................................................  .001  .001
        June 30.....................................................  .001  .001
        September 30................................................  .001  .001
        December 31.................................................   .01  .001

- --------
* No reported trading activity for the period noted.

  Holders of Senior Preferred Stock have a dividend and liquidation preference over holders of other classes of preferred stock and the Common Stock. As of May 31, 1996, the redemption value and accrued dividends related to the Senior Preferred Stock were $87,886,000 and $45,636,000, respectively. The Senior Preferred Stock dividends must be paid in full prior to paying any dividends for the Common Stock. Under a liquidation scenario, after secured debt and other liabilities have been paid or provided for, the Senior Preferred Stock redemption value of $87,886,000 plus any accrued dividends must be paid in full before any liquidating distributions are made to the holders of other preferred stock or Common Stock.

  The Company has not paid, and does not anticipate paying, any cash dividends with respect to its Preferred Stock or Common Stock. The Company is prohibited from paying dividends on its Common Stock at any time that it is in arrears in paying dividends on any class of its preferred stock. The Company is currently in arrears in making such payments.

  On June 30, 1996, the closing bid and asked price per share of the Common Stock, as reported by the National Quotations Bureau, Inc., was $.0002. Trading of the Company's Common Stock is very sporadic.

  The Senior Preferred Stock has not been traded, and therefore, the Company cannot determine the market value, if any, therefor.

  GeoStrat. There is no public trading market for the New Common Stock. There are 1,000 shares of New Common Stock currently outstanding, all of which are held of record and beneficially by TGX. All shares of New Common Stock held by TGX will automatically be cancelled upon consummation of the Merger.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected consolidated financial information presented below for, and as of the end of, each of the years in the three-year period ended December 31, 1995 is derived from the consolidated financial statements of TGX, which have been audited by Price Waterhouse LLP, independent accountants. The consolidated financial statements as of and for the six-month periods ended June 30, 1996 and 1995 have not been audited, but, in the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation. The following selected consolidated financial information should be read in conjunction with TGX's consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               SIX MONTHS ENDED
                                   JUNE 30,         YEAR ENDED DECEMBER 31,
                               ------------------  ----------------------------
                                 1996      1995      1995      1994      1993
                               --------  --------  --------  --------  --------
                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues(1)(2).............  $  6,446  $  2,099  $  4,597  $  6,498  $ 10,997
  Costs and expenses:
   Operating and exploration
    expenses.................     1,083     1,027     1,974     3,188     3,935
   Depletion, depreciation
    and amortization(3)......       461       371       973     1,414     2,995
   Provision for loss on sale
    of assets(2).............        --        --        --        --    12,415
   General and administrative
    expenses.................     1,253       582     1,476     1,747     3,323
   Interest..................        54        61       142       969     2,246
                               --------  --------  --------  --------  --------
      Total costs and
       expenses..............     2,851     2,041     4,565     7,318    24,914
                               --------  --------  --------  --------  --------
  Income (loss) before income
   tax expense and
   extraordinary gain........     3,595        58        32      (820)  (13,917)
  Income tax expense
   (benefit).................       164        --      (163)      180        --
                               --------  --------  --------  --------  --------
  Income (loss) before
   extraordinary gain........     3,431        58       195    (1,000)  (13,917)
  Extraordinary gain(3)......        --        93        93     4,991        --
                               --------  --------  --------  --------  --------
  Net income (loss)..........     3,431       151       288     3,991   (13,917)
  Preferred stock dividends
   and accretion of Senior
   Preferred redemption
   value.....................    (9,392)   (9,076)  (17,353)  (14,760)  (13,034)
                               --------  --------  --------  --------  --------
  Net loss applicable to
   common stock..............  $ (5,961) $ (8,925) $(17,065) $(10,769) $(26,951)
                               ========  ========  ========  ========  ========
  Net loss per share of
   common stock:
   Before extraordinary gain.  $  (0.24) $  (0.35) $  (0.68) $  (0.62) $  (1.06)
   Extraordinary gain........        --        --        --      0.20        --
                               --------  --------  --------  --------  --------
   Net loss per share of
    Common Stock.............  $  (0.24) $  (0.35) $  (0.68) $  (0.42) $  (1.06)
                               ========  ========  ========  ========  ========
  Average common shares
   outstanding...............    24,956    25,254    25,105    25,314    25,314
  Cash dividends.............        --        --        --        --        --
  Capital expenditures.......  $    420  $    178  $  1,128  $     27  $    394
BALANCE SHEET DATA:
  Working capital (deficit)..  $  1,260  $ (1,981) $ (1,771) $ (1,482) $ (9,209)
  Property and equipment,
   net.......................     7,364     7,064     7,411     7,257     9,404
  Total assets...............    11,772     9,308     9,791    10,676    30,065
  Long-term debt.............        --       200       500     1,150        --
  Redeemable Senior Preferred
   Stock.....................    70,996    53,569    61,737    44,602    30,013
  Stockholders' equity
   (deficit).................   (61,626)  (47,795)  (55,799)  (39,004)  (28,505)

- --------

(1) Six months ended June 30, 1996 revenues includes $3.5 million of net litigation settlement proceeds. See Note 14.

(2) Effective December 1, 1993 TGX sold substantially all of its New York and Ohio properties to Belden & Blake Corporation for $16.2 million and recorded in 1993 a provision for loss on sale of assets of $12.4 million.

(3) See Notes 1, 3 and 14 of TGX's Notes to Consolidated Financial Statements.

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 ("1996") COMPARED TO JUNE 30, 1995 ("1995")

  General. The following discussion provides information which management believes is relevant to an understanding and assessment of the Company's results of operations and financial condition, and those presently known events, trends or uncertainties that are reasonably likely to have a material impact on the Company's future results of operations or financial condition or that are reasonably likely to cause the historical financial statements not to be necessarily indicative of future operating results or financial condition. It should be read in conjunction with the unaudited consolidated financial statements and related notes appearing elsewhere herein.

RESULTS OF OPERATIONS

  Consolidated revenues for the first half of 1996 totaled $6,446,000, up $4,347,000 from 1995 consolidated revenues of $2,099,000. The substantial revenue increase for 1996 is due to the receipt of net litigation settlement proceeds of $3,500,000 related to the NFG Litigation and a $145,000 gain on property sales, both non-recurring items, combined with improved results in other areas as discussed below.

  Total costs and expenses for 1996 were $2,851,000, up $810,000 or 40% over total costs and expenses reported for the same period in 1995. Over half of the 1996 expense increase is related to second quarter recognition in 1995 of a $425,000 receivable allowance recoupment which decreased reported general and administrative expense for the six month period of 1995.

  Net income before income taxes and extraordinary gain in the first half of 1996 was $3,595,000, compared to income of $58,000 for 1995.

Revenues

  Revenues from oil and natural gas sales for the 1996 period were $2,327,000, up 40% or $665,000 over 1995 on improved volumes and prices. A summary of oil and natural gas sales volumes and revenues for the respective periods follows:

                   Summary of Oil Volumes and Revenues

                                                             1996   1995  CHANGE
                                                            ------ ------ ------
Oil revenues (in thousands)................................ $  726 $  561  29%
Oil sales volume (barrels)................................. 36,300 31,600  15%
Oil average sales price per barrel......................... $20.00 $17.75  13%

                Summary of Natural Gas Volumes and Revenue

                                                             1996   1995  CHANGE
                                                            ------ ------ ------
Natural gas revenues (in thousands)........................ $1,601 $1,101  45%
Natural gas sales volume (Mmcf)............................    776    748   4%
Natural gas average sales price per Mcf.................... $ 2.06 $ 1.47  40%

  On an equivalent unit basis (one barrel of oil equals six Mcf of natural gas on a heating value basis), natural gas represents 78% of TGX's 1996 oil and natural gas sales volumes and 69% of oil and natural gas revenues. Due to the Company's production being heavily weighted toward gas, its revenues and cash flow are significantly influenced by changes in gas prices. During the first half of 1996, average gas prices increased to $2.06 or $0.59 per Mcf from the 1995 average price of $1.47. Current period oil prices were also higher than the previous period by $2.25 per barrel. Higher oil and gas product prices contributed to an increase in revenues for 1996 of $540,000. Oil and gas product prices continue to be very volatile with gas futures prices for September delivery down from current quarter end prices, but still up considerably from the same period last year. Oil futures prices for September delivery, on the other hand, are up both from current quarter end and the same period last year.

  Natural gas sales volumes for 1996 were 776 Mmcf, up 4% from sales reported in 1995 of 748 Mmcf which included non-recurring volumes related to imbalance settlements and well payout adjustments of 101 Mmcf. Excluding 1995 gas balancing and payout adjustment volumes, gas sales volumes for 1996 increased by 129 Mmcf or 20%. The Company records gas revenues on the net sales method and thus revenues are recorded when received or operations merit accrual.

  Oil volumes for 1996 were 36,300 barrels, up 15% over 1995 volumes of 31,600 barrels which included non-recurring payout volume adjustments of 7,600 barrels. Excluding the non-recurring volumes recognized in 1995, oil volumes for 1996 were up 12,300 barrels or 51% as compared to the same period in 1995.

  The increase in 1996 oil and gas sales volumes resulted in additional 1996 revenues of $125,000 compared to those reported in 1995. The sales volume increases for the first half of 1996 reflect the successful results of the Company's acquisition, drilling and workover activity. The Company anticipates further increases in production volumes and operating results during the second half of 1996 as it continues to expand its capital program activities.

  Natural gas gathering and equity earnings in Comite Field Plant Venture revenues increased by 22% to a combined total of $417,000 in 1996 as compared to $341,000 in 1995. This increase is primarily attributable to recoupment of previously deferred treating fees and higher per Mcf contract treating fees.

  As previously mentioned, on April 12, 1996 the Company entered into a settlement agreement with NFG and the Public Service Commission of the State of New York. Pursuant to the agreement, TGX received on April 19, 1996 $7.2 million from NFG and all parties to the settlement agreement dismissed all claims and counterclaims against each other. Pursuant to amended credit agreements with BMOF (See Notes 3 and 14), 50% of the settlement proceeds were paid to BMOF in cancellation and full payment of the non-recourse secured note. As a result of the NFG proceeds and $3.6 million BMOF payment and $100,000 payment to another third party entitled to participate in the proceeds, the Company retained $3.5 million of settlement proceeds and recorded a corresponding one-time amount as net litigation settlement revenues.

  For 1996 the Company recorded property sales and other revenues of $202,000 as compared to 1995 revenues of $96,000. The increase in 1996 revenues is primarily the result of the Company selling approximately 54 marginal wells for net proceeds of $145,000. Included in 1995 revenues is approximately $50,000 of gain recognized in the liquidation of various Company managed limited partnerships. The limited partnership liquidations were completed in late 1995.

Cost and Expenses

  Consolidated costs and expenses for 1996 increased by $810,000 or 40% to $2,851,000 as compared to $2,041,000 for 1995. The increase in expenses was primarily due to higher 1996 operating and general and administrative expenses and an increase in non-cash depletion, depreciation and amortization expense.

  For 1996, total operating expenses increased $94,000 or 10% to $1,083,000 as compared to $989,000 for 1995. Included in operating expenses are workover costs, severance taxes and expenses for both pre and post wellhead production costs. During 1995 the Company recognized $38,000 of costs related to unsuccessful exploration activity. Thus far for 1996, the Company has not incurred such costs.

  Workover costs for 1996 and 1995 totaled $133,000 and $193,000, respectively, and represent discretionary well production activities that are implemented to enhance or increase production. A significant portion of the workover costs incurred are related to the Company's major field in Arkansas and resulted in increases in production. Additional workovers are scheduled for 1996.

  Severance taxes for 1996 and 1995 were $121,000 and $37,000, respectively. Severance taxes for 1995 reflect a favorable one-time adjustment related to a first quarter pre-petition tax settlement of $42,000. The remaining increase in severance taxes is related to increased sales volumes and prices.

  Excluding workover costs and severance taxes, 1996 and 1995 operating expenses totaled $829,000 and $759,000, respectively, for production costs through the wellhead, as well as post production costs incurred beyond the wellhead such as treating, marketing and transportation. Operating expenses related directly to production for 1996 were $401,000 as compared to $417,000 for 1995. Production cost for 1996 increased, after excluding a 1995 one-time well payout adjustment of $56,000, primarily due to additional wells acquired in December 1995.

  Post-production costs of $428,000 in 1996 increased approximately $99,000 compared to 1995 primarily as a result of the recognition in 1996 of additional treating fees previously deferred pursuant to an agreement.

  Depletion, depreciation, and amortization ("DD&A") expense in 1996 increased $90,000 or 24% to $461,000 from $371,000 in 1995 due to increases in sales volume and weighted average DD&A rate per equivalent Mcf. Equivalent Mcf sales volumes for 1996 increased approximately 6% while the weighted average DD&A rate for the current six months increased 10% to $0.45 per equivalent Mcf as compared to 1995's rate of $0.41.

  General and administrative expenses in 1996 increased by $671,000 or 115% to $1,253,000 from $582,000 in 1995 due primarily to 1995 including benefits from a litigation receivable recoupment and reimbursements from previously managed limited partnerships. In the second quarter of 1995, the Company recognized a receivable allowance recoupment of $425,000 in conjunction with litigation settlement regarding affiliated receivables. During late 1995, the Company, as part of its plan of divesting non-strategic assets, liquidated the remaining eight managed limited partnerships. Thus, 1995 general and administrative expense benefited from partnership expense reimbursements of approximately $224,000. Excluding the 1995 receivable allowance recoupment and partnership reimbursement benefits, 1996 general and administrative expenses were relatively unchanged as compared to 1995.

  Interest expense for 1996 and 1995 was relatively unchanged. Included in both periods is $18,000 of amortization of credit facility establishment costs which are being amortized over the initial term of the facility.

  Due to tax loss carryforwards, the Company currently pays federal alternative minimum income taxes only. In conjunction with the recognition of the litigation settlement and related tax gain resulting from the final BMO debt settlement, the Company has estimated and accrued alternative minimum income taxes in 1996 of $164,000. The tax expense recognized represents an effective tax rate of 4.6% on income before income taxes.

  Pursuant to the terms of the Plan, dividends for the Senior Preferred Stock are calculated at 10%, compounded annually and resulted in dividends for 1996 of $6,393,000 as compared to $6,616,000 for 1995. Dividends on the Old Preferred Stock were $134,000 for 1996 and 1995.

  The accretion of the Senior Preferred redemption value, a non-cash item, is calculated based on the interest method. Accordingly, the amount of accretion increased by 23% to $2,865,000 for 1996 as compared to $2,326,000 in 1995.

                            FINANCIAL CONDITION

  During the first half of 1996, the Company's capital expenditures totaled $420,000 and were primarily related to development drilling activity. The Company also incurred workover costs of $133,000. The positive results of these expenditures are reflected in the increased sales volumes reported in 1996 and such activity should continue to benefit future operating results.

  At June 30, 1996, the Company had positive working capital of $1,260,000 which represents an increase of $3,031,000 from the prior year end deficit. The significant improvement in working capital is attributable to the $3.5 million of net litigation settlement proceeds received in April 1996 (See Note
2).

  As a result of the litigation settlement proceeds, the Company retired in April the $900,000 of Bank One credit facility borrowings then outstanding and had no borrowings outstanding as of June 30, 1996. The borrowing base under the credit facility at June 30, 1996 was $2,200,000 and is reduced monthly by $50,000. The borrowing base is redetermined on a semi-annual basis or at any time at Bank One's election. The credit facility is secured by substantially all of the Company's assets and includes financial and default covenants standard to the industry. The Bank One credit facility was initially repayable over a 36 month period and any borrowings outstanding are due on July 13, 1997.

  The Company has certain dividend and redemption obligations related to the Senior Preferred shares. For financial reporting purposes, the Senior Preferred shares have both debt and equity characteristics and, accordingly, are not classified as a component of stockholders' equity. At June 30, 1996, the Senior Preferred redemption value and accrued dividends were $87,886,000 and $46,831,000, respectively. These amounts, plus any additional accrued dividends, must be satisfied before any value can be attributed to the holders of Old Preferred and Common Stock.

  At June 30, 1996, the Stockholders' deficit was $61,626,000. Due to the dividend requirements for the Senior Preferred Stock and Old Preferred Stock and accretion of the redemption value of Senior Preferred, under the current capital structure, it is probable that the Company's Stockholders' equity will remain a deficit for the foreseeable future.

                     LIQUIDITY AND CAPITAL RESOURCES

  For 1996 to date, the Company's cash provided by operating activities was $2,894,000 and included net litigation settlement proceeds of $3.5 million (See Note 2). Also, included in cash provided by operating activities is approximately $343,000 of proceeds received from the Company's 35% equity investment in the Comite Plant Venture. The decrease in accounts payable and accrued liabilities of $951,000 includes the payment of $400,000 in regards to litigation settlement of a pre-petition administrative claim which had been previously accrued. Primarily as a result of the litigation settlement, the Company had a positive working capital of $1,260,000 at the end of the current period.

  The Bank One credit facility has a current borrowing base of approximately $2.2 million with no borrowings outstanding. The Company has letter of credit commitments totaling $60,000 outstanding under the credit facility resulting in a quarter-end facility availability of $2.14 million. Though the borrowing base is reduced monthly by $50,000 and all amounts borrowed are due July 13, 1997, the Company is currently negotiating an extension of the facility to July 1999 and anticipates receiving final approval in the near future. As a result of the Company's working capital position, improving operating results and availability under the facility, capital resources are deemed sufficient for current operating activities.

  Pursuant to the terms of various agreements, the Company, as a working interest owner, is responsible for marketing its share of natural gas production from certain properties. If the Company is unable or unwilling to market its share of natural gas production from a property, its under-produced status is subject to balancing with other working interest owners who have sold more than their proportionate share of natural gas production. On an aggregate net basis for certain natural gas properties, it appears that the Company is in an under-produced status and is currently recouping or attempting to settle its net under-produced status. Any balancing recoupments or settlements, which will typically be over a period of time, are not anticipated to be material to future operating results.

  Subject to the availability of cash flow for 1996, the Company's capital expenditure budget will be substantially related to the development of proved developed non-producing and undeveloped reserves or similar risk type projects. The Company shall also continue to review its investment opportunities, consistent with its available capital, to determine if asset enhancement can be best obtained through either development of existing Company reserves, drilling and/or acquisition.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  General. As a result of the Reorganization Proceeding, which was substantially consummated on October 2, 1992, the Company is required to present its financial statements pursuant to fresh start reporting standards, and accordingly, the financial statements of the Reorganized Company are not comparable to the financial statements of the Predecessor Company. However, in the case of the statement of operations, the Company believes that comments comparing calendar years are appropriate in order to provide a more meaningful understanding of the Company's operations.

  The following discussion provides information which management believes is relevant to an understanding and assessment of the Company's results of operations, financial condition, and those presently known events, trends or uncertainties that are reasonably likely to have a material impact on the Company's future results of operations or financial condition or that are reasonably likely to cause the historical financial statements not to be necessarily indicative of future operating results or financial condition. It should be read in conjunction with the selected financial data appearing in the preceding section and the consolidated financial statements and related notes appearing elsewhere herein.

  Results of Operations. A comparison of significant operating income components for 1995 as compared to 1994 is (amounts in thousands):

                                                           1995    1994   CHANGE
                                                          ------  ------  ------
      Oil and natural gas revenues....................... $3,611  $4,802  (25%)
      Gas gathering and equity in treating revenues......    694     727   (4%)
      Gain on property sales, net, and other revenues....    292     969  (70%)
      Operating and exploration expenses................. (1,974) (3,188) (38%)
      General and administrative expenses................ (1,476) (1,747) (16%)
                                                          ------  ------
      Operating income................................... $1,147  $1,563  (27%)
                                                          ======  ======  =====

  Operating income for 1995 and 1994 was significantly impacted by management's continuing efforts regarding cost reductions and revenue collection accelerations. As a result, operating income for 1995 and 1994 benefited by collection of previously allowed for receivables of $425,000 and $751,000, respectively, and gas balancing revenues, net of operating expenses and production taxes, of $213,000 and $634,000, respectively. Operating results for 1995 also included a prepetition tax settlement benefit, including interest, of $251,000. Excluding receivable recoupments, gas balancing net revenues and tax settlement, operating income for 1995 and 1994 would have been $258,000 and $178,000, respectively.

  Revenues. Consolidated revenues for 1995 declined by 29% or $1,901,000 to $4,597,000 as compared to $6,498,000 for 1994. The decrease in consolidated revenues was primarily the result of lower gas revenues and a decrease in gains on property sales and other revenues. Oil and natural gas sale revenues for 1995 decreased by $1,191,000 due to a decline in gas sales of $1,332,000, which was partially offset by an increase in oil sales of $141,000. Property sales and other revenues declined by $677,000.

  The natural gas sales revenue decline of $1,332,000 is primarily the result of lower sales volumes due to an anticipated decline in gas balancing collections and a significant decline in the sales price received per Mcf. Natural gas sales volume for 1995, including volumes associated with gas balancing, declined by 24%, resulting in lower revenues of $930,000. Of the volume decrease in gas revenues, 68% or $589,000 was directly the result of lower gas balancing revenue collections. 1995 and 1994 natural gas sales include gas balancing revenues of $220,000 and $809,000, respectively, representing production volumes, net to the Company, of 220,000 and 590,000 Mcf. The Company records gas balancing revenues on the net sales method as opposed to the entitlement method and thus revenues are recorded when received or operations merit accrual. The decrease in 1995 gas balancing revenues and volumes was anticipated due to the Company's collection efforts, which primarily commenced in 1994, being now significantly completed. The decline in gas sales volumes for 1995 was further impacted by the recognition of a lower interest in one well in Arkansas resulting from conveyance of an interest due to litigation settlement and volumetric gas balancing regarding a Company operated well in Louisiana. The lower well interest and Louisiana balancing settlement decreased 1995 sales volumes by approximately 175,000 Mcf. Excluding gas balancing volumes and impact of the lower interest in the Arkansas well, gas sales volumes for 1995 were relatively flat to 1994. For 1995, the natural gas price received, including gas balancing collections, averaged $1.49 per Mcf as compared to 1994's average of $1.72 per Mcf. The 14% decline in Mcf price received resulted in a decrease in 1995 revenues of $402,000. Excluding gas balancing collection revenues, the average price received per Mcf for 1995 and 1994 was $1.56 and $1.85, respectively.

  The revenue decline resulting from natural gas was partially offset by higher oil revenues of $141,000. The average oil price for 1995 was $17.20 as compared to $15.24 for 1994, a 13% increase. The increase in oil price resulted in $123,000 of additional 1995 oil revenues while a 2% increase in oil sales volumes contributed $18,000 of additional revenues.

  A summary of oil and natural gas sale volumes and revenues for the respective years is:

                      Summary of Oil Volumes and Revenues

                                                           1995    1994  CHANGE
                                                          ------- ------ ------
Oil revenues (in thousands).............................. $ 1,081 $  940   15%
Oil sales volume (barrels)...............................  62,900 61,700    2%
Oil average price per barrel............................. $ 17.20 $15.24   13%

                  Summary of Natural Gas Volumes and Revenues

                                                           1995    1994  CHANGE
                                                          ------- ------ ------
Natural gas revenues (in thousands)...................... $ 2,530 $3,862  (34%)
Natural gas sales volume (Bcf)...........................   1.701  2.241  (24%)
Natural gas average sales price per Mcf.................. $  1.49 $ 1.72  (13%)

  On an equivalent unit basis (one barrel of oil equals six Mcf of natural gas on a heating value basis), natural gas for 1995 represented 82% of the Company's oil and natural gas sales volumes and 70% of total oil and natural gas revenues. Based on the January 1, 1996 independent reserve report, gas production will continue to be the dominant production product and will represent approximately 80% of the Company's future oil and natural gas production volumes on an equivalent unit basis.

  Natural gas gathering and treating revenues decreased by 4% or $33,000 to $694,000 in 1995 as compared to $727,000 in 1994. This decrease is primarily attributable to continued field production declines.

  During 1994, the Company sold both nonstrategic producing wells and undeveloped acreage for a total of $2,174,000, resulting in a net gain of $766,000. This compares to 1995's sale of nonstrategic producing wells and other assets for $168,000, resulting in a net gain of $68,000. The producing wells sold in 1994, for $1,424,000, represented the Company's interest in certain partnerships, sold primarily effective February 1, 1994, and yielded the entire 1994 gain of $766,000. The Company in 1994 also sold nonstrategic undeveloped acreage in the New York area for $750,000 which represented net book value. The 1994 sales were the result of the Company's continuing effort to liquidate various private and public partnerships for which it was managing general partner and nonstrategic assets. With the liquidation of the remaining eight public partnerships in 1995, such partnership liquidation effort is deemed completed, but the Company will continue to evaluate the merit of sales of nonstrategic and marginally profitable assets.

  Other revenues. Other net revenues increased by 10% or $21,000 to $224,000 in 1995 as compared to $203,000 in 1994. Other revenues for 1995 consisted of interest income of $163,000 related to a pre-petition franchise tax settlement with the remaining balance being comprised primarily of bankruptcy preference claim settlements. Other revenues for 1994 consisted of interest income of $22,000 with the remaining balance representing various one-time suspense and bankruptcy preference claim settlements. No additional settlements regarding preference claims are anticipated in 1996.

  Costs and Expenses. Consolidated costs and expenses decreased by $2,753,000 or 38% to $4,565,000 for 1995 as compared to $7,318,000 for 1994. This decrease was due to declines in all expense categories, with significant decreases in operating and exploration costs and interest expense.

  Operating expenses for 1995 decreased $867,000 or 31% to $1,905,000 as compared to $2,772,000 for 1994. Included in operating expenses for 1995 and 1994 is $202,000 and $141,000, respectively, of production taxes and $274,000 and $167,000, respectively, of workover costs. Workover costs represent discretionary non-recurring well production activities that are implemented to enhance or increase production. A significant portion of these costs are related to the Company's major field in Arkansas and resulted in increases in production. Additional workovers are scheduled for 1996. Operating expenses in 1994 included $174,000 of transportation costs related to a portion of the $809,000 of gas balancing revenues recorded during the year and the reclassification of approximately $260,000 of general and umbrella liability insurance costs to operating expenses. Normal operating costs on an equivalent Mcf basis, after excluding production taxes, workover costs and 1994 gas balancing transportation and insurance adjustments, are $0.69 and $0.78 for 1995 and 1994, respectively.

  Pursuant to successful efforts reporting, unsuccessful exploration costs are expensed as opposed to capitalized. For 1995 such costs represented activity on three gross wells at a net cost to the Company of $69,000. Exploration costs for 1994 of $416,000 related primarily to the unsuccessful attempts regarding the Starkey No. 1 located in Comite Field, East Baton Rouge Parish.

  Depreciation, depletion and amortization ("DD&A") decreased by $441,000 or 31% due to lower sales volumes and a lower DD&A rate per equivalent Mcf sold. During 1994, management determined that as a result of the Company's improving financial condition, including expected cash flow for 1995 and beyond and its borrowing capacity, that it could fund development of its proved undeveloped and proved developed nonproducing reserves. These reserves, which previously had not been booked because of the Company's inability to develop them, were recorded. As a result of these changes in calculating DD&A, 1995 and 1994 DD&A expense were decreased by $708,000 and $847,000, respectively. The weighted average DD&A rate for 1995, on an equivalent Mcf basis, was $.48 as compared to 1994's rate of $.50.

  General and administrative expenses in 1995 decreased $271,000 or 16% to $1,476,000 from $1,747,000 in 1994. This decrease was primarily the result of lower franchise taxes and staff and related costs. Cost declines in these area were partially offset by lower net partnership expense reimbursements and unusually high 1994 receivable allowance recoupments.

  The decline in franchise taxes was primarily due to the 1995 settlement of a prepetition franchise tax claim resulting in reduction of previously accrued costs of approximately $166,000. The Company also realized general and administrative savings in the area of staff costs due to staff reductions related to property sales and outsourcing of certain accounting and administrative functions. Net staff cost savings, after adjusting for outsourcing expenses, for 1995 totaled approximately $358,000. Lower expenses of approximately $208,000 were also realized in 1995 in the area of professional fees.

  The Company, in 1995, received as a settlement of litigation a combination of cash and properties totaling approximately $425,000. The $325,000 of cash and $100,000 of estimated fair market value of properties was deemed a recoupment of previously allowed for receivables and thus was credited against general and administrative expenses. In 1994, as a result of the liquidation of various partnerships for which the Company was managing general partner, the Company collected certain note and receivable amounts which had been fully allowed for as doubtful accounts in prior years. As a result of the partnership property sales and other collection efforts, the Company recorded approximately $751,000 of net accounts receivable recoveries in 1994. As a result of these major one-time collections, 1994 general and administrative costs reflects a benefit, in excess of 1995 recoupments, of $291,000.

  General and administrative expense reductions for 1995 were partially offset by a decrease in managed partnership reimbursements. Partnership expense reimbursements for 1995 and 1994 totaled $424,000 and $684,000, respectively, with corresponding Company proportionate partnership expense of $25,000 and $144,000, respectively. The net decrease in partnership reimbursements of $141,000 was the result of the planned liquidation of all managed partnerships which was completed in late 1995.

  General and administrative costs, excluding partnership reimbursement declines due to liquidation of such, receivable recoupments and franchise tax settlement gains, actually declined during 1995 by approximately $492,000.

  Interest expense decreased $827,000 or 85% in 1995 to $142,000 from $969,000 in 1994. This decrease is primarily attributable to lower average debt outstanding and lower interest rates. During 1995, maximum bank borrowings outstanding were $1,150,000 resulting in a year end balance of $500,000. During 1994, borrowings outstanding peaked at $19,499,000. As a result of the debt restructuring on July 13, 1994, the Company's per annum interest rate was reduced from a high of 13% in 1994 to a floating bank rate plus two percent which resulted in a weighted average rate of approximately 10.7% for 1995. Also, included in 1995 and 1994 interest expense is $36,000 and $15,000, respectively, of amortization of credit facility establishment costs. These credit facility establishment fees are being amortized over the initial term of the facility.

  In conjunction with the recognition of tax gains on property sales and debt restructuring, the Company estimated and accrued federal and state alternative minimum income taxes in 1994 of $180,000. As a result of additional benefits derived from the 1994 partnership liquidations and tax complexities therewith, and the recognition of additional tax basis on sold and abandoned properties, the Company was able to reduce the prior year accrual resulting in a tax benefit for 1995 of $163,000.

  Debt forgiveness for 1995 and 1994 resulted in the recognition of an extraordinary gain of $93,000 and $4,991,000, respectively. The 1995 gain was derived from Administrative Note settlements and claim forfeitures. The 1994 gain was comprised of bank debt restructuring ($4,160,000) (See "Business of the Company--Bank Indebtedness") and the discounting of certain Administrative Notes ($831,000) (See "Administrative Claims").

  Financial Condition. In 1995, the Company's total capital expenditures were $1,128,000. Capitalized costs for 1995 consisted of proved property acquisition cost of $771,000, drilling cost of $303,000 and other miscellaneous asset cost of $54,000. The Company also incurred workover and dry-hole exploration costs of $274,000 and $69,000, respectively.

  At December 31, 1995, the Company's working capital deficit was $1,771,000 which included $518,000 related to various pre-petition obligations. The current deficit represents an increase in deficit of $289,000 from the prior year. Based on current borrowing availability and projected 1996 activity, capital resources are deemed sufficient for current operating needs.

  The July 13, 1994 debt restructuring with BMO and establishment of a new line of credit with Bank One significantly improved the Company's liquidity while curing the BMO events of default. The Bank One credit facility's borrowings outstanding as of December 31, 1995 totaled $500,000 with a borrowing base of

$2,500,000. The borrowing base is reduced monthly by $50,000. Due to the excess of borrowing base over year end borrowings outstanding and the current monthly facility reduction rate, no current maturities for debt are reflected. The borrowing base is redetermined on a semi-annual basis or at any time at Bank One's election. The Bank One credit facility is secured by substantially all of the Company's assets and includes financial and default covenants standard in the industry. Pursuant to the terms of the Bank One credit agreement, the Company is required to maintain certain financial ratios including a current ratio of 1 to 1 after excluding certain liabilities and making other adjustments as allowed under the facility. After making such current ratio adjustments, the Company at December 31, 1995 was in compliance with the current ratio and other financial ratios and covenants of the credit facility. Though the Company has complied with all covenant requirements to date, there can be no assurance that it will be able to continue such compliance or that its borrowing base may not be significantly reduced during future redeterminations which could result in required principal reductions during 1996. The Bank One credit facility was initially repayable in 36 month period and all borrowings outstanding are due on July 13, 1997.

  The Senior Preferred Stock has a liquidation preference value of $10 per share and is redeemable in whole or in part at the option of the Company at any time at a price per share equal to the liquidation preference amount per share plus all accrued and unpaid dividends to the date of redemption. Subject to Delaware law, the Company must redeem all outstanding shares of the Senior Preferred Stock on or before January 21, 2002. The Senior Preferred Stock is entitled to receive cumulative, compounded 10% annual dividends payable quarterly. Payment of the dividends on the Senior Preferred Stock is mandatory if sufficient surplus funds (after reasonable reserves for capital budget items and working capital reserves for capital budget items and working capital reserves) are legally available for such purpose. Until the Senior Preferred Stock is fully redeemed, Old Preferred Stock receives dividends payable in additional shares of Old Preferred Stock. For financial reporting purposes, the Senior Preferred Stock has both debt and equity characteristics and accordingly, it is not classified as a component of stockholders' equity. At December 31, 1995, the Senior Preferred Stock redemption value and accrued dividends were $88,514,000 and $40,421,000, respectively. These amounts plus any additional accrued dividends must be satisfied before any value can be attributed to the holders of Old Preferred Stock and Common Stock.

  At December 31, 1995, the stockholders' deficit was $55,799,000. Due to the dividend requirements for the Senior Preferred Stock and Old Preferred Stock and accretion of the redemption value of Senior Preferred Stock, if the Merger is not consummated, it is probable that the Company's stockholders' equity will remain a deficit for the foreseeable future.

  Liquidity and Capital Resources. For 1995, the Company's cash provided by operating activities was $1,554,000 and included benefits derived from receivable allowance recoupment of $425,000, state tax settlements, including interest, of $251,000 and a decrease in prior year federal tax accrual of $163,000. Included in cash provided by operating activities is cash received of $588,000 from the Company's 35% equity investment in the Comite Field Plant Venture.

  The July 13, 1994 debt restructuring with BMO and establishment of a new line of credit with Bank One significantly improved the Company's liquidity while curing the BMO Events of Default. At December 31, 1995, the borrowing base under the credit facility was $2,500,000, and the Company had borrowings outstanding of $500,000 and letter of credit commitments of $25,000. Based on the borrowing base and borrowings and commitments, the Company at year end had availability under the facility of $1,975,000. Amounts borrowed under the line of credit are due July 13, 1997.

  Pursuant to the terms of various agreements, the Company, as a working interest owner, is responsible for marketing its share of natural gas production from certain properties. If the Company is unable or unwilling to market its share of natural gas production from a property, its under-produced status is subject to balancing with other working interest owners who have sold more than their proportionate share of natural gas production. On an aggregate net basis for certain natural gas properties, it appears that the Company is substantially under-produced and is conducting negotiations to recoup or otherwise settle its net under-produced status. The

Company received approximately $213,000, net of expenses, as a result of such negotiations during 1995. The Company can give no assurance as to its ability to recoup or otherwise settle any additional net under-produced wells in the immediate future. Any balancing recoupments or settlements, which will typically be over a period of time, are not anticipated to be material to operating results.

  During 1996, the Company will continue to review its investment opportunities, consistent with its available capital, to determine if asset enhancement can be best obtained through either development of existing proved developed non-producing reserves, drilling and/or acquisition.

  Inflation and Changes in Prices. The Company's revenues have been and will continue to be affected by changes in oil and natural gas prices which have been unstable. For management purposes, the Company assumes that oil and natural gas prices will escalate at 5% per annum and that costs and expenses will escalate at 4% per annum. The principal effects of inflation on the Company relate to the costs required to drill, complete and operate oil and natural gas properties. Such costs have also been on a general downward trend since the early 1980's due primarily to the industry-wide decrease in drilling activity.

                  PROPOSALS 2 AND (A)--ELECTION OF DIRECTORS

  The number of directors has been fixed by the Board at five, pursuant to the TGX Bylaws. At the time the TGX Bylaws were amended, five persons were elected to the Board. Two members of the Board have resigned, no new members have been elected and thus two positions on the Board are currently vacant. At the Meeting, shares of Common Stock, Old Preferred Stock and Senior Preferred Stock represented by proxies will, unless otherwise specified, be voted for the election of the five nominees named below. Each nominee will serve until the next annual meeting of TGX or until their respective successors are duly elected and qualified. All directors are to be elected by all of the stockholders voting in accordance with the TGX Certificate. The shares held by the holders of the Senior Preferred Stock are entitled pursuant to the TGX Certificate to cast 95% of the votes to be cast by all stockholders, and the holders of the Senior Preferred Stock have, therefore, sufficient voting power to elect all directors of TGX.

  The Board has nominated Larry H. Carpenter, David H. Scheiber and Jeffrey E. Susskind (the "Nominees") for election as members of the Board. Messrs Carpenter, Scheiber and Susskind currently serve as directors. Although the Board does not contemplate that any of the Nominees will be unable to serve, if such a situation arises before the Meeting takes place, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for a substitute nominee.

  If the Merger is effected, the Nominees will be nominees for directors of GeoStrat.

  For information regarding the proposed plan to provide employee and nonemployee directors and officers of GeoStrat with increased equity ownership in GeoStrat, see "Proposal (b)--1996 Flexible Incentive Plan" and "Proposal
(c)--GeoStrat 1996 Nonemployee Director Stock Option Plan."

  The following table sets forth for each nominee his name, age, principal occupation and employment for the past five years, offices held with TGX, the date he first became a director, and the date of expiration of his current term as director.

                                 POSITION, PRINCIPAL OCCUPATION, BUSINESS     DIRECTOR  TERM
        NOMINEES         AGE        EXPERIENCE AND DIRECTORSHIPS HELD          SINCE   EXPIRES
        --------         ---     ----------------------------------------     -------- -------
Larry H. Carpenter......  48 Chairman of the Board, President and Chief         1992    1996
                              Executive Officer of the Company since November
                              1992. From March 1992 he served as a consultant
                              to the Company until his election as President.
                              Prior thereto he was a senior executive with
                              Texas Oil & Gas Corporation, from 1977 through
                              September 1990, and thereafter was engaged as
                              an independent oil and gas consultant.
David H. Scheiber.......  38 Principal of Chesapeake Bay Investors, L.L.C.,     1995    1996
                              an investment management company in Baltimore,
                              Md., since April, 1996. From September 1992 to
                              April, 1996, Mr. Scheiber was President of Cana
                              Capital, LLC, an investment banking and
                              financial services company located in Laguna
                              Niguel, California. From September 1991 to
                              August 1992, Mr. Scheiber was affiliated with
                              Monitor Company, Inc., a management consulting
                              firm headquartered in Boston, Massachusetts, as
                              manager of their bankruptcy practice.
Jeffrey E. Susskind.....  42 Principal of Strome, Susskind Investment           1992    1996
                              Management, L.P., an investment management
                              company in Santa Monica, California. Mr.
                              Susskind previously was an investment manager
                              with Kayne, Anderson & Co.

  Only those directors who are not employees of the Company are entitled to receive a fee, plus reimbursement for reasonable travel expenses incurred in conjunction with meetings, with air fares not to exceed the rate for a full-fare coach seat, for their services as directors. Under the Company's standard arrangement for compensation of directors, directors receive a retainer fee of $833 per month plus a meeting fee of $1,000 per day and $250 for each telephone meeting. The monthly retainer fee is subject to forfeiture on a six-month prospective basis if a director attends less than seventy-five percent (75%) of the meetings. In addition, nonemployee directors will receive options to purchase stock of the Company or, if the Merger is consummated, of GeoStrat pursuant to the Nonemployee Director Plan. See "Nonemployee Director Plan."

  Six meetings of the Board were held in the last fiscal year. No incumbent director attended fewer than seventy-five percent (75%) of the meetings of the Board held in the last fiscal year.

  The Board has a standing Audit Committee which met once during the last fiscal year. The Audit Committee consists of Messrs. Scheiber and Susskind. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities with respect to the accounting policies and reporting practices of the Company and the sufficiency of the audits of all Company activities. It is the Board's agent in ensuring the integrity of financial reports of the Company, and the adequacy of disclosures to shareholders. The Audit Committee is the focal point for communication between the directors, the independent auditors and management as their duties relate to financial accounting, reporting, and controls.

  While the Board did not have a standing Compensation Committee during the last fiscal year, Messrs. Scheiber and Susskind, the nonemployee directors, acted in such capacity during 1995. During the year the nonemployee directors consulted with management regarding the compensation and benefits that are provided to the directors, officers and employees of the Company. GeoStrat anticipates forming a compensation committee which, among its other duties, will also administer the Flexible Incentive Plan.

  The Board has a standing Executive Committee which did not meet during the last fiscal year. The Executive Committee is authorized to exercise all of the powers of the Board of Directors except those not permitted by the General Corporation Law of Delaware. The Executive Committee consists of Messrs. Carpenter and Susskind.

                              EXECUTIVE OFFICERS

  The following table provides information regarding the executive officers of the Company. Pursuant to the TGX Bylaws, the officers serve at the discretion of the Board and may be removed, with or without cause, at any time.

                              OFFICER
          NAME            AGE  SINCE                   POSITION
          ----            --- -------                  --------
Larry H. Carpenter.......  48   (1)                       (1)
Michael A. Gerlich.......  42  1994   Mr. Gerlich was elected Vice President and
                                       Chief Financial Officer of the Company in
                                       December, 1994. From January 1993 until
                                       joining TGX, he owned and managed Chalk
                                       Hill Resources, Inc., an independent oil
                                       and gas investing and financial consulting
                                       company. Prior thereto, he was Executive
                                       Vice President from January 1989 to
                                       December 1992 and Vice President of
                                       Finance from May 1982 to December 1988 for
                                       Trinity Resources, Inc., an independent
                                       public oil and gas company.

- --------
(1) See information as set forth under "Election of Directors."

                             EMPLOYMENT AGREEMENTS

  Larry H. Carpenter, Chairman of the Board, President and Chief Executive Officer of the Company, entered into an employment agreement (the "Employment Agreement") with the Company in March 1992. Pursuant to the Employment Agreement, for the period through November 1992, Mr. Carpenter acted as a consultant to the Company and had an option to become a full-time employee, President and member of the Board of Directors. In November 1992, Mr. Carpenter exercised such option and, at that time, was elected President of the Company and, pursuant to the Certificate of Incorporation, became a member of the Board of Directors. Pursuant to the Employment Agreement, for a period of three years ending March 30, 1995, Mr. Carpenter received compensation equal to $175,000 per annum, plus discretionary bonuses as determined by the Board of Directors. For 1993, the Board of Directors did not grant a discretionary bonus. However, in February 1994, the Board of Directors granted a bonus of $100,000 to Mr. Carpenter in connection with his efforts in consummating the sale of the Company's New York and Ohio properties. In addition, Mr. Carpenter in 1992 received 200,000 shares of Senior Preferred Stock which vested over the term of the Employment Agreement. The Employment Agreement also provided Mr. Carpenter with certain living expense allowances, as well as benefits relating to moving expense, health and life insurance, club membership and use of an automobile. On April 1, 1995, Mr. Carpenter and the Company entered into an Employment Agreement covering a period of two years ending March 31, 1997 ("New Employment Agreement"). The term of the New Employment Agreement shall be automatically extended one additional year unless notice is given 60 days before March 31, 1997 by the Company or Mr. Carpenter requesting the term not be extended. Mr. Carpenter is to receive compensation of $225,000 per annum, plus discretionary bonuses as determined by the Board of Directors. In 1995 the Board of Directors granted a bonus of $75,000 related to 1994 results and an additional bonus of $50,000 in 1996 related to 1995 results. In addition, Mr. Carpenter received 200,000 shares of the Company's Senior Preferred Stock which vests over the initial term of the New Employment Agreement. The New Employment Agreement also provides Mr. Carpenter, at Company expense, benefits of health and life insurance. GeoStrat will assume all liabilities under this Employment Agreement if the Merger is consummated.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation of the Chief Executive Officer of the Company, and of the Company's most highly compensated executive officers (other than the CEO) whose total annual salary and bonus exceeded $100,000, for each of the Company's fiscal years ending December 31, 1995 and December 31, 1994. For 1994, other annual compensation for Mr. Carpenter includes reimbursement of house and automobile expenses.

                         SUMMARY COMPENSATION TABLE(1)

                                                      LONG TERM
                                                     COMPENSATION
                          ANNUAL COMPENSATION         AWARDS(1)
                         -------------------------   ------------
          (A)             (B)   (C)         (D)           (E)             (F)
                                                      RESTRICTED
   NAME AND PRINCIPAL         SALARY                    STOCK         ALL OTHER
        POSITION         YEAR ($)(2)     BONUS ($)    AWARDS (#)   COMPENSATION ($)
   ------------------    ---- -------    ---------   ------------  ----------------
Larry H. Carpenter...... 1995 209,000     125,000(4)   200,000(5)        -0-
President & CEO          1994 175,000     100,000      200,000(6)        -0-
Michael A. Gerlich...... 1995 107,000(3)   10,000(4)    30,000(7)        -0-
Vice-President & CEO

- --------
(1) The table above lists only the compensation of the CEO for 1994, as he was the only employee who received in excess of $100,000 in total compensation for that period.
(2) Includes perquisites and other benefits, unless the aggregate amount of such does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. See "Employment Agreements."
(3) Includes amounts paid as a consultant to an officer.
(4) Of the bonus amount shown for Mr. Carpenter, $75,000 was granted in regards to 1994 accomplishments and paid in 1995. The remaining $50,000 is for 1995 accomplishments and was paid in January 1996. All of Mr. Gerlich's bonus was granted and paid in January 1996.

(5) Of such award 100,000 are vested and the remaining 100,000 shares cease being subject to forfeiture on April 1, 1997. As of December 31, 1995, there was limited trading in the Senior Preferred Stock and, therefore, the Company has utilized the price reflected in Schedule 13-D filed on May 8, 1995 of $0.20 for stock compensation recognition purposes.

(6) As of December 31, 1994, there was no trading in the Senior Preferred Stock and, therefore, the Company was not able to determine a market value for such stock. For stock compensation recognition purposes, the Company valued these shares at $1.50 per share, based on an internal estimate of Company net assets as of October 2, 1992 (fresh start reporting).

(7) Of such award, 15,000 shares cease to be subject to forfeiture on September 27, 1996 and the remainder on September 27, 1997. As of December 31, 1995, there was limited trading in the Series A Senior Preferred Stock and, therefore, the Company has utilized the price reflected in Schedule 13-D filed on May 8, 1995 of $0.20 for stock compensation recognition purposes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No nonemployee director is or has been an officer or employee of TGX or any of its subsidiaries or had any relationship requiring disclosure pursuant to
Item 404 of the SEC Regulation S-K. No executive officer of TGX served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, any of whose executive officers served on the TGX Compensation Committee. No executive officer of TGX served as a director of another corporation, one of whose executive officers served on the TGX Compensation Committee. No executive officer of TGX served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of TGX.

REPORT ON EXECUTIVE COMPENSATION

  We are pleased to present this report to stockholders on executive compensation. This report summarizes the responsibilities of the Company's nonemployee directors who act as a Compensation Committee (the

"Committee") although the Company has not formally established such a Committee. In establishing the compensation policy and objectives that guide the development and administration of the executive compensation program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended December 31, 1995.

, During the fiscal year, the Committee was comprised of the following Board members, all of whom were non-employee directors of the Company: Jeffrey E. Susskind, and David H. Scheiber. The Committee's responsibilities are to oversee the development and administration of the compensation program for corporate officers and subsidiary presidents, and administer the executive incentive and stock option plans. During fiscal year 1995, the Committee also reviewed market compensation trends for outside directors.

  The objective of the executive compensation program is to create strong financial incentive for corporate officers and managers to increase profits and grow revenues. The following objectives guide the Committee in its deliberations:

  . Provide a competitive compensation program that enables the Company to attract and retain key executives and Board members.

  . Assure a strong relationship between the performance results of the Company or subsidiary and the total compensation received.

  . Balance both annual and longer performance objectives of the Company.

  . Encourage executives to acquire and retain meaningful levels of equity ownership in the Company.

  . Work closely with the Chief Executive Officer to assure that the compensation program supports the management style and culture of the Company.

  In addition to normal employee benefits, the executive total compensation program includes base salary, annual cash bonus compensation, and longer term stock based grants and awards.

  Recent changes to the Internal Revenue Code (Section 162(m)) impose a $1,000,000 limit, with certain exceptions, on the deductibility of compensation paid to each of the five highest paid executives. In particular, compensation that is determined to be "performance based" is exempt from this limitation. To be "performance based," incentive payments must use predetermined objective standards, limit the use of discretion in making awards, and be certified by the Compensation Committee made up of "outside directors." While the Committee intends to comply with the provisions of
Section 162(m) with respect to the longer term stock based incentives, it believes that the use of discretion in evaluating the individual contributions of corporate management is appropriate. As such, the Committee has taken no action to comply with Section 162(m) with respect to annual incentive payments. It is not anticipated that any executive will receive compensation in excess of this limit during fiscal years 1995 or 1996. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

  The Chief Executive Officer, Mr. Larry H. Carpenter, participates in the executive compensation program described in this report.

  In establishing the total compensation program for Mr. Carpenter, the Committee assessed the pay levels for CEOs in similar companies in the oil and gas industry, the improvement in profit performance of the Company, and Mr. Carpenter's efforts in seeking out growth opportunities for the Company, supervising and managing the NFG Litigation and other litigation, and controlling costs. For fiscal year 1995, Mr. Carpenter received a bonus incentive award of $50,000.

                                          Respectfully submitted,

                                          Jeffrey E. Susskind
                                          David H. Scheiber

STOCK BASED COMPENSATION

  Previously, the Company had adopted a key employee compensation package which consisted of a Restricted Stock Plan, a Non-Qualified Stock Option Plan, and an Incentive Stock Option Plan. Both the Non-Qualified Stock Option Plan and the Incentive Stock Option Plan were terminated in 1991 pursuant to the respective plan's provisions and no options under these plans can be issued or are outstanding.

  Shares of common stock under the Restricted Stock Plan were granted free of charge to the recipient in consideration for services rendered. Grants made under the plan are subject to forfeiture, based on a formula, in the event the recipient leaves the employment of the Company within three, four or five years after the date of grant. The market value of the Common Stock on the date of grant was charged to expense over a five-year period, regardless of whether or not the shares are ultimately earned by the employee. The Company has reserved 89,333 shares of Common Stock for issuance under the plan. From 1991 through 1995, no shares of common stock were issued to vested participants pursuant to the plan and no new grants will be issued under this plan.

  Non-qualified and incentive stock options were granted to selected key employees at an exercise price equal to the market price of the shares of common stock on the date of grant, and become exercisable over a five-year period.

                            CERTAIN STOCK OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information regarding each person known by the Company owning or entitled to own as the beneficial owner, more than five percent (5%) of the Company's outstanding Common Stock, Senior Preferred Stock or Old Preferred Stock as of June 30, 1996:

                                                       AMOUNT AND
                                                         NATURE      PERCENT
          NAME AND ADDRESS                            OF BENEFICIAL    OF
        OF BENEFICIAL OWNER               CLASS         OWNERSHIP     CLASS
        -------------------          ---------------- -------------  -------
Liberty National Bank and Trust           Common        3,136,986(1)  12.6%
 Company of Oklahoma City
 Escrow Agent UA
 November 18, 1985, Templeton
 Energy,
 Inc./Temex Energy, Inc. and Escrow
 Agent for the benefit of certain
 claimants of Amarex, Inc.
 P.O. Box 25848
 Oklahoma City, Oklahoma 73125
Gaylon E. Simmons and                Senior Preferred     569,561     6.4%
 Gloria Annette Turner Simmons        Old Preferred       471,500     100%
 905 East Main Street
 Jonesboro, Louisiana 71251
Jeffrey and Janis Susskind           Senior Preferred   1,702,796     19.4%
 FBO The Susskind Family Trust
 100 Wilshire Blvd., 15th Floor
 Santa Monica, California 90401
The AIF-Lion Group                   Senior Preferred   1,823,000(2)  21.0%
 c/o Apollo Advisors, L.P.
 Two Manhattanville Road
 Purchase, New York 10577

- --------
(1) In connection with its acquisition of Amarex, Inc. which was consummated on December 5, 1985, the Company issued 11,475,000 shares of Common Stock into escrow with Liberty National Bank and Trust

   Company of Oklahoma City as escrow agent. Such shares are held by the escrow agent for the benefit of various classes of creditors of Amarex and its affiliates entitled to receive the shares under a Plan of Reorganization confirmed in Amarex's bankruptcy proceeding, and the shares have been and will continue to be distributed by the escrow agent from time to time as the various creditors' claims are adjudicated and allowed by the Bankruptcy Court. As of June 30, 1996, 3,136,986 shares remained in escrow. Pursuant to the agreement governing the administration of the escrow account, the escrow agent has agreed to cause the escrowed shares to be voted at any annual or special stockholders' meeting in accordance with the instructions of the Company.
(2) Such information has been supplied to the Company pursuant to Schedule 13D filed with the Securities and Exchange Commission on December 31, 1994, by AIF II, L.P., a Delaware limited partnership and Lion Advisors, L.P., a Delaware limited partnership (collectively the "Reporting Persons"). Such Reporting Persons may together constitute a "group" within the meaning of Rule 13D-5 under the Securities Exchange Act of 1934, as amended.

  The following table sets forth, as of June 30, 1996, the amount of the Company's Common Stock or Senior Preferred Stock beneficially owned by each of its directors, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, based upon information obtained from such persons:

                                          AMOUNT AND NATURE OF
                                          BENEFICIAL OWNERSHIP
                                 --------------------------------------
                                                              OPTIONS
                                                            EXERCISABLE PERCENT
               NAME OF                SOLE VOTING AND        WITHIN 60    OF
         INDIVIDUAL OR GROUP          INVESTMENT POWER         DAYS     CLASS(1)
         -------------------     -------------------------- ----------- -------
      Larry H. Carpenter (2)...    300,000 Senior Preferred     -0-       3.4%
      David H. Scheiber........     10,000 Senior Preferred     -0-         *
      Jeffrey E. Susskind......  1,702,796 Senior Preferred     -0-      19.4%
      Michael A. Gerlich.......     30,000 Senior Preferred     -0-         *
      All Executive Officers
       and Directors as a group
       (4 persons).............  2,042,796 Senior Preferred     -0-      23.2%

- --------
 * Less than one percent.
(1) Unless otherwise indicated, the holders have sole voting and investment powers.
(2) Of Mr. Carpenter's shares, 100,000 are subject to forfeiture pursuant to the terms of his employment agreement. See "Employment Agreement".

              PROPOSAL (B)--GEOSTRAT 1996 FLEXIBLE INCENTIVE PLAN

GENERAL

  The GeoStrat Board approved the Flexible Incentive Plan to become effective as of the consummation of the Merger if the Merger Agreement is adopted, subject to the approval of the stockholders of the Company. A copy of the Flexible Incentive Plan is attached hereto as Appendix "F". The description of the Flexible Incentive Plan contained herein is not intended to be complete and is qualified in its entirety by reference to Appendix "F", which contains the complete text of the Flexible Incentive Plan.

  The purposes of the Flexible Incentive Plan are to enable GeoStrat to attract, motivate and retain highly talented officers, employees, non-employee directors and consultants by enabling GeoStrat to make awards that recognize the creation of long-term value for GeoStrat's stockholders and promote the continued growth and success of GeoStrat. To accomplish this purpose, the Flexible Incentive Plan provides for the granting to eligible persons of stock options, stock appreciation rights, restricted stock, performance awards, performance stock, dividend equivalent rights or any combination thereof.

AVAILABLE SHARES

  The aggregate number of shares of New Common Stock which may be issued under the Flexible Incentive Plan (or with respect to which awards may be granted)
shall not exceed          shares. The maximum number of shares with respect to
which awards may be granted in any fiscal year in the Flexible Incentive Plan
shall not exceed        . Shares issued under the Flexible Incentive Plan may
be either authorized and unissued New Common Stock or New Common Stock held in or acquired for the treasury of GeoStrat. Any shares of New Common Stock subject to a stock option or stock appreciation right that are not issued before the expiration of such awards, or any restricted stock or performance shares that are forfeited, will again be available for award under the Flexible Incentive Plan. If shares of New Common Stock are delivered to GeoStrat in payment of the exercise price with respect to any stock option granted under the Flexible Incentive Plan, the number of shares available for future awards under the Flexible Incentive Plan will be reduced only by the net number of shares issued.

PERSONS ELIGIBLE TO PARTICIPATE

  Eligibility for participation in the Flexible Incentive Plan is confined to employees, non-employee directors and consultants of GeoStrat and its subsidiaries, as determined by the Compensation Committee (the "Committee") in its sole discretion.

ADMINISTRATION

  The Committee will administer the Flexible Incentive Plan and has broad powers under the Flexible Incentive Plan to, among other things, administer and interpret the Flexible Incentive Plan, establish guidelines for the Flexible Incentive Plan's operation, select persons to whom awards are to be made under the Flexible Incentive Plan, determine the types, sizes and combinations of awards to be granted under the Flexible Incentive Plan and determine other terms and conditions of an award. In addition, except as set forth below under "Amendment and Termination," the Committee also has the power to modify or waive restrictions or limitations on the exercisability of awards and to accelerate and extend existing awards. The Committee may also determine whether, and to what extent and under what conditions to provide loans to eligible participants to purchase New Common Stock under the Flexible Incentive Plan. In addition, the Committee has the power to modify the terms of existing awards, including, in the case of stock options, the exercise price thereof.

TYPES OF AWARDS

  The Flexible Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights, either in tandem with stock options or freestanding; (3) restricted stock awards; (4) performance shares; (5) performance units; (6) dividend equivalent rights; and
(7) other stock-based awards. Each of these types of awards is discussed in more detail below. Awards may be granted singly, in combination or in tandem, as determined by the Committee. The specific amount of awards to be received by or allocated to the officers or employees or any other participant under the Flexible Incentive Plan is in the discretion of the Committee and is therefore not determinable for future periods.

  Stock Options. Under the Flexible Incentive Plan, the Committee may grant awards in the form of options to purchase shares of the New Common Stock. Options may be in the form of incentive stock options or nonqualified stock options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which, for incentive stock options, shall not exceed ten years), the exercise price per share of stock subject to the option (which, for incentive stock options, must be not less than the fair market value of the New Common Stock at the time of grant), the vesting schedule (if any) and the other material terms of the option. Any option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Non-qualified stock options may have an exercise price that is less than fair market value (but not less than the par value of the New Common Stock).

  The option price upon exercise may, to the extent determined by the Committee at or after the time of grant, be paid by a participant in cash, in shares of New Common Stock owned by the participant, in shares of stock awarded under the Plan, including restricted stock, by a reduction in the number of shares of New Common Stock issuable upon the exercise of the option or by other consideration. The Committee may offer to buy an option previously granted on such terms and conditions as the Committee shall establish. Options may, at the discretion of the Committee, provide for "reloads," whereby a new option is granted for the same number of shares as the number of shares of New Common Stock or restricted stock used by the participant to pay the option price upon exercise.

  Unless the Committee determines otherwise at the time of grant, the Flexible Incentive Plan provides that upon termination of employment by reason of death or disability, stock options, to the extent vested, will be exercisable for one year or until the end of the option term, whichever is shorter. Unless the Committee determines otherwise at the time of grant or thereafter, the Flexible Incentive Plan provides that upon termination of employment for any reason other than death or disability, stock options, to the extent vested, will be exercisable for three months, or until the end of the option term, whichever is shorter.

  Stock Appreciation Rights ("SARs"). The Flexible Incentive Plan authorizes the Committee to grant SARs either with a stock option ("Tandem SARs") or independent of a stock option ("Non-Tandem SARs"). An SAR is a right to receive a payment either in cash or New Common Stock, as the Committee may determine, equal in value to the excess of the fair market value of a share of New Common Stock on the date of exercise over the reference price per share of New Common Stock established in connection with the grant of the SAR. The reference price per share covered by an SAR will be the per share exercise price of the related option in the case of a Tandem SAR and will be a percentage designated by the Committee of the per share fair market value of the New Common Stock on the date of grant (or any other date chosen by the Committee) in the case of a Non-Tandem SAR.

  A Tandem SAR may be granted at the time of the grant of the related stock option or, if the related stock option is a non-qualified stock option, at any time thereafter during the term of the stock option. A Tandem SAR generally may be exercised only at the times and to the extent the related stock option is exercisable. A Tandem SAR is exercised by surrendering the same portion of the related option. A Tandem SAR expires upon the termination of the related stock option.

  A Non-Tandem SAR will be exercisable as provided by the Committee and will have such other terms and conditions as the Committee may determine. A Non-Tandem SAR may have a term of no longer than ten years from its date of grant. A Non-Tandem SAR is subject to acceleration of vesting or immediate termination in certain circumstances, in the same manner as discussed above in the case of stock options.

  The Committee is also authorized to grant "limited SARs," either as Tandem SARs or Non-Tandem SARs. Limited SARs would become exercisable only upon the occurrence of a "Change in Control" (as defined in the Flexible Incentive
Plan) or such other event as the Committee may designate at the time of grant or thereafter.

  Restricted Stock Awards. The Flexible Incentive Plan authorizes the Committee to grant awards in the form of restricted shares of New Common Stock. These awards may be in such amounts and subject to such terms and conditions as the Committee may determine, including without limitation, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture, the vesting schedule (which may be based on service, performance or other factors) and rights to acceleration of vesting (including whether non-vested shares are forfeited or vested upon termination of employment). The Committee may award performance-based shares of restricted stock by conditioning the grant, vesting or the release, expiration or lapse of restrictions of such restricted stock, or the acceleration of any of such conditions, upon the attainment of specified performance goals or such other factors as the Committee may determine.

  Performance Shares. The Flexible Incentive Plan permits the granting of "performance shares," consisting of the right to receive New Common Stock, restricted stock or cash of an equivalent value, as the Committee may determine, at the end of a specified performance period established by the Committee. These awards may be in such number of shares and subject to such additional terms and conditions as the Committee may determine, including without limitation, the criteria to be used to determine the vesting of performance shares and whether performance shares are forfeited or vest upon termination of employment during the performance period. The Committee may condition the grant of performance shares upon the attainment of specified performance goals, such as the Company's achievement of certain earnings levels or the Company's performance (or the performance of its stock) measured against the performance of its competition, or such other facts as the Committee may determine.

  Performance Units. The Flexible Incentive Plan permits the granting of "performance units," consisting of the right to receive a fixed dollar amount payable in cash, New Common Stock or restricted stock, or any combination thereof, as the Committee may determine, at the end of a performance cycle established by the Committee. Except for the fact that the award is denominated in dollars rather than shares, the provisions of the Flexible Incentive Plan regarding performance units are substantially similar to those regarding performance shares, as described above.

  Dividend Equivalent Rights. The Committee may in its discretion provide that any stock option, restricted stock, performance shares or units or other stock-based awards under the Flexible Incentive Plan may earn dividend equivalent rights. In respect of any such award which is outstanding on a dividend record date for New Common Stock, the Committee may credit a participant with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of New Common Stock covered by such award if such covered shares had been issued and outstanding on such dividend record date. The rules and procedures governing the crediting of dividend equivalent rights, including the timing, form of payment and payment contingencies thereof, shall be established by the Committee.

  Other Stock-Based Awards. The Flexible Incentive Plan also permits other awards of New Common Stock and other awards that are valued in whole or in part by reference to, or are payable in cash or New Common Stock, or otherwise based on New Common Stock. The terms and conditions of any such awards will be determined by the Committee, including without limitation, the price, if any, and the vesting schedule, if any. The Committee may provide for the grant of New Common Stock under such an award upon the completion of a specified performance period.

PAYMENT FOR AWARDS

  The purchase price of any shares of New Common Stock purchased pursuant to the exercise of an award granted under the Flexible Incentive Plan shall be payable in full on the exercise date in cash, by check, by surrender to GeoStrat of shares of New Common Stock of GeoStrat registered in the name of the participant, by delivery to GeoStrat of such other lawful consideration as the Committee may determine or by a combination of the foregoing. Any such shares so surrendered shall be deemed to have a value per share equal to the fair market value of a share of New Common Stock on such date.

AMENDMENT AND TERMINATION

  The Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Flexible Incentive Plan or suspend or terminate it entirely, retroactively or otherwise; provided, however, that unless otherwise required by law or specifically provided in the Flexible Incentive Plan, the rights of a participant with respect to options or other awards granted prior to such amendment, suspension or termination may not be impaired without the consent of such participants; and, provided further, that without the approval of the stockholders of GeoStrat, no amendment may be made which would materially increase the aggregate number of shares of New Common Stock that may be issued under the Flexible Incentive Plan;

materially change the definition of employees eligible to receive awards under the Flexible Incentive Plan; decrease the minimum option price permitted under the Flexible Incentive Plan; or increase the ten-year maximum option term permitted under the Plan.

  No award or grant may be made under the Flexible Incentive Plan on or after September 1, 2006 (the tenth anniversary of the effective date of the Plan).

  The Flexible Incentive Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

  The Committee has not designated any persons to receive any awards under the Flexible Incentive Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1996 FLEXIBLE INCENTIVE PLAN. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

  As of the date of this statement, the Board has no knowledge of any business which will be presented for consideration at the meeting other than the election of directors and the proposed merger of the Company. Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the matter.

                            INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP has been selected to serve as independent accountants of the Company for the fiscal year ending December 31, 1996, and also served as the principal accountants of the Company for the fiscal years ended December 31, 1995 and 1994. Representatives of such firm are expected to be present at the Meeting of Stockholders and the GeoStrat Special Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                            STOCKHOLDER'S PROPOSALS

  Proposals of stockholders to be presented at either the TGX or GeoStrat Meeting of Stockholders to be held in 1997 must be received at the office of the Secretary of the Company or GeoStrat no later than December 31, 1996 in order to be included in the applicable proxy statement and form of proxy relating to that meeting.

                              LEGAL MATTERS

  The validity of the GeoStrat Common Stock offered hereby and certain other matters in connection with the Merger will be passed upon for GeoStrat by its counsel, Winstead Sechrest & Minick P.C., Houston, Texas.

                                 EXPERTS

  The consolidated financial statements of TGX Corporation as of December 31, 1995 and 1994 and for each of the two years ended December 31, 1995 included in this Registration Statement on Form S-4 have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                          By Order of the Board of Directors

                                          Larry H. Carpenter
                                          President and Chief Executive
                                          Officer

Houston, Texas

September  , 1996

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants..........................................  F-2
Consolidated Balance Sheet.................................................  F-3
Consolidated Statement of Operations.......................................  F-4
Consolidated Statement of Cash Flows.......................................  F-5
Notes to Consolidated Financial Statements.................................  F-6
Unaudited Pro Forma Summary Condensed Combined Financial Information....... F-26
  Unaudited Pro Forma Condensed Balance Sheet Data......................... F-26
  Unaudited Pro Forma Condensed Statement of Operations Data............... F-26
Notes to Unaudited Pro Forma Condensed Combined Financial Information...... F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of TGX Corporation

  In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of TGX Corporation and its subsidiaries (the Company) at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  Our original report on the accompanying consolidated financial statements included an explanatory paragraph stating that there was substantial doubt about the Company's ability to continue as a going concern. As a result of the proceeds received from a litigation settlement and the effect of the settlement on ongoing business operations as discussed in Note 14, substantial doubt about the Company's ability to continue as a going concern has been alleviated.

PRICE WATERHOUSE LLP

Houston, Texas
March 28, 1996, except as to
Note 14 which is as of April 22, 1996.

                        TGX CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                 JUNE 30,   ------------------
                    ASSETS                         1996       1995      1994
                    ------                      ----------  --------  --------
                                                (THOUSANDS OF DOLLARS EXCEPT
                                                      FOR SHARE DATA)
                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents....................  $  2,497   $    384  $    676
  Accounts receivable, net of allowance for
   doubtful accounts of $320 (1996 and 1995)
   and $373 (1994).............................     1,023      1,141     1,206
  Accounts receivable from affiliates--Note 10.        --          6       504
  Other current assets.........................       142         51        60
                                                 --------   --------  --------
    Total current assets.......................     3,662      1,582     2,446
                                                 --------   --------  --------
Property and equipment:
  Oil and natural gas properties...............    11,709     11,340    10,407
  Other property and equipment.................       254        203       157
  Accumulated depletion, depreciation and
   amortization................................    (4,599)    (4,132)   (3,307)
                                                 --------   --------  --------
    Property and equipment, net................     7,364      7,411     7,257
                                                 --------   --------  --------
Investment in Comite Field Plant Venture--Note
 5.............................................       705        739       878
Other assets...................................        41         59        95
                                                 --------   --------  --------
    Total other assets.........................       746        798       973
                                                 --------   --------  --------
TOTAL ASSETS...................................  $ 11,772   $  9,791  $ 10,676
                                                 ========   ========  ========
     LIABILITIES AND STOCKHOLDERS' DEFICIT
     -------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities--
   Note 6......................................  $  2,402   $  3,353  $  3,515
  Accounts payable to affiliates...............        --         --       242
  Notes payable................................        --         --       171
                                                 --------   --------  --------
    Total current liabilities..................     2,402      3,353     3,928
                                                 --------   --------  --------
Long-term debt--Note 3.........................        --        500     1,150
                                                 --------   --------  --------
    Total liabilities..........................     2,402      3,853     5,078
                                                 --------   --------  --------
Commitments and contingencies--Note 4
Redeemable Senior Preferred Stock, 8,788,571
 (1996) and 8,851,360 (1995) and 8,729,470
 (1994) issued; redemption value $87,886
 (1996), $88,514 (1995) and $87,295 (1994)--
 Note 7........................................    70,996     61,737    44,602
                                                 --------   --------  --------
Stockholders' deficit--Note 8
  9% Cumulative Convertible Preferred Stock,
   300,000 shares issued plus 171,000 (1996),
   158,000 (1995) and 131,000 (1994) shares to
   be issued for dividends.....................       471        458       431
  Common stock, 28,976,791 shares issued;
   24,955,807 (1996), 24,956,033 (1995) and
   25,313,533 (1994) outstanding...............       290        290       290
  Additional paid-in capital...................     1,543      1,422     1,179
  Accumulated deficit..........................   (63,930)   (57,969)  (40,904)
                                                 --------   --------  --------
    Total stockholders' deficit................   (61,626)   (55,799)  (39,004)
                                                 --------   --------  --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT....  $ 11,772   $  9,791  $ 10,676
                                                 ========   ========  ========

          See accompanying notes to consolidated financial statements.

                        TGX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                             SIX MONTHS         YEAR ENDED
                                           ENDED JUNE 30,      DECEMBER 31,
                                           ----------------  ------------------
                                            1996     1995      1995      1994
                                           -------  -------  --------  --------
                                           (THOUSANDS OF DOLLARS EXCEPT PER
                                                      SHARE DATA)
                                             (UNAUDITED)
REVENUES
Oil and natural gas sales................  $ 2,327  $ 1,662  $  3,611  $  4,802
Natural gas gathering....................      108      125       245       309
Equity earnings in Comite Field Plant
 Venture.................................      309      216       449       418
Litigation settlement, net--Note 14......    3,500       --        --        --
Gain on property sales...................      145       --        68       766
Other, net...............................       57       96       224       203
                                           -------  -------  --------  --------
                                             6,446    2,099     4,597     6,498
                                           -------  -------  --------  --------
COSTS AND EXPENSES
Operating expenses.......................    1,083      989     1,905     2,772
Depletion, depreciation and amortization.      461      371       973     1,414
Exploration costs........................       --       38        69       416
General and administrative expenses......    1,253      582     1,476     1,747
Interest.................................       54       61       142       969
                                           -------  -------  --------  --------
                                             2,851    2,041     4,565     7,318
                                           -------  -------  --------  --------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY GAIN......................    3,595       58        32      (820)
Income tax expense (benefit)--Note 9.....      164       --      (163)      180
                                           -------  -------  --------  --------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN..    3,431       58       195    (1,000)
Extraordinary gain--Note 3...............       --       93        93     4,991
                                           -------  -------  --------  --------
NET INCOME ..............................    3,431      151       288     3,991
Preferred stock dividends................   (6,527)  (6,750)  (12,308)  (10,780)
Accretion of Senior Preferred redemption
 value...................................   (2,865)  (2,326)   (5,045)   (3,980)
                                           -------  -------  --------  --------
NET LOSS APPLICABLE TO COMMON STOCK......  $(5,961) $(8,925) $(17,065) $(10,769)
                                           =======  =======  ========  ========
NET LOSS PER SHARE OF COMMON STOCK:
  Before extraordinary gain..............  $ (0.24) $ (0.35) $  (0.68) $  (0.62)
  Extraordinary gain.....................       --       --        --      0.20
                                           -------  -------  --------  --------
NET LOSS PER SHARE OF COMMON STOCK.......  $ (0.24) $ (0.35) $  (0.68) $  (0.42)
                                           =======  =======  ========  ========
AVERAGE COMMON SHARES OUTSTANDING........   24,956   25,254    25,105    25,314
                                           =======  =======  ========  ========

          See accompanying notes to consolidated financial statements.

                        TGX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                              SIX MONTHS
                                                ENDED           YEAR ENDED
                                               JUNE 30,        DECEMBER 31,
                                            ---------------  -----------------
                                             1996    1995     1995      1994
                                            ------  -------  -------  --------
                                                (THOUSANDS OF DOLLARS)
                                             (UNAUDITED)
Cash flows from operating activities:
  Net income .............................. $3,431  $   151  $   288  $  3,991
  Adjustments to reconcile net income to
   cash provided by operating activities:
   Depletion, depreciation and
    amortization...........................    461      371      973     1,414
   Amortization of debt transaction costs
    and stock
    compensation...........................     31       50       79       114
   Gain on property sales..................   (145)      --       --        --
   Distributions in excess of equity
    earnings...............................     34       54      139       106
   Non-cash recovery of affiliate
    receivable.............................     --       --       --      (381)
   Extraordinary gain......................     --      (93)     (93)   (4,991)
   Changes in operating assets and
    liabilities:
    Decrease in accounts receivable........    118      364       65       492
    Decrease in accounts due from/to
     affiliates, net.......................      6      141      256       791
    Decrease (increase) in other current
     assets................................    (91)     (54)       9    15,216
    Decrease in accounts payable and
     accrued liabilities...................   (951)    (183)    (162)   (4,041)
                                            ------  -------  -------  --------
Net cash provided by operating activities..  2,894      801    1,554    12,711
                                            ------  -------  -------  --------
Cash flows from investing activities:
  Capital expenditures.....................   (420)    (178)  (1,128)      (27)
  Proceeds from disposal of assets.........    145       --       68     1,406
  Decrease (increase) in other assets......     (6)       5       --      (146)
                                            ------  -------  -------  --------
  Net cash provided by (used in) investing
   activities..............................   (281)    (173)  (1,060)    1,233
                                            ------  -------  -------  --------
Cash flows from financing activities:
  Principal payments of long-term debt and
   notes payable...........................   (900)  (1,228)  (1,601)  (16,301)
  Advances pursuant to revolving credit
   facility................................    400      200      850     1,975
  Debt transaction costs and other.........     --       --      (35)     (262)
  Decrease in affiliate accounts
   receivable..............................     --       --       --       100
                                            ------  -------  -------  --------
  Net cash used in financing activities....   (500)  (1,028)    (786)  (14,488)
                                            ------  -------  -------  --------
  Net increase (decrease) in cash and cash
   equivalents.............................  2,113     (400)    (292)     (544)
  Cash and cash equivalents at beginning of
   period..................................    384      676      676     1,220
                                            ------  -------  -------  --------
  Cash and cash equivalents at end of
   period.................................. $2,497  $   276  $   384  $    676
                                            ======  =======  =======  ========
Supplemental Disclosure of Non-Cash
 Investing and Financing Activities:
  Properties acquired through foreclosure
   on affiliated
   partnerships............................ $   --  $    --  $    --  $    381
  Forgiveness of bank debt and other notes
   payable................................. $   --  $    93  $    93  $  5,253

          See accompanying notes to consolidated financial statements.

                       TGX CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Unaudited Financial Information

  The unaudited financial information presented for the six-month periods ended June 30, 1996 and 1995, reflects all adjustments (which were normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. Insofar as amounts and information relate to June 30, 1996, and the six-month period then ended, such amounts and information are unaudited.

 Business and Reorganization Proceeding

  TGX Corporation ("TGX") (collectively with its subsidiaries, the "Company"), is a domestic independent energy company engaged in the production of oil and natural gas. The Company is also engaged in intrastate natural gas gathering and treating.

  As discussed in Note 2, on February 22, 1990, TGX filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code. TGX's then wholly owned subsidiaries, LEDCO, TGX Finance Corporation, Diablo Farms, Inc., and Templeton Energy Income Corporation, did not file petitions for reorganization under the Bankruptcy Code nor did any of the limited or general partnerships for which TGX served as general partner. On January 7, 1992, the Bankruptcy Court confirmed an Amended Plan of Reorganization (the "Plan") for TGX and on October 2, 1992 an order of substantial consummation regarding the Plan became final and nonappealable. Accordingly, the Company implemented fresh start reporting as of October 2, 1992.

  The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. See Note 14 below.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of TGX and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company accounts for its investments in limited and general partnerships under the proportionate consolidation method. Under this method, the Company's financial statements include its pro-rata share of assets, liabilities, revenues, and expenses of the limited and general partnerships in which it owns beneficial interests. At year end 1995, all Company sponsored partnerships had been liquidated. The Company's 35% investment in a natural gas treating plant is accounted for using the equity method.

 Oil and Natural Gas Properties

  In conjunction with the implementation of fresh start reporting, as described in Note 2, the Company also implemented the successful efforts method of accounting for oil and natural gas operations. Under the successful efforts method, the cost of productive exploratory and all development wells is capitalized and amortized based on proved producing reserves using the unit-of-production method. Prior to 1994, the Company included only proved developed producing reserves in its calculation of depletion, depreciation and amortization. However, costs related to total proved reserves were included in the amortization base. In 1994, management determined that as a result of the Company's improving financial condition, including expected cash flow for 1995 and beyond, it could fund development of its proved non-producing and undeveloped reserves. The undeveloped reserves, which heretofore had not been booked because of the Company's inability to develop them, were recorded. As a result of utilizing all proved reserves in the calculation, depletion, depreciation and amortization for 1995 and 1994 was reduced by $708,000 and $847,000, respectively. The cost of non-productive exploration

                        TGX CORPORATION AND SUBSIDIARIES
wells is charged to operations. If an assessment indicates that an unproved property has been impaired, a loss is recognized by providing a valuation allowance. Net capitalized costs in excess of future net revenues, adjusted for tax effects, are charged to operations in the year during which such excess occurs. Generally, a gain or loss is recognized on the disposition of a property. The Company purchased certain producing properties for $771,000 in 1995 with primarily an effective date of December 1, 1995. This acquisition has been accounted for on a purchase basis and all post effective date revenues and expenses for such acquisition were included in 1995 results. Had the properties purchased been recorded at the beginning of the reported periods, the impact on operating results would not have been material.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted SFAS No. 121 in the fourth quarter of 1995. Under the provisions of the new statement, if the net book value of an individual asset is greater than its undiscounted future net cash flows, then the excess of the net book value over the fair value is recognized as an impairment of the asset. The adoption of SFAS No. 121 had no effect on the Company's 1995 financial statements.

 Other Property and Equipment

  Depreciation of other property and equipment is provided on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 25 years.

 Revenue Recognition

  Revenue from the sale of crude oil is recognized upon the passage of title, net of royalties. Revenue from natural gas production is recognized using the sales method, net of royalties. Pursuant to the terms of various agreements, the Company, as a working interest owner, is responsible for marketing its share of natural gas production from certain properties. If the Company is unable or unwilling to market its share of natural gas production from a property, its under-produced status is subject to balancing with other working interest owners who have sold more than their proportionate share of natural gas production. On an aggregate net basis for certain natural gas properties, it appears that the Company is in an under-produced status and is currently recouping or attempting to settle its net under-produced status. Any balancing recoupments or settlements, which will typically be over a period of time, are not anticipated to be material to future operating results.

 Cost and Expense Reimbursements

  Pursuant to the provisions of the applicable agreements, the Company reduces certain of its costs and expenses by reimbursements for certain administrative and operating costs paid or incurred in connection with the administration and supervision of certain oil and natural gas properties and limited and general partnerships which are sponsored by the Company. During late 1995 all Company sponsored partnerships were liquidated through third party sales.

 Per Share Amounts

  Per share amounts are determined by dividing net income or loss applicable to Common Stock by the weighted average number of common shares outstanding during the year. In 1995 and 1994, the dilutive effect, if any, of the assumed conversion of preferred stock to common stock was considered for the computation of fully diluted income or loss per common share and such assumed conversion was not material to the computation. The assumed exercise of outstanding stock options was not included in the computation of per share amounts as their effect was not dilutive.

                        TGX CORPORATION AND SUBSIDIARIES

 Cash and Cash Equivalents

  Cash includes cash on-hand and cash in interest bearing accounts with original maturities of 90 days or less.

 Accounting Estimates

  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

 Reclassifications

  Certain amounts from prior years have been reclassified to conform to the current year presentation.

2. REORGANIZATION PROCEEDING

  On February 22, 1990, TGX filed a voluntary petition in the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division (the "Bankruptcy Court"), for reorganization pursuant to Chapter 11, Title 11 of the United States Code (the "Reorganization Proceeding"). During the balance of 1990, all of 1991 and a portion of 1992, TGX operated as debtor-in-possession, continuing in possession of its estate and the operation of its business and management of its property. On January 7, 1992, the Bankruptcy Court confirmed an Amended Plan of Reorganization ("Plan") for TGX, and the confirmation order became effective on January 21, 1992 (the "Effective Date"). On September 21, 1992, the Bankruptcy Court determined that the Plan had been substantially consummated, and the Bankruptcy Court's order of substantial consummation became final and nonappealable on October 2, 1992.

  As a result of the substantial consummation of the Plan and due to (i) the reallocation of the voting rights of equity interests owners and (ii) the reorganization value of TGX's assets being less than the total of all post-petition liabilities and allowed claims at October 2, 1992, the effects of the Reorganization Proceeding were accounted for in accordance with the fresh start reporting standards promulgated under the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code".

  In conjunction with implementing fresh start reporting, a reorganization value ("RV") of the Company's assets and liabilities as of October 2, 1992 was determined by management in the following manner:

  The RV of proved oil and natural gas properties and other related assets was determined based on future net revenues discounted to present value utilizing a rate of 20%. For proved undeveloped properties, the RV was determined to be 50% of discounted future net revenues. For the purpose of calculating future net revenues of oil and natural gas properties, then current oil and natural gas prices were escalated at five percent per annum to certain maximum amounts and then current operating costs and expenses were escalated at four percent per annum for the economic life of the properties. The initial price for natural gas dedicated under the contract (the "Contract") with National Fuel Gas Distribution Corporation ("NFG"), which is currently a matter being litigated (See Note 14), was equal to 90% of the rolling twelve month average price for No. 6 fuel oil in the Buffalo, New York area (the "90% of No. 6 Fuel Oil Price"). The RV of oil and natural gas properties also included $2,905,000 attributable to the difference, plus interest, between the price that NFG paid since September 1984 and the 90% of No. 6 Fuel Oil Price.

  Current assets and liabilities were recorded at book value which approximates RV. Long-term liabilities were recorded at present values of amounts to be paid and the pre-consummation stockholders' deficit was adjusted to reflect the par value of pre-consummation equity interests.

                        TGX CORPORATION AND SUBSIDIARIES

  The recorded value of the Series A Senior Preferred Stock (the "Senior Preferred") to be issued pursuant to the Plan was determined based on the difference between the RV of the Company's assets less the sum of (i) the present value of liabilities plus (ii) the par value of pre-consummation equity interests. The accretion of the difference between the recorded value and the $10 per share redemption amount of the Senior Preferred will be recorded as a reduction of income applicable to common stockholders over a period of approximately 10 years.

  The RV was determined by management on the basis of its best judgment of what it considered to be the fair market value ("FMV") of the Company's assets and liabilities at the time of the valuation, after reviewing relevant facts concerning the price at which similar assets were being sold between willing buyers and sellers. However, there can be no assurances that the RV and the FMV are comparable and the difference between the Company's calculated RV and the FMV may, in fact, be material.

  Pursuant to the provisions of the Plan, TGX provided for (i) the payment in full of its secured debt by the issuance of new notes pursuant to the terms of a restructured credit agreement, (ii) the conversion of substantially all of its unsecured debt into two different series of preferred stock, (iii) tax and priority and certain other specified classes of claims and interests arising from options for common stock being paid in cash, retained or otherwise provided for, and (iv) administrative claims being paid in cash or otherwise being satisfied.

  Three of the large administrative claimants (the "Opposing Administrative Claimants") agreed that in full satisfaction of the balance of their administrative claims they would receive (i) a payment of $300,000 (ii) 55,000 shares of Senior Preferred and (iii) the conveyance of approximately 29,400 acres of undeveloped land in Culberson and Hudspeth Counties, Texas. In satisfaction of their unpaid administrative claims, all other administrative claimants received cash and/or were entitled to receive promissory notes due December 31, 1994 which were secured by certain assets of the Company. Such notes were to be issued upon the execution of releases in favor of the Company and others. As set forth in Note 3 below administrative claimants received in the aggregate $150,000 in partial repayment of their notes prior to September 30, 1994. Commencing in October 1994, the Company re-negotiated the terms of the notes with certain administrative claimants and paid $389,000 in cash, issued 141,518 shares of Senior Preferred and also issued its non-recourse note in the amount of $90,000 payable out of proceeds from the NFG Litigation described in Note 4 below, in full satisfaction of administrative notes with an aggregate of $1,220,000 in principal and interest due at the time of renegotiation. In early 1995, administrative notes with an aggregate of $204,000 in principal and interest were settled by the payment of $111,000 and issuance of 10,000 shares of Senior Preferred.

  TGX was a party to numerous executory contracts which, pursuant to the provisions of the Bankruptcy Code, could be assumed or rejected by TGX. If an executory contract was assumed by TGX, all defaults related to the executory contract were cured (generally, paid-in-full with cash). Currently, the aggregate balance of pre-petition obligations related to assumed executory contracts is approximately $317,000 and represents undistributed net oil and gas revenues which is in a "suspended pay" status. If an executory contract was rejected by TGX, all claims related to the executory contract were satisfied pursuant to the terms of the Plan.

  As of the Effective Date of the Plan, the preferred and common stockholders selected a new Board of Directors (the "New Board") comprised of eight individuals to serve until January 1995, or until their successors were duly elected and qualified. The New Board consisted of five members selected by holders of the Senior Preferred (two of which were designees of a significant shareholder, and one of which could not be an affiliate of any holder of the Senior Preferred) and two members selected by holders of the other classes of stock acting as one class. The remaining member of the New Board was required to be the chief executive officer of the Company. Subsequent to January 1995 the Company amended its by-laws to provide for a Board of five members. Currently the Board consists of three members who will serve until their successors are duly elected

                        TGX CORPORATION AND SUBSIDIARIES
and qualified. When new directors are elected, the Plan provides that directors are to be elected without regard to class representation. However, holders of Senior Preferred have 95% of the voting power of the Company and a plurality of such holders can, therefore, effectively elect all Directors. In addition, to whatever number of directors is provided for in the Company's by-laws, two additional directors are to be elected solely by the Senior Preferred Stockholders until the Company has made up its dividend arrearages.

  The Senior Preferred has a $10 per share redemption value and has a provision for a 10% annual compounded cash dividend, payable quarterly, provided however, that the payment of such dividend does not violate Delaware law or certain loan covenants. The Company has not paid any of the dividends since the Effective Date of the Plan and based on the current financial position of the Company, does not expect to make any such dividend payments in the near future. Subject to Delaware law, the Senior Preferred must be redeemed no later than January 21, 2002.

3. LONG-TERM DEBT AND NOTES PAYABLE

  As of June 30, 1996 and December 31, 1995 and 1994, the components of long-term debt were:

                                                           1996     1995  1994
                                                        ----------- ---- ------
                                                            (IN THOUSANDS)
                                                        (UNAUDITED)
      Bank borrowings:
      Revolving credit facility (secured)..............    $ --     $500 $1,150
      Less current maturities..........................      --       --     --
                                                           ----     ---- ------
        Long-term debt.................................    $ --     $500 $1,150
                                                           ====     ==== ======

  On July 13, 1994, the Company entered into a series of agreements with Bank One, Texas N.A. ("Bank One") whereby the Company's then outstanding secured debt with the Bank of Montreal ("BMO") was restructured and all existing BMO events of default were resolved. Pursuant to the restructuring, Bank One established a borrowing-based facility of $2,350,000 under which the Company immediately borrowed $1,600,000 of which $1,452,000 was paid to BMO. The Bank One facility bears interest at Bank One's stated rate plus two percent and for 1995 the actual interest rate, including the two percent, ranged from 10.5% to 11%. The Bank One facility is secured by substantially all of the Company's oil and gas properties. The Bank One facility at December 31, 1995 had a borrowing base of $2,500,000 and is redetermined every six months or at Bank One's discretion. Under the current facility, borrowings are payable through monthly principal reductions of $50,000 and the loan matures on July 13, 1997. Due to the excess of borrowing base over year end borrowings outstanding and the current monthly facility reduction rate, no current maturities for debt are reflected. The Bank One facility requires the maintenance of certain financial ratios including a working capital ratio, after excluding certain liabilities and other adjustments as allowed under the facility, of 1 to 1 and a tangible net worth, including Senior Preferred stock, of a minimum of $5,000,000, and other financial ratios.

  Simultaneously with the securance of the Bank One facility, BMO released all of its liens on the Company's properties with the exception of its lien on the Company's litigation with NFG ("NFG Litigation"). See Note 4 below.

  Prior to restructuring its debt through establishment of the Bank One facility, the Company had been subject to the terms of an Amended and Restated Credit Agreement (the "Amended Credit Agreement") with BMO which was entered into in February 1992 and amended thereafter and which essentially continued and preserved the prior revolving credit agreement. Effective December 31, 1992, the Company had been notified by BMO that an event of default had occurred under the Amended Credit Agreement, and as a result, BMO had the right to take certain actions under such Amended Credit Agreement including, but not limited to, the acceleration of all of the then outstanding BMO obligations.

                        TGX CORPORATION AND SUBSIDIARIES

  In January 1994, in conjunction with the Company's sale of certain assets to Belden & Blake Corporation ("BBC"), the Company made a debt service payment of approximately $14.3 million to BMO. As set forth above, in July 1994, in connection with the series of agreements entered into between the Company and Bank One, the Company paid approximately $1,452,000 to BMO and simultaneously therewith, BMO released all of its liens on the Company's properties with the exception of its lien on the Company's NFG Litigation. As part of the loan restructuring, BMO converted $4,652,000 of its outstanding indebtedness to a non-recourse note secured only by the NFG Litigation and any proceeds that might be received therefrom. BMO has assigned its rights to the loan, security, and the Company's note to BMO's wholly owned subsidiary, BMO Financial, Inc. ("BMOF"). On December 31, 1995, the Company and BMOF executed the first amendment to the credit agreement. Pursuant to the amended agreement, TGX and BMOF will share equally any NFG Litigation proceeds up to $8 million. BMOF shall receive 100% of any proceeds in excess of $8 million until the total received by BMOF equals the $4,652,000 plus any accrued interest. Thereafter, TGX will receive all funds until the proceeds it has recovered equals the proceeds received by BMOF. Any additional NFG Litigation proceeds available shall be shared equally by TGX and BMOF. If NFG Litigation proceeds are insufficient to repay the BMOF loan, plus applicable interest, the Company will have no further obligation for such repayment. Since the BMOF loan has no recourse, the Company recognized an extraordinary gain from the effective debt forgiveness, net of transaction expense of $492,000, of $4,160,000 in 1994. The BMOF note matures on December 31, 1997, subject to each party having the right to extend the maturity date and bears interest at the rate of 10% per annum. However, until December 31, 1997, and for such further time as BMOF elects to extend the maturity date of such loan, no cash payment for such interest is required; instead, the Company will pay interest in kind through the issuance of additional notes to BMOF. As of December 31, 1995, total accrued interest pursuant to the BMOF note was $683,000 of which $449,000 has been paid through the issuance of additional notes to BMOF. See Note 14 below.

  During the Reorganization Proceeding, the Company incurred and claimants filed applications for approximately $7,131,000 in administrative fees and expenses relating to the reorganization ("Administrative Claims"). The Company objected to certain of the Administrative Claims and negotiated settlement amounts and terms of payment with certain holders of Administrative Claims. As a result, administrative claimants, other than the Opposing Administrative Claimants, upon execution of certain releases in favor of the Company and others, were entitled to receive promissory notes (the "Administrative Notes") due December 31, 1994, in satisfaction of each of their unpaid administrative claim. Substantially all administrative claimants entitled to receive Administrative Notes, perfected their claims by executing such releases. The Administrative Notes bore interest at a rate not to exceed 8% and were secured with certain collateral (the "Consummation Collateral"). If the proceeds related to the Consummation Collateral were not sufficient to satisfy the Company's obligations under the Administrative Notes the Company's excess operating funds, if any, were to be applied toward the balances due. During late 1994 and early 1995, the Company negotiated settlement with substantially all of the Administrative Note holders. As a result of negotiated settlements and forfeitures, Administrative Notes and Administrative Claims totaling approximately $1,126,000 in principal and $253,000 in accrued interest were renegotiated or forfeited with the Company making cash payments in the aggregate of $455,000, issuing 151,518 shares of Senior Preferred Stock and further issuing its non-recourse note in the aggregate amount of $90,000 payable out of proceeds received by the Company from the NFG Litigation, if any, and all such notes and claims were deemed settled as of year end 1995. The Company reflected an extraordinary net gain in 1995 and 1994 of $93,000 and $831,000, respectively, in conjunction with these settlements.

  In summary, the Company reflected a total net extraordinary gain for 1995 of $93,000 for Administrative Note forgiveness and for 1994 of $4,991,000 as the result of net secured debt and Administrative Note forgiveness of $4,160,000 and $831,000, respectively.

  Cash paid for interest during 1995 and 1994 totaled approximately $64,000 and $3,364,000, respectively.

                        TGX CORPORATION AND SUBSIDIARIES

4. COMMITMENTS AND CONTINGENCIES

 NFG Litigation

  In 1974, predecessors of TGX as seller and NFG as buyer entered into a gas purchase and sale contract (the "NFG Contract") which, in 1983, the New York State Public Service Commission (the "PSC") determined, in its Opinion No. 83-26 ("Opinion 83-26"), that the pricing provision was unacceptable.

  A dispute arose between NFG and TGX as to whether the NFG Contract remained in force after Opinion 83-26, and, if it did, what price the NFG Contract prescribed starting in December, 1983. In November, 1984, NFG commenced an action in the United States District Court for the Western District of New York (Civ. No. 84-1372E) (the "District Court") seeking a declaration of the rights and obligations of the parties under the NFG Contract after Opinion 83-26. TGX counterclaimed for damages claiming that NFG had breached the terms of the NFG Contract. The PSC intervened as a plaintiff in the District Court action. In January, 1991, the District Court declared that because Opinion 83-26 had abrogated an essential term of the NFG Contract, it had voided the entire NFG Contract.

  In December, 1991, the Federal Court of Appeals for the Second Circuit (the "Second Circuit") reversed the judgment of the District Court and held that the NFG Contract had not been voided. The Second Circuit permitted TGX to continue to deliver gas under the NFG Contract, but left open the issue of the appropriate price under the NFG Contract.

  The Second Circuit remanded the case to the District Court for further proceedings consistent with its decision, TGX took the position that it was entitled to recover Natural Gas Policy Act ("NGPA") prices. NFG has taken the position that the PSC imposed a ceiling on all future gas purchases under the NFG Contract based on the price of No. 6 fuel oil.

  On remand from the Second Circuit, in January 1993, the District Court granted TGX's motion for partial summary judgment regarding the price to be paid under the NFG Contract. Based on the District Court's order, TGX has concluded that from December 1983, until at least January 1, 1993, the date price controls under the NGPA were terminated, the price under the NFG Contract is equal to the lower of (i) the applicable maximum lawful price for December 1983 and for each month thereafter as established by the NGPA, subject to the escalations provided by the NGPA, or (ii) the December 1983 permitted price under the NFG Contract of approximately $4.41 per Mcf. The District Court's decision might be interpreted such that the December 1983 permitted contract price would be $4.41 per Mcf during the winter months and $4.01 per Mcf during the summer months. The District Court did not address the impact, if any, of the termination of the NGPA.

  In response to NFG's request for clarification, the District Court stated in July 1993 that its January ruling "did not determine the just and reasonable price for the gas pursuant to [New York Public Law] 110(4), set a contract price for the duration of the contract, resolve any defenses presented by NFG, determine whether such obligation continues until the present time, or rule on any deregulation issues."

  In December 1992, NFG filed a motion with the PSC requesting a hearing to determine pricing issues related to the NFG Contract. Pursuant to this request, the PSC ordered that a proceeding take place. After the submission of substantial evidence and briefs, the Administrative Law Judge ("ALJ") assigned by the PSC to hear this matter determined in a Recommended Decision issued in November, 1994 that the PSC should find that from December 20, 1983 through November, 1992 (the period of time at issue in the proceeding), the maximum contract price that would be just and reasonable within the meaning of the Public Service Law was $3.714 per Mcf of gas, which represents the weighted average of the two applicable NGPA categorized maximum prices for December 1983.

                        TGX CORPORATION AND SUBSIDIARIES

  The ALJ's Recommended Decision along with briefs of the parties were submitted to the PSC for its review. Despite the fact that the PSC had ordered the proceeding at NFG's request, in Opinion No. 95-5, issued in May, 1995 (the "PSC's 1995 Decision"), the PSC decided that the matter was not ripe for its review because, in its view, there was currently no contract price in the NFG Contract for the PSC to review. The PSC declined to endorse the $3.714 price in the ALJ's Recommended Decision or any other price. The PSC determined that NFG's requested hearing and the dealings after 1983 between NFG and TGX did not constitute the type of filing appropriate for PSC review. The PSC stated that it would not determine whether a price to be paid under the NFG Contract was appropriate until such time as such price was finally agreed to by the parties or determined by the District Court. The District Court would also determine the continued validity of the NFG Contract. The PSC left open the possibility that it might review the NFG Contract after the completion of the District Court litigation.

  In September, 1994, TGX amended and supplemented its counterclaims in the District Court action to assert additional claims against NFG for breach and repudiation of the NFG Contract and for punitive damages based upon NFG's bad faith course of conduct towards TGX. NFG has raised various defenses against TGX's counterclaim, including claims that TGX itself repudiated and breached the NFG Contract by its conduct; a claim that the assignment of the NFG Contract to TGX was not valid; procedural and jurisdictional defenses; defenses based upon the Public Service Law; a claim that TGX failed to fix a price in good faith after the issuance of Opinion 83-26; and a claim for setoffs for unspecified damages to NFG's facilities.

  The Magistrate Judge assigned to monitor pre-trial discovery in the District Court action has issued a scheduling order pursuant to which the parties have been engaged in costly documentary discovery into the allegations raised by the pleadings in the District Court litigation. Although the current scheduling order anticipates that discovery will be complete by September, 1996, it is not possible to predict when this litigation will come to an end given the possible appeals and collateral PSC proceedings that may take place, nor is it possible to predict the likely outcome of the litigation.

  Subsequent to the PSC's 1995 Decision, NFG in 1995 brought a special proceeding in the New York State Supreme Court, Albany County, seeking a judgment annulling, as effected by an error of law, much of the PSC's 1995 Decision. TGX intervened in this proceeding to protect its interests. This special proceeding was dismissed by NFG in January, 1996 based upon the PSC's agreement to represent that its articulated reasons for dismissing NFG's petition should be understood as constituting an exercise of the PSC's discretion under 204 of the State Administrative Procedure Act to decline to entertain NFG's request for a declaratory ruling.

  During its Reorganization Proceeding, TGX filed an adversary proceeding (the "Turnover Proceeding") in Bankruptcy Court to compel NFG to pay the amount due to TGX pursuant to the provisions of the NFG Contract. Effective June 19, 1992, TGX and NFG entered into a partial settlement agreement, and, in consideration of a payment of $2,940,000 (the "Payment) from NFG, TGX (i) dismissed the Turnover Proceeding without prejudice (ii) released NFG (subject to certain limitations) from any and all liability and affirmative claims for relief alleged to arise from or based upon certain evidence presented by TGX in the Turnover Proceeding, and (iii) reserved its rights regarding the assumption or rejection of certain other relatively minor gas purchase agreements with NFG. The Payment will be credited against any additional amount which may be adjudged due TGX from NFG.

  As part of its sale of substantially all of its oil and gas properties in Ohio and New York to BBC in January 1994, TGX assigned the NFG Contract effective December 1, 1993. TGX's assignment of the NFG Contract did not include TGX's rights in its existing claims against NFG, any proceeds therefrom, and TGX's rights, claims or causes of action, even if they had not yet been asserted, that arose prior to the effective time of the assignment.

                        TGX CORPORATION AND SUBSIDIARIES

  On April 12, 1996, TGX entered into a Settlement Agreement with NFG and the Public Service Commission of the State of New York. Pursuant to the Settlement Agreement, TGX received on April 19, 1996 $7,200,000 from NFG and all parties to the Settlement Agreement have dismissed all claims and counterclaims against each other. See Note 14 below.

 Other

  In August 1992, certain unleased mineral interest owners commenced a legal action against TGX, as operator of certain wells, in the 19th Judicial District Court for East Baton Rouge Parish, Louisiana (Case Number 383844, Division "A"). The complaint alleges that revenues in excess of the reasonable costs of drilling, completing, and operating certain wells have not been credited to the interests of the unleased mineral interest owners. In July 1995, certain royalty owners in the same wells commenced a separate legal action alleging that TGX and other working interest owners improperly profited under the terms of a Gas Gathering and Transportation Agreement dated December 12, 1983. Both cases are in the discovery stage and if settlement negotiations are not successful, TGX will vigorously defend itself in the litigation.

  In March, 1994, a hearing was conducted in the Bankruptcy Court regarding the final allowance of pre-petition and administrative claims related to an overriding royalty interest previously conveyed by TGX. During that hearing, the parties stipulated that the finally allowed amount of the claimant's prepetition claim would be $600,000. That prepetition claim has been fully satisfied by the issuance of Senior Preferred. The Company had previously estimated that prepetition claim in that amount, and therefore it had been reflected in prior years' financial statements. Subsequent to the March 1994 hearing, and after post-hearing motions from both TGX and the Claimant, the Bankruptcy Court entered an order on September 7, 1994 which determined that the claimant would be granted an allowed administrative expense claim for unpaid overriding royalties arising post-petition but prior to October 4, 1992 in the amount of $244,000. That administrative claim, when finally allowed, is to be treated by the issuance of an Administrative Note under the terms of the Plan, and is to be payable under the terms of the Plan. The Bankruptcy Court further ruled that it would not exercise any jurisdiction over claims for alleged unpaid overriding royalties arising subsequent to October 4, 1992. TGX believes that the Bankruptcy Court erred in its determination of unpaid overriding royalties, and has appealed the Bankruptcy Court's ruling to the United States District Court for the Western District of Louisiana. That appeal has been fully briefed, but no decision has been rendered.

  On May 9, 1996, TGX entered into a settlement agreement regarding the final allowance of pre-petition and administration claims related to an overriding royalty interest. Under the agreement, TGX paid $400,000 as full settlement of all claims and received 60,000 Senior Preferred Shares previously owned by the settling party (Unaudited).

  On May 31, 1995, the Company entered into a Settlement Agreement among itself, Paragon Resources, Inc., J. C. Templeton, W. M. Templeton and a number of other former directors of the Company, trusts on behalf of members of the Templeton family and other entities pursuant to which all lawsuits between and among the parties were dismissed with prejudice. In consideration therefore, the Company received $325,000, an assignment of certain oil and gas leases, and receipt of past due joint operating expenses payable by certain of the defendants. The Company released lis pendens against certain of the defendants' properties and conveyed to the defendants an interest in certain properties to which they were entitled. The parties to the litigation also conveyed to the Company any Common Stock or Preferred Stock which they held.

  From time to time, in the normal course of business, the Company is a party to various other litigation matters the outcome of which, to the extent not otherwise provided for, should not have a material adverse effect on the Company.

                        TGX CORPORATION AND SUBSIDIARIES

 Leases

  As of December 31, 1995, the Company's only lease commitment was for the remaining term of its office lease for 1996 of $7,000.

 Other

  As of December 31, 1995, the Company had letters of credit outstanding of $25,000 under the Bank One credit facility which reduced the Company's availability under the facility. See Note 3 above.

5. INVESTMENT IN NATURAL GAS TREATING PLANT

  In conjunction with the acquisition of Amarex, Inc. in 1985, the Company acquired Amarex's 35% interest in the Comite Field Plant Venture (the "Venture"), an Oklahoma general partnership formed in April 1982 for the purpose of constructing and operating a natural gas treating plant to serve the Comite Field in East Baton Rouge Parish, Louisiana. Natural gas produced from wells operated by the Company and one other operator is transported to the plant where contaminants are extracted to satisfy pipeline specifications. In addition, the plant also provides condensate handling and saltwater disposal facilities. The Company receives cash distributions from the Venture for its share of net cash flow. In addition, the Venture charges the Company for gas treating and such charges are included in operating expenses.

  A summary of the Venture's unaudited financial position as of June 30, 1996 and December 31, 1995 and 1994, and the results of its operations for the six month period and years then ended is:

                                                            1996   1995   1994
                                                           ------ ------ ------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
SUMMARY BALANCE SHEETS
Current assets............................................ $  747 $  667 $  869
Net property and equipment................................  1,492  1,701  2,169
                                                           ------ ------ ------
                                                           $2,239 $2,368 $3,038
                                                           ====== ====== ======
Current liabilities....................................... $  183 $  155 $  380
Long-term debt............................................     50    100    150
Partners' capital.........................................  2,006  2,113  2,508
                                                           ------ ------ ------
                                                           $2,239 $2,368 $3,038
                                                           ====== ====== ======
SUMMARY STATEMENTS OF EARNINGS
Fees earned............................................... $1,396 $2,448 $2,327
Operating expenses........................................    515  1,131  1,142
                                                           ------ ------ ------
Operating income..........................................    881  1,317  1,185
Other income..............................................     --      8     11
                                                           ------ ------ ------
Net income................................................ $  881 $1,325 $1,196
                                                           ====== ====== ======

                       TGX CORPORATION AND SUBSIDIARIES

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  As of June 30, 1996 and December 31, 1995 and 1994, the primary components of accounts payable and accrued liabilities were (in thousands):

                                                          1996      1995   1994
                                                       ----------- ------ ------
                                                       (UNAUDITED)
Accounts payable......................................   $  209    $  555 $  489
Undistributed net oil and natural gas revenue.........    1,182     1,152  1,069
Accrued interest and fees.............................       --        --     32
Accrued pre-petition liabilities......................      403       518    934
Accrued operating and tax expenses....................      248       312    252
Operation advances....................................       17       159     --
Miscellaneous accruals................................      343       657    739
                                                         ------    ------ ------
                                                         $2,402    $3,353 $3,515
                                                         ======    ====== ======

7. REDEEMABLE SENIOR PREFERRED STOCK

  The Company is authorized to issue 10,000,000 shares of Series A Redeemable Senior Preferred Stock ("Senior Preferred") with a par value of $1 per share. The Senior Preferred entitles its holders to receive a 10% annual compounded cash dividend, payable quarterly, provided however, that the payment of such dividend does not violate Delaware law or certain covenants in the Company's bank loan agreements. The Company has not paid any of the quarterly dividends required to date and based on the Company's current financial position does not expect to make any such dividend payments in the near future. The Senior Preferred have a liquidation preference of $10 per share and have priority over the liquidation preference afforded the holders of Series B Preferred Stock (the "Junior Preferred"), 9% Cumulative Convertible Preferred Stock (the "Old Preferred") and Common Stock. The Senior Preferred are scheduled to be redeemed on January 21, 2002 ("Redemption Date"). On a monthly basis, the accretion of the difference between the recorded value and the redemption amount of the Senior Preferred is reflected as a reduction of income applicable to common stockholders. Since the Senior Preferred have both debt and equity characteristics it is not classified as a component of equity. Holders of Senior Preferred have 95% of the voting rights of the Company with the remaining 5% of voting rights being allocated collectively among the holders of the Junior Preferred, Old Preferred and Common Stock.

  Pursuant to the Plan, the Company provided for a total of 8,529,246 shares to be issued to holders of certain unsecured claims on the basis of one share of Senior Preferred for every $10 of certain finally allowed or otherwise agreed upon claim. During 1992, an additional 200,000 shares were issued to an executive officer pursuant to a management agreement. In conjunction with fresh start reporting, in 1992, the Senior Preferred was recorded at a value of $11,046,000 which is $76,246,000 less than redemption value. In 1995, an additional 250,000 shares were issued to certain executive officers and 128,110 canceled in conjunction with settlement of certain pre-petition obligations, post-petition asset sale and litigation settlement. The Company recorded in 1995 and 1994 $52,000 and $99,000, respectively, of stock compensation expense related to the 1992 and 1995 management agreement and executive officer stock issuances. Stock compensation expense is amortized over the stock award forfeiture period of two years from grant date. For stock compensation expense recognition purposes the 1992 award was valued at $1.50 per share, based on an internal estimate of Company net assets as of October 2, 1992 (fresh start reporting). The 1995 awards were valued based on a reported 1995 Senior Preferred trade at $0.20 per share.

                       TGX CORPORATION AND SUBSIDIARIES

  Since December 31, 1993, the components of the number of shares of the Company's Senior Preferred and changes in associated values are as follows (in thousands):

                                                              NUMBER   RECORDED
                                                             OF SHARES  VALUE
                                                             --------- --------
Balance, December 31, 1993..................................   8,729   $30,013
Accrued and unpaid dividends................................      --    10,510
Accretion on redemption value and dividends.................      --     3,980
Amortization of compensation shares pursuant to
 management agreement.......................................      --        99
                                                               -----   -------
Balance, December 31, 1994..................................   8,729    44,602
Accrued and unpaid dividends................................      --    12,038
Accretion on redemption value and dividends.................      --     5,045
Amortization of compensation shares pursuant to
 management agreement.......................................      --        35
Shares issued pursuant to management
 option agreements..........................................     250        17
Shares canceled.............................................    (128)       --
                                                               -----   -------
Balance, December 31, 1995..................................   8,851    61,737
Accrued and unpaid dividends (unaudited)....................      --     6,393
Accretion on redemption value and dividends (unaudited).....      --     2,865
Amortization of compensation shares pursuant to
 management agreement (unaudited)...........................      --        13
Shares canceled (unaudited).................................     (63)      (12)
                                                               -----   -------
Balance, June 30, 1996 (unaudited)..........................   8,788   $70,996
                                                               =====   =======

8. STOCKHOLDERS' EQUITY (DEFICIT)

  Since December 31, 1993, the components of the number of shares of the Company's stockholders' equity (deficit) and the changes therein are:

                                                         OLD
                                                      PREFERRED COMMON  TREASURY
                                                        STOCK   STOCK    STOCK
                                                      --------- ------  --------
                                                        (THOUSANDS OF SHARES)
Balance, December 31, 1993...........................    404    25,314   3,663
Dividends on Old Preferred Stock.....................     27        --      --
                                                         ---    ------   -----
Balance, December 31, 1994...........................    431    25,314   3,663
Dividends on Old Preferred Stock.....................     27        --      --
Shares surrendered...................................     --      (358)    358
                                                         ---    ------   -----
Balance, December 31, 1995...........................    458    24,956   4,021
Dividends on Old Preferred Stock (unaudited).........     13        --      --
                                                         ---    ------   -----
Balance, June 30, 1996 (unaudited)...................    471    24,956   4,021
                                                         ===    ======   =====

  As a result of the Senior Preferred Stock liquidation and dividend preference, no value was ascribed to common stock held in treasury.

                       TGX CORPORATION AND SUBSIDIARIES

  Since December 31, 1993, the components of the Company's stockholders' equity (deficit), and the changes therein are:

                                             OLD           ADDITIONAL RETAINED
                                          PREFERRED COMMON  PAID-IN   EARNINGS
                                            STOCK   STOCK   CAPITAL   (DEFICIT)
                                          --------- ------ ---------- --------
                                                     (IN THOUSANDS)
Balance, December 31, 1993...............   $404     $290    $  936   $(30,135)
Preferred dividends, payable with
 additional shares of Old Preferred......     27       --       243       (270)
Dividends on Senior Preferred............     --       --        --    (10,510)
Accretion of Senior Preferred redemption
 value...................................     --       --        --     (3,980)
Net income...............................     --       --        --      3,991
                                            ----     ----    ------   --------
Balance, December 31, 1994...............    431      290     1,179    (40,904)
Preferred dividends, payable with
 additional shares of Old Preferred......     27       --       243       (270)
Dividends on Senior Preferred............     --       --        --    (12,038)
Accretion of Senior Preferred redemption
 value...................................     --       --        --     (5,045)
Net income...............................     --       --        --        288
                                            ----     ----    ------   --------
Balance, December 31, 1995...............    458      290     1,422    (57,969)
                                            ----     ----    ------   --------
Preferred dividends payable with
 additional shares of Old Preferred
 (unaudited).............................     13       --       121       (134)
Dividends on Senior Preferred
 (unaudited).............................     --       --        --     (6,393)
Accretion of Senior Preferred redemption
 value (unaudited).......................     --       --        --     (2,865)
Net income (unaudited)...................     --       --        --      3,431
                                            ----     ----    ------   --------
Balance, June 30, 1996 (unaudited).......   $471     $290    $1,543   $(63,930)
                                            ====     ====    ======   ========

 Series B Preferred Stock

  The Company is authorized to issue Series B Preferred Stock (the "Junior Preferred") with a $1 par value and a liquidation preference of $10 per share, which may be redeemed by the Company in whole or in part at any time at a price per share equal to the liquidation preference amount per share, plus all accrued and unpaid dividends through the date of redemption. The Junior Preferred will be used to satisfy certain claims pursuant to the Plan that have been finally allowed. To date, no claims to be satisfied with the Junior Preferred have been allowed and the Company does not currently anticipate that any such claims will be allowed.

 Cumulative Convertible Preferred Stock

  The Company is authorized to issue 10,000,000 shares of 9% Cumulative Convertible Preferred Stock (the "Old Preferred") of which 300,000 shares are outstanding. The Old preferred have a $1 par value and a liquidation preference of $10 per share, convertible at any time at the rate of one Old Preferred share for four shares of the Company's Common Stock. In addition, 158,000 shares of Old Preferred will be issued for accrued dividends. Until the redemption value plus all accrued dividends attributable to Senior Preferred are paid in full, dividends related to the Old Preferred will be paid with additional shares of Old Preferred.

                       TGX CORPORATION AND SUBSIDIARIES

 Common Stock

  The Company is authorized to issue 100,000,000 shares of Common Stock, with a $.01 par value, of which 24,956,033 were outstanding at December 31, 1995. All outstanding shares of Common Stock are fully paid and non-assessable.

  The holders of Common Stock are entitled to one vote per share upon all matters presented to them. Pursuant to the Plan, holders of Common Stock are entitled, collectively with holders of Junior Preferred and Old Preferred, to 5% of the total voting power of the Company. The holders of Common Stock are entitled to dividends in such amounts as may be declared from time to time out of any funds legally available for such purposes. However, no dividends are payable until all accrued dividends have been paid to the preferred stockholders. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of debts and liquidation preferences on preferred stock, all remaining assets, if any, will be divided and distributed among the holders of Common Stock pro rata according to the number of shares owned by them. The Common Stock does not have preemptive rights and is not subject to redemption.

 Restricted Stock and Stock Option Plans

  Previously, the Company had adopted a key employee compensation package which consisted of a Restricted Stock Plan, a Non-Qualified Stock Option Plan, and an Incentive Stock Option Plan. Both the Non-Qualified Stock Option Plan and the Incentive Stock Option Plan were terminated in 1991 pursuant to the respective plan's provisions and while options previously issued under the Incentive Stock Option Plan are still valid, no new options under these plans can be issued.

  Shares of common stock under the Restricted Stock Plan were granted free of charge to the recipient in consideration for services rendered. Grants made under the plan are subject to forfeiture, based on a formula, in the event the recipient leaves the employment of the Company within three, four or five years after the date of grant. The market value of the Common Stock on the date of grant was charged to expense over a five-year period, regardless of whether or not the shares are ultimately earned by the employee. The Company has reserved 89,333 shares of Common Stock for issuance under the plan. From 1991 through 1995, no shares of common stock were issued to vested participants pursuant to the plan and no new grants will be issued under this plan.

  Non-qualified and incentive stock options were granted to selected key employees at an exercise price equal to the market price of the shares of common stock on the date of grant, and become exercisable over a five-year period.

  Information relating to stock options granted under both plans is as follows:

                                              NON-QUALIFIED
                                                   PLAN        INCENTIVE PLAN
                                             ---------------- ------------------
                                                 AVERAGE           AVERAGE
                                             ---------------- ------------------
                                             NUMBER EXERCISE  NUMBER   EXERCISE
                                               OF     PRICE     OF       PRICE
                                             SHARES PER SHARE SHARES   PER SHARE
                                             ------ --------- -------  ---------
Balance, December 31, 1993..................   --       --     44,500    $1.17
Options cancelled or forfeited..............   --       --    (40,000)    1.15
                                              ---      ---    -------    -----
Balance, December 31, 1994 and 1995.........   --       --      4,500    $1.33
                                              ===      ===    =======    =====
Options exercisable:
  December 31, 1994 and 1995................   --       --      4,500    $1.33

                       TGX CORPORATION AND SUBSIDIARIES

9. INCOME TAXES

  The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference, if any, between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  In conjunction with the recognition of tax gains on property sales and debt restructuring, the Company estimated and accrued federal and state alternative minimum income taxes in 1994 of $180,000. As a result of additional benefits derived from the 1994 partnership liquidations and tax complexities therewith, and the recognition of additional tax basis on sold and abandoned properties, the Company was able to reduce the prior year accrual resulting in a tax benefit for 1995 of $163,000.

  Long-term deferred tax assets (liabilities) are comprised of the following:

                                                               1995     1994
                                                              -------  -------
                                                              (IN THOUSANDS)
      Deferred Tax Assets:
        Loss carryforwards................................... $11,062  $11,084
        Alternative minimum tax credit carryforward and
         other...............................................       6      150
      Deferred Tax Liabilities:
        Oil and gas properties...............................  (2,571)  (2,303)
                                                              -------  -------
      Net deferred tax asset.................................   8,497    8,931
      Valuation allowance....................................  (8,497)  (8,931)
                                                              -------  -------
                                                              $    --  $    --
                                                              =======  =======

  Income tax expense differs from the amounts computed by applying the statutory federal rate as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------   -----
      Income taxes computed at statutory federal rate..........    34.0%   34.0%
      Net operating loss carryover not deductible (utilized) in
       current period..........................................   (34.0)  (34.0)
      Alternative minimum tax and other........................  (130.4)    4.3
                                                                 ------   -----
                                                                 (130.4%)   4.3%
                                                                 ======   =====

  Pursuant to the provisions of the Internal Revenue Code (the "Code"), a corporation which undergoes a "change of ownership" is generally subject to an annual limitation on the utilization of its loss carryovers. As a result of the Reorganization Proceeding, on the Effective Date a "change of ownership" for the Company occurred under the Code. Since the Reorganization Proceeding was conducted pursuant to the Bankruptcy Code, the Company was eligible for an exception (the "Bankruptcy Exception") to this general rule. In order to maintain the Bankruptcy Exception, the Company could not have another "change of ownership" within two years of the first change. If such a change did occur, the Company's entire pre-"change of ownership" loss carryovers would be eliminated. Due to the probability that a second "change of ownership" for tax reporting

                       TGX CORPORATION AND SUBSIDIARIES
purposes could occur, the Company elected out of the Bankruptcy Exception regarding the utilization of its pre-"change of ownership" loss carryovers.

  Since the Company has elected not to apply the Bankruptcy Exception, the Company is limited in its utilization of the pre-"change of ownership" loss carryovers. Based on the value of the Company as of the Effective Date, the annual amount of the pre-"change of ownership" loss carryovers to be utilized is limited to $1,230,000 but loss carryovers not fully utilized in the year that they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. As of December 31, 1995, the Company had pre-"change of ownership" net operating loss carryforwards of $3,648,000 which are available for use through 2006. These loss carryforwards may be increased by any built-in gain exclusion recognized during the five year period after the "change of ownership". The Company also had post-"change of ownership" net operting loss carryforwards of $7,701,000 that expire in 2008 and are available without limitation.

  The Company has certain investment tax credits which are also subject to the "change of ownership" limitation. Due to the limitation and scheduled expiration, it is unlikely that the Company will realize any future benefit from such credits. The Company had depletion carryforwards, as of December 31, 1995, of $14,238,000 which are limited annually to 65% of taxable income.

10. RELATED PARTY TRANSACTIONS

  Pursuant to the provisions of the applicable agreements and in its capacity as general partner, the Company received recurring supervisory and administrative fees, including reimbursement of certain general and administrative costs, from certain partnerships. Supervisory and administrative fees of $424,000 and $684,000 were received during 1995 and 1994, respectively. All partnerships for which the Company acted as general partner were liquidated in late 1995 thus negating any future administrative fees and reimbursement.

  Since certain affiliated partnerships have not had sufficient cash flows to repay their obligations, accounts and notes receivable from these affiliated partnerships in which TGX is a general partner have been written off. Accordingly, the Company applied 100% of the net revenues of the respective partnerships to their obligations due to TGX until the partnerships were liquidated in 1994. As a result of 1994 partnership liquidations, the Company obtained additional direct interests in related oil and natural gas properties having an estimated value of $381,000 and realized the recoupment of $751,000 in previous allowed for receivables and notes. As of December 31, 1995 and 1994, the Company had currently due from partnerships and affiliates $6,000 and $504,000, respectively.

  Paragon Resources, Inc. ("Paragon") and certain of its affiliates were owners of approximately 14% of the Company's outstanding Common Stock in 1994. In the past, the Company had substantial transactions with Paragon including the offering of interests and in the drilling of wells for partnerships. In February 1992, the Company commenced a legal action regarding the collection of amounts due to it from Paragon and certain of its affiliates. Due to the uncertainty regarding the status of this litigation, the Company established an allowance for all amounts due from Paragon and affiliates in excess of $286,000. The allowance for affiliated receivables in 1994 was $2,027,000. In 1995, the litigation against Paragon and certain of its affiliates was settled. As a result of the litigation settlement, the Company recognized an allowance recoupment of $425,000 and offset the remaining allowance against the outstanding receivables.

11. MAJOR CUSTOMERS

  The Company's revenues are derived principally from uncollateralized sales to customers in the oil and natural gas industry. The concentration of credit risk is a single industry affects the Company's overall exposure to credit risks since customers may be similarly affected by changes in economic and other conditions.

                       TGX CORPORATION AND SUBSIDIARIES

  Customers which accounted for greater than 10% of oil and gas sales are as follows:

                                                                       1995  1994
                                                                       ----  ----
      Lion Oil Company................................................  22%   14%
      Noram Energy Services Inc.......................................  --    12%
      Princeton Natural Gas Company...................................  28%   15%
      Transcontinental Gas Pipe Line Co...............................  26%   --

12. INFORMATION ON OIL AND GAS ACTIVITIES (UNAUDITED)

  Following are supplemental unaudited disclosures relating to the Company's oil and natural gas exploration and production activities.

 Oil and Gas Related Costs and Operating Results

  The following schedules present capitalized costs and costs incurred, whether capitalized or expensed, and operating results for the periods then ended.

                                                                1995     1994
                                                               -------  -------
                                                               (IN THOUSANDS)
      Capitalized costs:
        Proved properties..................................... $11,340  $10,407
        Accumulated depletion and depreciation................  (4,062)  (3,251)
                                                               -------  -------
                                                               $ 7,278  $ 7,156
                                                               =======  =======
      Costs incurred:
       Acquisition of properties:
        Unproved.............................................. $    18  $    --
        Proved................................................     718       --
        Development(1)........................................     338      404
                                                               -------  -------
                                                               $ 1,074  $   404
                                                               =======  =======
      Operating results(2):
        Revenues.............................................. $ 3,611  $ 4,802
                                                               -------  -------
      Costs and expenses:
        Production and exploration costs......................   1,974    3,188
        Depletion and depreciation............................     951    1,099
                                                               -------  -------
                                                                 2,925    4,287
                                                               -------  -------
      Operating earnings before income taxes..................     686      515
      Income tax expense (benefit)............................    (163)     180
                                                               -------  -------
      Operating earnings...................................... $   849  $   335
                                                               =======  =======

- --------
(1) 1994 activity represents primarily properties received in settlement of certain partnership notes and receivables.
(2) Excludes general and administrative and interest expense.

 Proved Reserves

  The following schedule presents estimates of proved oil and natural gas reserves attributable to the Company, all of which are located in the United States. Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are

                       TGX CORPORATION AND SUBSIDIARIES
those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in thousands of barrels of oil and billions of cubic feet of natural gas.

                                                             1995       1994
                                                           ---------  ---------
                                                           OIL  GAS   OIL  GAS
                                                           ---  ----  ---  ----
      Proved reserves:
        Beginning of year................................. 931  10.4  525   9.1
        Sales of reserves in place........................  (2)   --  (37)  (.5)
        Purchases of reserves-in-place....................  22   1.2   --    --
        Extensions and discoveries........................   1   0.1  487   2.6
        Revisions of previous estimates...................  55   2.2   18   1.4
        Production(1)..................................... (63) (1.7) (62) (2.2)
                                                           ---  ----  ---  ----
        End of year....................................... 944  12.2  931  10.4
                                                           ===  ====  ===  ====
      Proved-developed reserves........................... 465   9.7  444   7.8
                                                           ===  ====  ===  ====

- --------
(1) 1995 and 1994 includes .220 and .590 Bcf, respectively, of gas volumes related to gas balancing

  As a result of TGX's debt restructuring and anticipated cash flow, TGX included proved undeveloped reserves for the first time, in preparing its 1994 report disclosures. The addition of the proved undeveloped reserves was reflected as 1994 extensions and discoveries. The 1995 report disclosure continues to include proved undeveloped reserves.

  Estimating economically recoverable crude oil and natural gas reserves and the future net revenues therefrom is not an exact science and is based upon a number of variable factors, such as historical production of the subject properties as compared with similar producing properties, and assumptions such as the effects of regulation by governmental agencies, future taxes, and development and other costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of economically recoverable reserves of crude oil and natural gas attributable to any particular group of properties, the classification and risk of recovering such reserves, and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially.

  Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates with respect to proved undeveloped and proved developed non-producing reserves that may be developed and produced in the future are based upon volumetric calculations or upon analogy to similar types of reservoirs. Later studies of the same reservoirs based upon production history may result in variations, which may be substantial. The actual production, revenues, severance and excise taxes, development costs, and operating expenditures with respect to the Company's reserves as reflected herein may vary from estimates, and such variances may be material.

 Standardized Measure of Discounted Future Net Cash Flows

  The following schedules present the standardized measure of estimated discounted future net cash flows attributable to the Company's proved oil and gas reserves ("Standardized Measure"), and an analysis of the changes in these amounts and quantities for the periods indicated. For 1994, proved undeveloped reserves were included as extensions and discoveries. The Standardized Measure was computed on the basis of (a) contractual prices, including escalations for natural gas, in effect at year end for oil and natural gas (b) the market price for

                       TGX CORPORATION AND SUBSIDIARIES
natural gas and the posted price for oil in effect at year end for the area in the case of properties being commercially developed but not covered by existing contracts, (c) estimated deliverability, which not only considers the physical characteristics of the well or property, but also the amount and timing of future production estimated to be taken by its purchasers, and (d) where applicable, the premise that future prices and deliveries will be in accordance with existing contractual terms which may require arbitration or litigation to ultimately assure compliance. Estimated future production and development costs are based on economic conditions at the respective year ends. Estimated future development costs associated with proved developed non-producing and proved undeveloped reserves for 1995 and 1994 total $3.8 and $3.6 million, respectively. Production of those reserves is dependent upon the Company's ability to fund such future development costs, which are scheduled to be incurred over numerous years. Future income taxes, if any, are computed by applying statutory income tax rates to the difference between the future pre-tax cash flows and the tax basis of proved oil and gas properties, after considering investment tax credits and depletion carryforwards and net operating loss carryovers associated with these properties.

  Since the Standardized Measure was prepared using the prevailing economic conditions existing at each applicable year end, it is emphasized that such conditions continually change, as evidenced by the fluctuations in oil and natural gas prices during recent years. Accordingly, such information should not serve as a basis in making any judgment on the potential value of the Company's recoverable reserves, or in estimating future results of operations.

                                                             1995     1994
                                                            -------  -------
                                                            (IN THOUSANDS)
Future net cash flows:
  Future revenues.......................................... $39,205  $29,092
                                                            -------  -------
  Future production costs..................................  14,476   10,631
  Future development costs.................................   3,844    3,647
                                                            -------  -------
                                                             18,320   14,278
                                                            -------  -------
  Future pre-tax cash flows................................  20,885   14,814
  Future income taxes......................................      --       --
                                                            -------  -------
                                                            $20,885  $14,814
                                                            =======  =======
Standardized Measure, discounted at 10%:
  Future pre-tax cash flows................................ $11,804  $ 8,807
  Future net cash flows.................................... $11,804  $ 8,807
                                                            =======  =======
Changes in Standardized Measure:
 Standardized Measure, beginning of year................... $ 8,807  $10,943
                                                            -------  -------
Sale of reserves-in-place..................................     (16)  (1,042)
Purchases of reserves-in-place.............................   1,174       --
Extensions and discoveries.................................     188    2,213(1)
Revisions of previous quantity estimates...................   1,835      862
Changes in future development costs........................    (247)  (2,310)
Net changes in prices and production costs.................     959   (3,715)
Sales of oil and natural gas produced, net of production
 costs.....................................................  (1,706)  (2,030)
Accretion of discount......................................     881    1,094
Changes in production rates and other, net.................     (71)   2,792
                                                            -------  -------
Net increase (decrease)....................................   2,997   (2,136)
                                                            -------  -------
Standardized Measure, end of year.......................... $11,804  $ 8,807
                                                            =======  =======

- --------
(1) Reflects primarily the inclusion of proved undeveloped reserves which had been excluded in prior year's reporting.

                       TGX CORPORATION AND SUBSIDIARIES

13. INTERIM FINANCIAL DATA (UNAUDITED)

  The unaudited interim results of operations, are summarized below (in thousands of dollars except per share amounts):

                                  MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                                  --------- -------- ------------- ------------
1995:
  Revenues.......................  $1,140    $  956     $1,241        $1,260
  Gross profit...................     529       144        327           706
  Extraordinary gain (loss)......     118       (25)        --            --
  Net loss applicable to common
   stock.........................  (4,300)   (4,625)    (4,609)       (3,531)
  Loss per common share..........  $(0.17)   $(0.19)    $(0.18)       $(0.14)
1994:
  Revenues.......................  $1,487    $1,903     $1,645        $1,463
  Gross profit...................     574       471        469           516
  Extraordinary gain.............      --        --      4,288           703
  Net income (loss) applicable to
   common stock..................  (4,051)   (3,402)       115        (3,431)
  Loss per common share..........  $(0.16)   $(0.13)    $ 0.00        $(0.13)

14. SUBSEQUENT EVENT

  As of March 28, 1996, the accompanying consolidated financial statements had been prepared assuming that the Company would continue as a going concern. However, the Company has a substantial accumulated deficit and had a significant working capital deficit that raised substantial doubts about its ability to continue as a going concern. The financial statements did not reflect any adjustments that might result from the outcome of this uncertainty. Further, the Company planned to continue to reduce its overhead and eliminate additional non-core assets. The Company also planned to review growth opportunities, consistent with its available capital, to determine if asset growth could be attained through workover, drilling, acquisition or a combination thereof, within the limits of the Company's financial resources.

  On April 12, 1996, TGX entered into a Settlement Agreement with NFG and the Public Service Commission of the State of New York. Pursuant to the Settlement Agreement, TGX received on April 19, 1996 $7,200,000 from NFG and all parties to the Settlement Agreement have dismissed all claims and counterclaims against each other. Pursuant to amended credit agreements with BMOF (See Note
3), 50% of the settlement proceeds were paid to BMOF in cancellation and full payment of the non-recourse secured note. Pursuant to a BMOF agreement, BMOF is to reimburse TGX for 50% of all taxes and royalties, which are not expected to be significant, that may be due from such proceeds. As a result of the NFG proceeds and BMOF payment and a payment to another party entitled to participate in the proceeds, TGX retained $3,500,000 of settlement proceeds and recorded a corresponding amount as net litigation settlement revenues in April 1996. A portion of the NFG settlement proceeds was used to retire all of TGX's then outstanding bank debt of $900,000 on April 22, 1996.

  As of April 22, 1996 the Company had positive working capital and had no outstanding borrowings under its bank line of credit. In addition, TGX is undertaking steps to restructure its capital through a planned issuance of a new class of common stock in exchange for the Senior Preferred Stock. Management believes that its positive working capital and current credit facility, and anticipated improving operating activity will provide the necessary cash flow to support its ongoing business plans.

                          UNAUDITED PRO FORMA SUMMARY
                   CONDENSED COMBINED FINANCIAL INFORMATION

  The following summary pro forma condensed combined financial information gives effect to the merger of TGX Corporation with and into GeoStrat Resources, Inc., a wholly-owned subsidiary of TGX Corporation. This information has been derived from the Consolidated Financial Statements of TGX and should be read in conjunction with such statements and the related Notes included elsewhere herein. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1996 assume that the Merger had been consummated at the beginning of such periods. The unaudited pro forma condensed combined balance sheet as of June 30, 1996 assumes that the Merger had been consummated on June 30, 1996. The GeoStrat subsidiary did not conduct any business prior to the effective time of this merger and therefore does not have historical financial statement information. (In thousands, except for per share data.)

                                                         JUNE 30, 1996
                                                 -----------------------------
                                                                         PRO
                                                            PRO FORMA   FORMA
                                                 HISTORICAL ADJUSTMENT BALANCE
                                                 ---------- ---------- -------
BALANCE SHEET DATA
  Current assets................................  $  3,662         --  $ 3,662
  Property and equipment, net...................     7,364         --    7,364
  Other assets..................................       746         --      746
                                                  --------   --------  -------
    Total assets................................  $ 11,772         --  $11,772
                                                  ========   ========  =======
  Current liabilities...........................  $  2,402         --  $ 2,402
  Long-term debt................................        --         --       --
  Redeemable Senior Preferred Stock.............    70,996   $(70,996)      --
 Stockholders' equity (deficit):
  9% Cumulative Preferred Stock.................       471       (471)      --
  Common Stock..................................       290       (290)      --
  New Common Stock..............................        --         44       44
  Additional paid-in capital....................     1,543     14,240   15,783
  Accumulated deficit...........................   (63,930)    57,473   (6,457)
                                                  --------   --------  -------
    Total stockholders' equity (deficit)........   (61,626)    70,996    9,370
                                                  --------   --------  -------
    Total liabilities and stockholders' equity
     (deficit)..................................  $ 11,772   $     --  $11,772
                                                  ========   ========  =======

                            SIX MONTH PERIOD ENDED              YEAR ENDED                    YEAR ENDED
                                 JUNE 30, 1996               DECEMBER 31, 1995             DECEMBER 31, 1994
                         ----------------------------- ----------------------------- -----------------------------
                                                 PRO                           PRO                           PRO
                                    PRO FORMA   FORMA             PRO FORMA   FORMA             PRO FORMA   FORMA
                         HISTORICAL ADJUSTMENT BALANCE HISTORICAL ADJUSTMENT BALANCE HISTORICAL ADJUSTMENT BALANCE
                         ---------- ---------- ------- ---------- ---------- ------- ---------- ---------- -------
STATEMENT OF OPERATIONS
 DATA
  Income (loss) before
   extraordinary gain...  $ 3,431              $3,431   $    195              $ 195   $ (1,000)            $(1,000)
  Preferred Stock
   dividends and Senior
   Preferred accretion..   (9,392)     9,392       --    (17,353)   17,353       --    (14,760)   14,760        --
                          -------     ------   ------   --------   -------    -----   --------   -------   -------
  Net income (loss)
   applicable to common
   stock before
   extraordinary gain...  $(5,961)    $9,392   $3,431   $(17,158)  $17,353    $ 195   $(15,760)  $14,760   $(1,000)
                          =======     ======   ======   ========   =======    =====   ========   =======   =======
  Net income (loss) per
   share of common stock
   before extraordinary
   gain.................  $ (0.24)        --   $ 0.78   $  (0.68)       --    $0.04   $  (0.62)       --   $ (0.23)
                          =======     ======   ======   ========   =======    =====   ========   =======   =======
  Average common shares
   outstanding..........   24,956               4,415     25,105              4,368     25,314               4,365
                          =======              ======   ========              =====   ========             =======

  See accompanying notes to unaudited pro forma condensed combined financial information.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL INFORMATION

 General

  The following unaudited pro forma condensed combined financial information is presented to reflect the estimated impact on the historical Consolidated Financial Statements of TGX, assuming the issuance of 4,394,285 shares of GeoStrat Common Stock, in exchange for all of TGX's Senior Preferred Shares and the cancellation of TGX's previously issued Preferred Stock and Common Stock.

  The unaudited pro forma condensed combined financial information gives effect only to the adjustments set forth in the accompanying notes to unaudited pro forma condensed combined financial statements. Unaudited pro forma information is not necessarily indicative of the results of operations or financial position which would have occurred had the Merger been consummated on the dates indicated, nor is it necessarily indicative of the Company's future results of operations or financial position.

 Pro Forma Adjustments

  The pro forma adjustments reflect the issuance of 4,394,285 common shares of GeoStrat with a stated value of $0.01 ($44,000) to be issued to the holders of the 8,788,571 shares of Senior Preferred Stock and the cancellation of all previously issued Senior Preferred Stock ($70,996,000), TGX Common Stock ($290,000) and Old Preferred ($471,000). Accumulated deficit adjustment represents reversal of post fresh start accrued Old Preferred Stock dividends ($1,012,000) and Senior Preferred dividend and accretion activity ($56,461,000). The paid-in capital adjustment represents the crediting of the fresh start Senior Preferred Stock value ($11,046,000), pre-fresh start accrued Senior Preferred dividends ($3,429,000), Old Preferred ($471,000) and TGX Common Stock ($290,000) book value reduced by the issuance of New Common Stock ($44,000) and post fresh start Old Preferred Stock dividends and other reflected in current paid-in-capital balance ($952,000). Pro forma income statement presentation reflects cancellation of Preferred Stock resulting in an elimination of all previously reflected fresh start dividends and accretion.

 Expenses

  The unaudited pro forma statement of operations data does not reflect the expenses associated with the Merger which are estimated to be approximately $200,000 to $250,000. The Merger expenses will be charged to expense as incurred. Merger expenses consist primarily of professional fees, proxy preparation and solicitation costs and stock issuance costs.

 Litigation Settlement

  On April 12, 1996, TGX entered into a Settlement Agreement with NFG and the Public Service Commission of the State of New York. Pursuant to the Settlement Agreement, TGX received on April 19, 1996, $7,200,000 from NFG and all parties to the Settlement Agreement have dismissed all claims and counterclaims against each other. Pursuant to amended credit agreements with BMOF, 50% of the settlement proceeds were paid to BMOF in cancellation and full payment of the non-recourse secured note. Pursuant to a BMOF agreement, BMOF is to reimburse TGX for 50% of all taxes and royalties, which are not expected to be significant, that may be due from such proceeds. As a result of the NFG litigation settlement proceeds and $3.6 million BMOF payment and a $100,000 payment to another third party entitled to participate in the proceeds, TGX retained $3.5 million of settlement proceeds and recorded a corresponding amount as net litigation settlement revenues. A portion of the NFG settlement proceeds was used to retire all of TGX's then outstanding bank debt of $900,000.

                                 APPENDIX "A"

                              AGREEMENT OF MERGER

  This Agreement of Merger (this "Agreement") is by and between GeoStrat Resources, Inc., a Delaware corporation ("GRI"), and TGX Corporation, a Delaware corporation ("TGX"), and evidences that, in consideration of the mutual obligations and covenants set forth in this Agreement, GRI and TGX agree as follows:

                                  ARTICLE I.

                         Surviving Corporation, Name,
                      Articles of Incorporation, Bylaws,
                            Directors and Officers

  A. GRI and TGX are sometimes hereinafter collectively referred to as the "Constituent Corporations."

  B. In accordance with the provisions of the Delaware General Corporation Law, TGX will, at the Effective Time (as hereinafter defined), be merged with and into GRI, and GRI will be the surviving corporation (the "Surviving Corporation"). The merger of TGX into GRI is hereinafter referred to as the "Merger." After the Merger, GRI will continue to exist under and to be governed by the laws of the State of Delaware. Except as herein specifically set forth, the identity, existence, purposes, powers, objectives, franchises, privileges, rights and immunities of GRI will continue unaffected and unimpaired by the Merger, and the corporate franchises, existence, assets, liabilities and rights of TGX will be merged into GRI, which, as the Surviving Corporation, will thereafter possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action and every other interest of or belonging to or due to each of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The separate existence and corporate organization of TGX, except insofar as they may be continued by statute, will cease at the Effective Time. The Merger of TGX into GRI is intended to satisfy the requirements of Sections 368(a)(1)(A) and (E) of the Internal Revenue Code of 1986, as amended. The "Effective Time" shall be the time of filing of the Articles of Merger with the Secretary of State of the State of Delaware.

  C. At the Effective Time, the name of the Surviving Corporation shall be "GeoStrat Resources, Inc."

  D. The Certificate of Incorporation of GRI as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, without change, other than to reflect the name of the Surviving Corporation.

  E. The Bylaws of GRI in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation, without change.

  F. The board of directors of TGX in office immediately prior to the Effective Time will be the board of directors of the Surviving Corporation, and unless they sooner resign or are removed, they will hold office from the Effective Time until their respective successors are elected and qualify.

  G. The officers of TGX in office immediately prior to the Effective Time will be the officers of the Surviving Corporation, and unless they sooner resign or are removed, they will hold their respective offices from the Effective Time until their respective successors are elected or appointed.

                                  ARTICLE II.

                    Capitalization, Conversion and Exchange
                               of Capital Stock

  A. At the Effective Time, without any action on the part of the stockholder of TGX, each outstanding share of $0.01 par value per share Series A Senior Preferred Stock of TGX (the "Senior Preferred Stock") will automatically be converted into and become a right to receive one-half (1/2) share of common stock, $0.01 par value per share, of the Surviving Corporation, and all rights with respect to accrued but unpaid dividends on the Senior Preferred Stock shall automatically cease at the Effective Time. The new certificates issued to the stockholders of the Surviving Corporation will bear the name of the Surviving Corporation.

  B. At the Effective Time, without any action on the part of the stockholders holding Common Stock of TGX, each outstanding share of $0.01 par value per share Common Stock and any other class of preferred stock, except the Senior Preferred Stock, of TGX will automatically be cancelled.

  C. At the Effective Time, without any action on the part of the stockholder of GRI, each outstanding share of $0.01 par value per share common stock of GRI will automatically be cancelled.

  D. If holders of the outstanding shares of TGX Senior Preferred Stock and any other class of preferred stock exercise appraisal rights with respect to their shares pursuant to the Delaware General Corporation Law, such shares will continue to be subject to the rights of such holders under the Delaware General Corporation Law, but will not be deemed to be outstanding.

                                 ARTICLE III.

                  Conditions, Termination, and Effectiveness

  A. This Agreement will be submitted to the stockholders of the Constituent Corporations for their approval and adoption at meetings to be duly called and held or by unanimous written consent of stockholders in lieu of such meetings. The Constituent Corporations will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals, the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise necessary for the consummation of the Merger.

  B. The respective obligations of each party to effect the merger shall be subject to fulfillment at or prior to the Effective Time of each of the following conditions:

    (i) This Agreement and the Merger shall have been approved by the stockholders of each of the Constituent Corporations in accordance with the Delaware General Corporation Law; and

    (ii) No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to restrain or prohibit the transactions contemplated by this Agreement.

  C. Upon satisfaction of the conditions set forth in the preceding paragraph, the appropriate officers of the Constituent Corporations will execute and verify, and cause to be filed, a Certificate of Merger in accordance with the Delaware General Corporation Law.

                                  ARTICLE IV.

                                 Miscellaneous

  A. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one agreement.

  In order to evidence the foregoing, TGX and GRI have caused this Agreement to
be signed by the duly authorized officers as of the      day of         , 1996.

                                          GEOSTRAT RESOURCES, INC.
                                          a Delaware corporation

                                          By:__________________________________
                                             Name: Larry H. Carpenter
                                             Title: President

                                          TGX CORPORATION,
                                          a Delaware corporation

                                          By:__________________________________
                                             Name: Larry H. Carpenter
                                             Title: President

                                 APPENDIX "B"

                        CERTIFICATE OF INCORPORATION OF
                           GEOSTRAT RESOURCES, INC.

  First: The name of the Corporation is GeoStrat Resources, Inc.

  Second: The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805. The name and address of its registered agent is Corporation Service Company.

  Third: The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation are:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any.

  Fourth: The aggregate number of shares which the corporation has authority to issue is Twenty Five Million (25,000,000) shares of One Cent ($0.01) par value per share. Twenty Million (20,000,000) of such shares are designated as Common Stock and shall have identical rights and privileges in every respect. Five Million (5,000,000) of such shares are designated as Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of Delaware.

  Fifth: No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock or carrying a right to subscribe to or acquire shares of the corporation is hereby denied.

  Sixth: Directors shall be elected by majority vote. No stockholder of the corporation shall have the right to cumulate his votes in the election of directors.

  Seventh: The name and mailing address of the incorporator is

                 Name                              Mailing Address


            Arthur S. Berner                    Winstead Sechrest & Minick
                                                P.C.
                                                910 Travis Street, Suite 1700
                                                Houston, Texas 77002

  Eighth: The corporation is to have perpetual existence.

  Ninth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

    (1) To make, alter or repeal the by-laws of the Corporation.

    (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

    (3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

    (4) By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

    (5) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

  Tenth: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

  Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by statute for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

  Subject to the provisions of the General Corporation Law of Delaware, the Certificate of Incorporation or by-laws for notice of meetings, and unless otherwise restricted by this Certificate of Incorporation, stockholders may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

  Eleventh: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  Twelfth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

  Thirteenth:

  (i) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article Thirteenth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Thirteenth or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors or officers.

  (ii) If a claim under paragraph (i) of this Article Thirteenth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (iii) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Thirteenth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  (iv) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  Fourteenth:

  The names and mailing addresses of the directors, who shall serve until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

      NAME                   MAILING ADDRESS
      ----                 --------------------
      Larry H. Carpenter   222 Pennbright
                           Suite 200
                           Houston, Texas 77090
      Jeffrey E. Susskind  222 Pennbright
                           Suite 200
                           Houston, Texas 77090
      David H. Scheiber    222 Pennbright
                           Suite 200
                           Houston, Texas 77090

  The number of the directors of the corporation shall be as specified in, or determined in the manner provided in the by-laws.

  THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of June, 1996.

                                          -------------------------------------
                                          Arthur S. Berner

                                  APPENDIX "C"

                                     BYLAWS

                                       OF

                            GEOSTRAT RESOURCES, INC.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I.--OFFICES
    Section 1.  Registered Office..........................................  C-1
    Section 2.  Other Offices..............................................  C-1

ARTICLE II.--MEETINGS OF STOCKHOLDERS

    Section 1.  Place of Meetings..........................................  C-1
    Section 2.  Annual Meeting.............................................  C-1
    Section 3.  Special Meetings...........................................  C-1
    Section 4.  Notice.....................................................  C-1
    Section 5.  Voting List................................................  C-2
    Section 6.  Quorum.....................................................  C-2
    Section 7.  Required Vote; Withdrawal Of Quorum........................  C-2
    Section 8.  Method of Voting; Proxies..................................  C-2
    Section 9.  Record Date................................................  C-3
    Section 10. Action Without Meeting.....................................  C-4
    Section 11. Inspectors of Elections....................................  C-4

ARTICLE III.--DIRECTORS

    Section 1.  Management.................................................  C-4
    Section 2.  Number; Election...........................................  C-4
    Section 3.  Change in Number...........................................  C-4
    Section 4.  Removal....................................................  C-4
    Section 5.  Vacancies and Newly Created Directorships..................  C-5
    Section 6.  Election of Directors; Cumulative Voting Prohibited........  C-5
    Section 7.  Place of Meetings..........................................  C-5
    Section 8.  First Meetings.............................................  C-5
    Section 9.  Regular Meetings...........................................  C-5
    Section 10. Special Meetings...........................................  C-5
    Section 11. Quorum.....................................................  C-5
    Section 12. Action Without Meeting; Telephone Meetings.................  C-5
    Section 13. Chairman of the Board......................................  C-5
    Section 14. Compensation...............................................  C-6

ARTICLE IV.--COMMITTEES

    Section 1.  Designation................................................  C-6
    Section 2.  Number; Qualification; Term................................  C-6
    Section 3.  Authority..................................................  C-6
    Section 4.  Committee Changes; Removal.................................  C-6
    Section 5.  Alternate Members of Committees............................  C-6
    Section 6.  Regular Meetings...........................................  C-6
    Section 7.  Special Meetings...........................................  C-6
    Section 8.  Quorum; Majority Vote......................................  C-6
    Section 9.  Minutes....................................................  C-6
    Section 10. Compensation...............................................  C-7
    Section 11. Responsibility.............................................  C-7

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                           PAGE
                                                                           ----
ARTICLE V.--NOTICES
    Section 1.  Method....................................................   C-7
    Section 2.  Waiver....................................................   C-7
    Section 3.  Exception to Notice Requirement...........................   C-7

ARTICLE VI.--OFFICERS

    Section 1.  Officers..................................................   C-7
    Section 2.  Election..................................................   C-7
    Section 3.  Compensation..............................................   C-8
    Section 4.  Removal and Vacancies.....................................   C-8
    Section 5.  President.................................................   C-8
    Section 6.  Vice Presidents...........................................   C-8
    Section 7.  Secretary.................................................   C-8
    Section 8.  Assistant Secretaries.....................................   C-8
    Section 9.  Treasurer.................................................   C-8
    Section 10. Assistant Treasurers......................................   C-8

ARTICLE VII.--CERTIFICATES REPRESENTING SHARES

    Section 1.  Certificates..............................................   C-9
    Section 2.  Legends...................................................   C-9
    Section 3.  Lost Certificates.........................................   C-9
    Section 4.  Transfer of Shares........................................   C-9
    Section 5.  Registered Stockholders...................................   C-9

ARTICLE VIII.--GENERAL PROVISIONS

    Section 1.  Dividends.................................................   C-9
    Section 2.  Reserves..................................................   C-9
    Section 3.  Checks....................................................  C-10
    Section 4.  Fiscal Year...............................................  C-10
    Section 5.  Seal......................................................  C-10
    Section 6.  Indemnification...........................................  C-10
    Section 7.  Transactions with Directors and Officers..................  C-10
    Section 8.  Amendments................................................  C-10
    Section 9.  Table of Contents; Holdings...............................  C-10

                                    BYLAWS

                                      OF

                           GEOSTRAT RESOURCES, INC.

                              (THE "CORPORATION")

                                  ARTICLE I.

                                    OFFICES

  Section 1. Registered Office. The registered office of the Corporation shall be at 1013 Centre Road, Wilmington, Delaware 19805.

  Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II.

                           MEETINGS OF STOCKHOLDERS

  Section 1. Place of Meetings. Meetings of stockholders for all purposes may be held at such time and place, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

  Section 2. Annual Meeting. An annual meeting of stockholders of the Corporation shall be held each calendar year on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. At such meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting.

  Section 3. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, the Certificate of Incorporation or these Bylaws, may be called by the President, the Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at the meetings. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting.

  Section 4. Notice. Written or printed notice stating the place, date, and hour of each meeting of the stockholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or person(s) calling the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is to be sent by mail, it shall be directed to such stockholder at his address as it appears on the records of the Corporation, unless he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy.

  Section 5. Voting List. At least ten (10) days before each meeting of stockholders, the Secretary or other officer of the Corporation who has charge of the Corporation's stock ledger, either directly or through another officer appointed by him or through a transfer agent appointed by the Board of Directors, shall prepare a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or a duly executed waiver of notice of such meeting or, if not so specified, at the place where the meeting is to be held. Such list shall also be produced and kept at the time and place of the meeting at all times during such meeting and may be inspected by any stockholder who is present.

  Section 6. Quorum. The holders of a majority of the outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders, except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of stockholders, the stockholders entitled to vote thereat who are present, in person or by proxy, or, if no stockholder entitled to vote is present, any officer of the Corporation, may adjourn the meeting from time to time until a quorum shall be present. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting had a quorum been present; provided that, if the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

  Section 7. Required Vote; Withdrawal Of Quorum. When a quorum is present at any meeting, the vote of the holders of at least a majority of the outstanding shares entitled to vote who are present, in person or by proxy, shall decide any question brought before the meeting, unless the question is one on which, by express provision of statute, the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of the question. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

  Section 8. Method of Voting; Proxies. (a) Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, except to the extent that the voting rights of the shares of any class or classes are limited, denied, increased or decreased by the Certificate of Incorporation.

  (b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be filed with the Secretary of the Corporation prior to or at the time of the meeting.

  (c) Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:

    (i) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or by an authorized officer, director, employee or agent of the stockholder signing such writing or causing such stockholder's signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

    (ii) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

  (d) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

  (e) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

  Section 9. Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

  (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Such delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by statute or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

  (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

  Section 10. Action Without Meeting. (a) Any action required or permitted to be taken at a meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such consent or consents shall be delivered to the Corporation at its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of stockholders' meetings are recorded. Such delivery shall be by hand or by certified or registered mail, return receipt requested.

  (b) Every written consent shall bear the date of signature of each stockholder who signs the written consent, and no consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this section to the Corporation, written consents signed by a sufficient number of stockholders to take action are delivered to the Corporation in the manner required by this section.

  Section 11. Inspectors of Elections. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request, or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

                                 ARTICLE III.

                                   DIRECTORS

  Section 1. Management. The business and affairs of the Corporation shall be managed by its Board of Directors who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders. The Board of Directors shall keep regular minutes of its proceedings.

  Section 2. Number; Election. The Board of Directors shall consist of no less than one (1) nor more than fifteen (15) directors, who need not be stockholders or residents of the State of Delaware. The directors shall be elected at the annual meeting of the stockholders, except as hereinafter provided, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

  Section 3. Change in Number. The number of directors may be increased or decreased from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors, but no decrease shall have the effect of shortening the term of any incumbent director.

  Section 4. Removal. Any director may be removed, with or without cause, at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the shares represented in person or by proxy at such meeting and entitled to vote for the election of such director, if notice of the intention to act upon such matters shall have been given in the notice calling such meeting.

  Section 5. Vacancies and Newly Created Directorships. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the first annual meeting of stockholders held after his election and until his successor is elected and qualified or until his earlier resignation or removal. If at any time there are no directors in office, an election of directors may be held in the manner provided by statute. Except as otherwise provided in these Bylaws, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these Bylaws with respect to the filling of other vacancies.

  Section 6. Election of Directors; Cumulative Voting Prohibited. At every election of directors, each stockholder shall have the right to vote in person or by proxy the number of voting shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. Cumulative voting shall be prohibited.

  Section 7. Place of Meetings. The directors of the Corporation may hold their meetings, both regular and special, either within or without the State of Delaware.

  Section 8. First Meetings. The first meeting of each newly elected Board shall be held without further notice immediately following the annual meeting of stockholders, and at the same place, unless by unanimous consent of the directors then elected and serving, such time or place shall be changed.

  Section 9. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

  Section 10. Special Meetings. Special meetings of the Board of Directors may be called by the President on three (3) days' notice to each director, either personally or by mail or by telegram. Special meetings may be called in like manner and on like notice on the written request of any one of the directors. Except as may be otherwise expressly provided by statute, the Certificate of Incorporation or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

  Section 11. Quorum. At all meetings of the Board of Directors, the presence of a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, or the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  Section 12. Action Without Meeting; Telephone Meetings. Any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting. Subject to applicable notice provisions and unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting, except where a person's participation is for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

  Section 13. Chairman of the Board. The Board of Directors may elect a Chairman of the Board to preside at their meetings and to perform such other duties as the Board of Directors may from time to time assign to him.

  Section 14. Compensation. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                  ARTICLE IV.

                                  COMMITTEES

  Section 1. Designation. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees.

  Section 2. Number; Qualification; Term. Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire Board of Directors. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire Board of Directors. Each committee member shall serve as such until the earliest of (i) the expiration of his term as director, (ii) his resignation as a committee member or as a director, or (iii) his removal as a committee member or as a director.

  Section 3. Authority. Each committee, to the extent expressly provided in the resolution of the Board of Directors establishing such committee, or these Bylaws, shall have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of the Corporation except to the extent expressly restricted by statute, the Certificate of Incorporation or these Bylaws. Any executive committee created pursuant to the provisions of this Article IV shall have the authority and power to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to the General Corporation Law of Delaware.

  Section 4. Committee Changes; Removal. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee. The Board of Directors may remove any committee member, at any time, with or without cause.

  Section 5. Alternate Members of Committees. The Board of Directors may designate one or more directors as alternate members of any committee. Any such alternate member may replace any absent or disqualified member at any meeting of the committee.

  Section 6. Regular Meetings. Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

  Section 7. Special Meetings. Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least two (2) days before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

  Section 8. Quorum; Majority Vote. At meetings of any committee, a majority of the number of members designated by the Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation or these Bylaws.

  Section 9. Minutes. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the Board of Directors upon the request of the Board of Directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

  Section 10. Compensation. Committee members may, by resolution of the Board of Directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.

  Section 11. Responsibility. The designation of any committee and the delegation of authority to it shall not operate to relieve the Board of Directors or any director of any responsibility imposed upon it or such director by law.

                                  ARTICLE V.

                                    NOTICES

  Section 1. Method. Whenever by statute, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any committee member, director, or stockholder and no provision is made as to how such notice shall be given, personal notice shall not be required, and any such notice may be given (a) in writing, by mail, postage prepaid, addressed to such committee member, director, or stockholder at his address as it appears on the books or (in the case of a stockholder) the stock transfer records of the Corporation, or (b) by any other method permitted by law (including but not limited to overnight courier service, telegram, telex, or telefax). Any notice required or permitted to be given by mail shall be deemed to be given when deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be given at the time delivered to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by telegram, telex, or telefax shall be deemed to be delivered and given at the time transmitted with all charges prepaid and addressed as aforesaid.

  Section 2. Waiver. Whenever any notice is required to be given to any stockholder, director, or committee member of the Corporation by statute, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a stockholder, director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

  Section 3. Exception to Notice Requirement. The giving of any notice required under any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws shall not be required to be given to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such stockholder during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the Corporation and have been returned undeliverable. If any such stockholder shall deliver to the Corporation a written notice setting forth his then current address, the requirement that notice be given to such stockholder shall be reinstated.

                                  ARTICLE VI.

                                   OFFICERS

  Section 1. Officers. The officers of the Corporation shall be elected by the directors and shall be a President and a Secretary. The Board of Directors may also choose a Chairman of the Board, additional Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers. Any two or more offices may be held by the same person.

  Section 2. Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect the officers of the Corporation, none of whom need be a member of the Board, a stockholder or a resident of the State of Delaware. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall be appointed for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

  Section 3. Compensation. The compensation of all officers and agents of the Corporation shall be fixed by the Board of Directors.

  Section 4. Removal and Vacancies. Each officer of the Corporation shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any officer or agent elected or appointed by the Board of Directors may be removed either for or without cause by a majority of the directors represented at a meeting of the Board of Directors at which a quorum is represented, whenever in the judgment of the Board of Directors the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

  Section 5. President. The President shall be the chief executive officer of the Corporation. He shall preside at all meetings of the stockholders and the Board of Directors unless the Board of Directors shall elect a Chairman of the Board, in which event the President shall preside at Board meetings in the absence of the Chairman of the Board. The President shall have general and active management of the business and affairs of the Corporation, shall see that all orders and resolutions of the Board are carried into effect, and shall perform such other duties as the Board of Directors shall prescribe.

  Section 6. Vice Presidents. Each Vice President shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate to him.

  Section 7. Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. Except as otherwise provided herein, the Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it, and, when so affixed, it shall be attested by his signature or by the signature of the Treasurer or an Assistant Secretary.

  Section 8. Assistant Secretaries. Each Assistant Secretary shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate.

  Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements of the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation, and shall perform such other duties as the Board of Directors may prescribe. If required by the Board of Directors, he shall give the Corporation a bond in such form, in such sum, and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation.

  Section 10. Assistant Treasurers. Each Assistant Treasurer shall have only such powers and perform only such duties as the Board of Directors may from time to time prescribe.

                                 ARTICLE VII.

                       CERTIFICATES REPRESENTING SHARES

  Section 1. Certificates. The shares of the Corporation shall be represented by certificates in such form as shall be determined by the Board of Directors. Such certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on the face thereof the holder's name, the number and class of shares, and the par value of such shares or a statement that such shares are without par value. Each certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures on a certificate may be facsimile.

  Section 2. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock shall bear such legends, including, without limitation, such legends as the Board of Directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

  Section 3. Lost Certificates. The Corporation may issue a new certificate representing shares in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  Section 4. Transfer of Shares. Shares of stock shall be transferable only on the books of the Corporation by the holder thereof in person or by his duly authorized attorney. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation or the transfer agent of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

  Section 5. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                 ARTICLE VIII.

                              GENERAL PROVISIONS

  Section 1. Dividends. The directors, subject to any restrictions contained in the Certificate of Incorporation, may declare dividends upon the shares of the Corporation's capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation, subject to the provisions of the General Corporation Law of Delaware and the Certificate of Incorporation.

  Section 2. Reserves. By resolution of the Board of Directors, the directors may set apart out of any of the funds of the Corporation such reserve or reserves as the directors from time to time, in their discretion, think proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the Corporation, or for such other purposes as the directors shall think beneficial to the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

  Section 3. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

  Section 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

  Section 5. Seal. The corporate seal shall have inscribed thereon the name of the Corporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

  Section 6. Indemnification. The Corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware and the Certificate of Incorporation.

  Section 7. Transactions with Directors and Officers. No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in such contract, transaction or other act, or are directors or officers of such other corporation. Any director of the Corporation, individually, or any firm or corporation of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that the director, individually, or the firm or corporation is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any annual meeting or at any special meeting, called for that purpose, of the Board of Directors at which action upon any contract or transaction shall be taken. Any director of the Corporation who is so interested may be counted in determining the existence of a quorum at any such annual or special meeting of the Board of Directors which authorizes such contract or transaction, and may vote thereat to authorize such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested. Every director of the Corporation is hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the Corporation for the benefit of himself or any firm, corporation, trust or organization in which or with which he may be in anywise interested or connected.

  Section 8. Amendments. These Bylaws may be altered, amended, or repealed or new bylaws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or the Board of Directors, at any special meeting of the stockholders or the Board of Directors if notice of such alteration, amendment, repeal, or adoption of new bylaws be contained in the notice of such special meeting, or by written consent of the Board of Directors or the stockholders without a meeting.

  Section 9. Table of Contents; Headings. The Table of Contents and headings used in these Bylaws have been inserted for convenience only and do not constitute matters to be construed in interpretation.



                           CERTIFICATE BY SECRETARY

  The undersigned, being the secretary of the Corporation, hereby certifies that the foregoing Bylaws were duly adopted by the Board of Directors of the
Corporation effective on July      , 1996.

  IN WITNESS WHEREOF, I have signed this certification as of the       day of
July, 1996.

                                          -------------------------------------
                                          Dawn Steele, Assistant Secretary

                                 APPENDIX "D"

                         OPINION OF FINANCIAL ADVISOR

July 31, 1996

Board of Directors

TGX Corporation

222 Pennbright, Suite 200

Houston, Texas 77090

Dear Members of the Board:

The stockholders of TGX Corporation ("TGX" or the "Company") are being asked to consider and adopt an Agreement of Merger between TGX and GeoStrat Resources, Inc. ("GeoStrat"), a newly formed Delaware Corporation and wholly-owned subsidiary of TGX, pursuant to which TGX will merge with and into GeoStrat ("the Merger").

Under the terms of the Agreement of Merger, the following will occur:

  . Each share of the Company's Series A Preferred Stock, par value $1.00 per share ("Senior Preferred Stock") outstanding immediately prior to the Merger will be automatically converted into and become a right to receive one-half (1/2) share of GeoStrat common stock ("New Common Stock"); all rights to accrued and unpaid dividends will automatically cease and dividends will cease to accrue; and

  . Each share of Old Preferred Stock and Common Stock of TGX ("Common
    Stock") outstanding immediately prior to the Merger will automatically be canceled upon consummation of Merger.

All fractional shares of New Common Stock that holders of TGX Senior Preferred stock would be entitled to receive, in lieu thereof, an amount in cash determined by multiplying $2.13 by the fraction of a share of GeoStrat common stock to which such holder would otherwise have been entitled. The $2.13 is based on TGX Corporation's book value on May 31, 1996 of $9,370,688 divided by the number New Common Shares issued and outstanding, 4,394,285.

You have engaged us as your independent financial advisor to express an opinion as to whether the terms of the proposed Merger are fair, from a financial point of view, to the shareholders of TGX.

American Appraisal Associates, Inc. ("American Appraisal"), as part of its financial advisory services, is regularly and continually engaged in the valuation of businesses and securities in connection with corporate restructures and reorganizations, mergers and acquisitions, private placements and other corporate purposes. Prior to this engagement, American Appraisal had not provided financial or valuation advice to TGX or to GeoStrat.

In connection with our analysis leading to the opinions set forth below, we have, among other things:

  (i) Reviewed and analyzed historical operating and financial information of TGX from (1) Forms 10-K for TGX for the years ended December 31, 1995 through 1991, Form 10-Q for the quarter ended March 31, 1996, (2) unaudited financial statements for period ended May 31, 1996, (3) Preliminary Proxy Statement (Schedule 14A), filed July 9, 1996 with the SEC, and (4) certain other publicly available financial and operating information relating to TGX;

  (ii) Reviewed and analyzed the historical trading volume and market prices of TGX's publicly traded Common Stock, and a private transaction relating to the Senior Preferred Stock;

  (iii) Reviewed and analyzed internal operating and financial information of TGX including near term operating forecasts and financial projections prepared by TGX management;

  (iv) Reviewed market capitalizations, price to earnings ratios and other valuation measurements of publicly held companies, whose lines of business were comparable to those of TGX;

  (v) Held discussions with TGX senior management regarding (1) TGX's operating history, financial condition, business outlook and business strategy prior to the Merger and after the Merger as part of GeoStrat's consolidated company, (2) TGX's need to raise capital in order to achieve its long term business goals, (3) TGX's need to recapitalize and eliminate the Senior Preferred redemption liability in order to raise capital, and (4) the financial benefits of the Merger to Senior Preferred Stock shareholders including the enhanced liquidity gained from the ownership of New Common Stock;

  (vi) Independently valued the Senior Preferred Stock and Common Stock on a going concern basis and in liquidation; and

  (vii) Performed other financial studies, analyses and investigations and other factors as we deemed necessary or appropriate for purposes of the opinion expressed herein.

Based on the foregoing, we reached the following conclusions with respect to the financial and valuation analysis of the Merger:

  (i) Removal of the Senior Preferred Stock redemption liability will ensure the Company's ability to achieve near and long term growth and other business goals;

  (ii) The redemption value of the Senior Preferred Stock is no greater than the net asset value of the Company, an amount that is currently substantially below the amount of the redemption liability and is not expected to materially change over the long term;

  (iii) The senior preference position of the Senior Preferred Stock will, to a large extent, be matched by the New Common Stock after the Merger

  (iv) The Old Preferred and the Common Stock each has no current market value because of the senior position of the redemption liability and is not expected to have any market value over the long term

  (v) The New Common Stock will provide greater liquidity to the holders of the Senior Preferred Stock;

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. With respect to the financial forecasts and projections of TGX we examined, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of TGX management.

We were not authorized by the TGX's Board of Directors to solicit, nor have we solicited, other potential merger candidates for TGX. We are not expressing any opinion as to the consideration to be received by holders of TGX securities who exercise their rights of an appraisal or as to the prices at which the New Common Stock may trade in the public or other market following the Merger. Our opinion is necessarily based on market, economic and other conditions as they existed on, and can be evaluated as of, the date of this letter.

Based upon, and subject to, the foregoing, it is our opinion that, as of the date hereof, (i) the terms of the proposed Merger are fair, from a financial point of view, to the stockholders of TGX.

Very truly yours,

AMERICAN APPRAISAL ASSOCIATES, INC.

                                 APPENDIX "E"

                   DELAWARE GENERAL CORPORATION LAW--(S) 262

  APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a corporation as provided in subsections
  (f) or (g) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held or record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in

Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors. In determining the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 APPENDIX "F"

                           GEOSTRAT RESOURCES, INC.
                         1996 FLEXIBLE INCENTIVE PLAN

1. PURPOSE OF THE PLAN

  The purposes of the GeoStrat Resources, Inc. 1996 Flexible Incentive Plan (the "Plan") are to promote the interests of GeoStrat Resources, Inc. (together with any successor thereto, the "Company") and its Shareholders by enabling the Company to (i) attract, motivate and retain key employees and consultants by offering such key employees and consultants performance-based stock incentives and other equity interests in the Company and other incentive awards that recognize the creation of value for the Shareholders of the Company and promote the Company's long-term growth and success, and (ii) award and retain highly qualified independent directors and allow them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company. To achieve these purposes, eligible persons may receive stock options, Stock Appreciation Rights, Restricted Stock, Performance Awards, performance stock, Dividend Equivalent Rights and any other Awards, or any combination thereof.

2. DEFINITIONS

  As used in the Plan, the following terms shall have the meanings set forth below unless the content otherwise requires:

  2.1 "Award" shall mean the grant of a stock option, a Stock Appreciation Right, a Restricted Stock, a Performance Award, performance stock, a Dividend Equivalent Right or any other award under the Plan.

  2.2 "Board" shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

  2.3 "Change in Control" shall mean, after the effective date of the Plan,
(i) the occurrence of an event of a nature that would be required to be reported in response to Item 1 or Item 2 of a Form 8-K Current Report of the Company promulgated pursuant to Sections 13 and 15(d) of the Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the Shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election by the Board or the nomination for election by the Company's Shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; (ii) the Shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a reorganization or recapitalization of the Company, or a similar transaction (collectively, a "Reorganization"), in which no "person" acquires more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iii) the Shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

  2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  2.5 "Committee" shall mean the Stock Option and Compensation Committee, if such a separate committee is appointed by the Board, or, until such time as a separate committee is appointed, it shall mean the Board. If a separate committee is appointed, the Committee be "non-employee directors" (as such term is defined under Rule 16b-3 promulgated under the Exchange Act and any successor thereunder promulgated during the duration of the Plan). The Board may amend the Plan to modify the definition of Committee within the limits of Rule 16b-3 to assure that the Plan is administered in compliance with Rule 16b-3. Initially, the Committee will consist of not less than two (2) members of the Board who are appointed by, and serve at the pleasure of, the Board and who are (i) "non-employee directors" within the meaning of Rule 16b-3 and (ii) "outside directors," as required under Section 162(m) of the Code and such Treasury Regulations as may be promulgated thereunder. The Board does not meet the applicable requirements of Rule 16b-3.

  2.6 "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

  2.7 "Designated Beneficiary" shall mean the beneficiary designated by a Participant in a manner determined by the Committee, to exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant the Designated Beneficiary shall be the Participant's estate.

  2.8 "Disability" shall mean permanent and total inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined in the sole and absolute discretion of the Committee.

  2.9 "Dividend Equivalent Right" shall mean the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the Shares specified in an Award granting Dividend Equivalent Rights if the Shares subject to such Award were held by the person to whom the Award is made.

  2.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  2.11 "Fair Market Value" shall mean with respect to the Shares, as of any date, (i) the last reported sales price on any stock exchange on which the Common Stock is traded or, if not reported on such exchange, on the composite tape, or, in case no such sale takes place on such day, the average of the reported closing bid and asked quotations on such exchange; (ii) if the Common Stock is not listed on a stock exchange or no such quotations are available, the closing price of the Common Stock as reported by the National Market System or Small Cap Market System of the National Association of Securities Dealers, Inc., or, if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated, or similar organization; or
(iii) in the event that there shall be no public market for the Common Stock, the fair market value of the Common Stock as determined (which determination shall be conclusive) in good faith by the Committee, based upon the value of the Company as a going concern, as if such Common Stock were publicly owned stock, but without any discount with respect to minority ownership.

  2.12 "Incentive Stock Option" shall mean any stock option awarded under the Plan which qualifies as an "Incentive Stock Option" under Section 422 of the Code or any successor provision.

  2.13 "Non-Tandem Stock Appreciation Right" shall mean any Stock Appreciation Right granted alone and not in connection with an Award which is a stock option.

  2.14 "Non-Qualified Stock Option" shall mean any stock option awarded under the Plan that does not qualify as an Incentive Stock Option.

  2.15 "Optionee" shall mean any person who has been granted a stock option under the Plan and who has executed a written stock option agreement with the Company reflecting the terms of such grant.

  2.16 "Performance Award" shall mean any Award hereunder of Shares, units or rights based upon, payable in, or otherwise related to, Shares (including Restricted Stock), or cash of an equivalent value, as die Committee may determine, at the end of a specified performance period established by the Committee.

  2.17 "Plan" shall mean the GeoStrat Resources, Inc. 1996 Flexible Incentive Plan set forth herein.

  2.18 "Reload Option" shall mean a stock option as deemed in subsection 6.6(b) herein.

  2.19 "Restricted Stock" shall mean any Award of Shares under the Plan that are subject to restrictions or risk of forfeiture.

  2.20 "Retirement" shall mean termination of employment other than discharge for cause, after age 65 or on or before age 65 if pursuant to the terms of any retirement plan maintained by the Company or any of its Subsidiaries in which such person participates.

  2.21 "Shares" shall mean shares of the Company's Common Stock and any shares of capital stock or other securities of the Company hereafter issued or issuable upon, in respect of or in substitution or exchange for such Shares.

  2.22 "Stock Appreciation Right" shall mean the right of the holder thereof to receive an amount in cash or Shares equal to the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the date of the grant (or such other value as may be specified in the agreement granting the Stock Appreciation Right).

  2.23 "Subsidiary" shall mean a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

  2.24 "Tandem Stock Appreciation Right" shall mean a Stock Appreciation Right granted in connection with an Award which is a stock option.

3. ADMINISTRATION OF THE PLAN

  3.1 Committee. The Plan shall be administered and interpreted by the Committee.

  3.2 Awards. Subject to the provisions of the Plan and directions from the Board, the Committee is authorized to:

    (a) determine the persons to whom Awards are to be granted;

    (b) determine the types and combinations of Awards to be granted, the number of Shares to be covered by the Award, the pricing of the Award, the time or times when the Award shall be granted and may be exercised, the terms, performance criteria or other conditions, vesting periods or any restrictions for an Award, any restrictions on Shares acquired pursuant to the exercise of an Award and any other terms and conditions of an Award;

    (c) conclusively interpret the provisions of the Plan;

    (d) prescribe, amend and rescind rules and regulations relating to the Plan or make individual decisions as questions arise, or both;

    (e) determine whether, to what extent and under what circumstances to provide loans from the Company to participants to purchase Shares subject to Awards under the Plan, and the terms and conditions of such loans;

    (f) rely upon employees of the Company for such clerical and recordkeeping duties as may be necessary in connection with the administration of the Plan; and

    (g) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

  3.3 Procedures. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. All questions of interpretation and application of the Plan or pertaining to any question of fact or Award granted hereunder shall be decided by the Committee, whose decision shall be final, conclusive and binding upon the Company and each other affected party.

4. SHARES SUBJECT TO PLAN

  4.1 Limitations. The maximum number of Shares that may be issued with respect to Awards under the Plan shall not exceed 450,000 unless such maximum shall be increased or decreased by reason of changes in capitalization of the Company as hereinafter provided. The Shares issued pursuant to the Plan may be authorized but unissued Shares, or may be issued Shares which have been reacquired by the Company.

  4.2 Changes. To the extent that any Award under the Plan, or any stock option or performance award granted under any prior incentive plan of the Company, shall be forfeited, shall expire or shall be cancelled, in whole or in part then the number of Shares covered by the Award or stock option so forfeited, expired or cancelled may again be awarded pursuant to the provisions of the Plan. In the event that Shares are delivered to the Company in full or partial payment of the exercise price for the exercise of a stock option granted under the Plan or any prior incentive plan of the Company, the number of Shares available for future Awards under the Plan shall be reduced only by the net number of Shares issued upon the exercise of the option. Awards that may be satisfied either by the issuance of Shares or by cash or other consideration shall, until the form of consideration to be paid is finally determined, be counted against the maximum number of Shares that may be issued under the Plan. If the Award is ultimately satisfied by the payment of consideration other than Shares, as, for example, a stock option granted in tandem with a Stock Appreciation Right that is settled by a cash payment of the stock appreciation, such Shares may again be made the subject of an Award under the Plan. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, a Stock Appreciation Right that can be satisfied only by the payment of cash.

5. ELIGIBILITY

  Eligibility for participation in the Plan shall be confined to key employees, officers and directors of the Company, and consultants providing services to the Company; provided, however, that Incentive Stock Options may be granted only to employees of the Company. In making any determination as to persons to whom Awards shall be granted, the type of Award, and/or the number of Shares to be covered by the Award, the Committee shall consider the position and responsibilities of the person, his or her importance to the Company, the duties of such person, his or her past, present and potential contributions to the growth and success of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

6. STOCK OPTIONS

  6.1 Grants. The Committee may grant stock options alone or in addition to other Awards granted under the Plan to any eligible officer, director or other key employee. Each person so selected shall be offered an option to purchase the number of Shares determined by the Committee. The Committee shall specify whether such option is an Incentive Stock Option or Non-Qualified Stock Option and any other terms and conditions relating to such Award. To the extent that any stock option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such stock option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Stock Option. Each such person so selected shall have a reasonable period of time within which to accept or reject the offered option. Failure to accept within the period so fixed by the Committee may be treated as a rejection. Each person who accepts an option shall enter into a written agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the option, consistent with the provisions of the Plan. The Optionee and the Company shall enter into option agreements for Incentive Stock Options and Non-Qualified Stock Options. At any time and from time to time, the Optionee and the Company may agree to modify an option agreement so that an incentive Stock Option may be converted to a Non-Qualified Stock Option.

  The Committee may require that an Optionee meet certain conditions before the option or a portion thereof may vest or be exercised, as, for example, that the Optionee remain in the employ of the Company for a stated period or periods of time before the option, or stated portions thereof, may vest or be exercised.

  6.2 Option Price. The option exercise price of the Shares covered by each stock option shall be determined by the Committee; provided, however, that the option exercise price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of Shares on the date of the grant of such Incentive Stock Option.

  6.3 Incentive Stock Options Limitations.

  (a) In no event shall any person be granted Incentive Stock Options to the extent that the Shares covered by any Incentive Stock Options (and any incentive stock options granted under any other plans of the Company and its Subsidiaries) that may be exercised for the first time by such person in any calendar year have an aggregate Fair Market Value in excess of $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the dates on which the Incentive Stock Options are granted. It is intended that the limitation on Incentive Stock Options provided in this subsection 6.3(a) be the maximum limitation on options which may be considered Incentive Stock Options under the Code.

  (b) Notwithstanding anything herein to the contrary, in no event shall any employee owning more than ten percent (10%) of the total combined voting power of the Company or any Subsidiary be granted an Incentive Stock Option hereunder unless the option exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to such Incentive Stock Option at the time that the Incentive Stock Option is granted and the term of such Incentive Stock Option shall not exceed five (5) years.

  6.4 Option Term. Subject to subsection 6.3(b) hereof, the term of a stock option shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided, however, that no Incentive Stock Option shall be excisable later than ten (10) years from the date of its grant. Furthermore, no Incentive Stock Option may be exercised unless, at the time of such exercise, the Optionee is, and has been continuously since the date of grant of his or her Incentive Stock Option, employed by the Company, except that:

    (a) An Incentive Stock Option may, to the extent vested, be exercised within the period of three months after the date the Participant ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), provided that the option agreement may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a Non-Qualified Stock Option under the Plan;

    (b) If the Optionee dies while in the employ of the Company, or within three months after the Optionee ceases to be such an employee, the Incentive Stock Option may, to the extent vested, be exercised by the Optionee's Designated Beneficiary within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

    (c) If the Optionee ceases to be an employee of the Company by reason of the Optionee's Disability, the Incentive Stock Option may be exercised within the period of one year after the date of Disability (or within such lesser period as maybe specified in the applicable option agreement).

  6.5 Vesting of Stock Options.

  (a) Each stock option granted hereunder may only be exercised to the extent that the Optionee is vested in such option. Each stock option shall vest separately in accordance with the option vesting schedule, if any, determined by the Committee in its sole discretion, which will be incorporated in the stock option agreement entered into between the Company and each Optionee. The option vesting schedule will be accelerated if, in the sole discretion of the Committee, the Committee determines that acceleration of the option vesting schedule would be desirable for the Company.

  (b) In the event of the dissolution or liquidation of the Company, each stock option granted under the Plan shall terminate as of a date to be fixed by the Board; provided, however, that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee and each such Optionee shall be fully vested in and shall have the right during such period to exercise the option, even though such option would not otherwise be exercisable under the option vesting schedule. At the end of such period, any unexercised option shall terminate and be of no other effect.

  (c) In the event of a Reorganization (as defined in Section 2.3 hereof):

    (1) If there is no plan or agreement respecting the Reorganization, or if such plan or agreement does not specifically provide for the change, conversion or exchange of the Shares under outstanding and unexercised stock options for other securities thin the provisions of subsection 6.5(b) shall apply as if the Company had dissolved or been liquidated on the effective date of the Reorganization; or

    (2) If there is a plan or agreement respecting the Reorganization, and if such plan or agreement specifically provides for the change, conversion or exchange of the Shares under outstanding and unexercised stock options for securities of another corporation, then the Board shall adjust the Shares under such outstanding and unexercised stock options (and shall adjust the Shares remaining under the Plan which are then available to be awarded under the Plan, if such plan or agreement makes no specific provision therefor) in a manner not inconsistent with the provisions of such plan or agreement for the adjustment change, conversion or exchange of such Shares and such options.

    (3) In the event of a Change in Control of the Company, all stock options and any associated Stock Appreciation Rights shall become fully vested and immediately exercisable and the vesting of all performance-based stock options shall be determined as if the performance period or cycle applicable to such stock options had ended immediately upon such Change in Control; provided, however, that if in the opinion of counsel to the Company the immediate exercisability of options when taken into consideration with all other "parachute payments" as defined in Section 280G of the Code, as amended, would result in an "excess parachute payment" as defined in such section as well as an exercise tax imposed by Section 4999 of the Code, such options and any associated Stock Appreciation Rights shall become fully vested and immediately exercisable, except as and to the extent the Committee, in its sole discretion, shall otherwise determine, and which determination by the Committee shall be based solely upon maximizing the after-tax benefits to be received by any such Optionee.

  6.6 Exercise of Stock Options.

  (a) Stock options may be exercised as to Shares only in amounts and at intervals of time specified in the written option agreement between the Company and the Optionee. Each exercise of a stock option, or any part thereof, shall be evidenced by a notice in writing to the Company. The purchase price of the Shares as to which an option shall be exercised shall be paid in full at the time of exercise, and may be paid to the Company either:

    (1) in cash (including check, bank draft or money order); or

    (2) by the delivery of Shares (whether previously owned or underlying the option being exercised) having a Fair Market Value equal to the aggregate option rate;

    (3) by a combination of cash and Shares; or

    (4) by other consideration deemed acceptable by the Committee in its sole discretion.

  (b) If an Optionee delivers Shares (including Shares of Restricted Stock) already owned by him or her in full or partial payment of the exercise price for any stock option granted under the Plan or any prior incentive plan of the Company, or if the Optionee elects to have the Company reflect that number of Shares out of the

Shares being acquired through the exercise of the option having a Fair Market Value equal to the exercise price of the stock option being exercised, the Committee may authorize the automatic grant of a new option (a "Reload Option") for that number of Shares as shall equal the number of already owned Shares surrendered (including Shares of Restricted Stock) or newly acquired Shares being retained in payment of the option exercise price of the underlying stock option being exercised. The grant of a Reload Option will become effective upon the exercise of the underlying stock option. The option exercise price of the Reload Option shall be the Fair Market Value of a Share on the effective date of the grant of the Reload Option. Each Reload Option shall be exercisable no earlier than six (6) months from the date of its grant and no later than the time when the underlying stock option being exercised could be last exercised. The Committee may also specify additional terms, conditions and restrictions for the Reload Option and the Shares to be acquired upon the exercise thereof.

  (c) The amount, as determined by the Committee, of any federal, state or local tax required to be withheld by the Company due to the exercise of a stock option shall be satisfied by payment by the Optionee to the Company of the amount of such withholding obligation in cash or other consideration acceptable to the Committee in its sole discretion, which payment method shall be set forth in the agreement approved by the Committee relating to the grant of the option or shall be otherwise approved by the Committee prior to the exercise of the option.

  (d) An Optionee shall not have any of the rights of a Shareholder of the Company with respect to the Shares covered by a stock option except to the extent that one or more certificates representing such Shares shall have been delivered to the Optionee, or the Optionee has been determined to be a Shareholder of record by the Company's transfer agent, upon due exercise of the option.

  6.7 Date of a Stock Option Grant. The granting of a stock option shall take place only upon the execution and delivery by the Company and an optionee of an option agreement. Neither any action taken by the Board nor anything contained in the Plan or in any resolution adopted or to be adopted by the Board or the Shareholders of the Company shall constitute the granting of a stock option under the Plan.

7. STOCK APPRECIATION RIGHTS

  7.1 Grants. The Committee may grant to any eligible employee either Non-Tandem Stock Appreciation Rights or Tandem Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as the Committee shall impose. The grant of the Stock Appreciation Right may provide that the holder may be paid for the value of the Stock Appreciation Right either in cash or in Shares, or a combination thereof, at the discretion of the Committee. In the event of the exercise of a Stock Appreciation Right payable in Shares, the holder of the Stock Appreciation Right shall receive that number of whole Shares of stock of the Company having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) either (a) in the case of a Tandem Stock Appreciation Right, the difference between the Fair Market Value of a Share on the date of exercise over the per share exercise price of the related option, or (b) in the case of a Non-Tandem Stock Appreciation Right the difference between the Fair Market Value of a Share on the date of exercise over the Fair Market Value on the date of the grant by (ii) the number of Shares as to which the Stock Appreciation Right is exercised. However, notwithstanding the foregoing, the Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a Stock Appreciation Right but any such limitation shall be specified at the time that the Stock Appreciation Right is granted.

  7.2 Exercisability. A Tandem Stock Appreciation Right may be granted at the time of the grant of the related stock option or, if the related stock option is a Non-Qualified Stock Option, at any time thereafter during the term of the stock option. A Tandem Stock Appreciation Right granted in connection with an Incentive Stock Option (i) may be exercised at, and only at, the times and to the extent the related Incentive Plan Stock Option is exercisable, (ii) expires upon the termination of the related Incentive Stock Option, (iii) may not exceed 100% of the difference between the exercise price of the related Incentive Stock Option and the market price of the Shares subject to the related Incentive Stock Option at the time the Tandem Stock Appreciation Right is exercised and (iv) may be exercised at, and only at, such times as the market price of the Shares subject to the related Incentive Stock Option exceeds the exercise price of the related Incentive Stock Option. The Tandem Stock Appreciation Right may be transferred at, and only at, the times and to the extent the related stock option is transferable. If a Tandem Stock Appreciation Right is granted, there shall be surrendered and cancelled from the related option at the time of exercise of the Tandem Stock Appreciation Right, in lieu of exercise under the related option, that number of Shares as shall equal the number of Shares as to which the Tandem Stock Appreciation Right shall have been exercised.

  7.3 Certain Limitations on Non-Tandem Stock, Appreciation Rights. A Non-Tandem Stock Appreciation Right will be exercisable as provided by the Committee and will have such other terms and conditions as the Committee may determine, which terms and conditions shall be specified by the Committee prior to the grant of such right. A Non-Tandem Stock Appreciation Right is subject to acceleration of vesting or immediate termination in certain circumstances in the same manner as stock options pursuant to subsections 6.4 and 6.5 of the Plan.

  7.4 Limited Stock Appreciation Rights. The Committee is also authorized to grant "limited stock appreciation rights," either as Tandem Stock Appreciation Rights or Non-Tandem Stock Appreciation Rights. Limited stock appreciation rights would become exercisable only upon the occurrence of a Change in Control or such other event as the Committee may designate at the time of grant or thereafter.

8. RESTRICTED STOCK

  8.1 Grants. The Committee may grant Awards of Restricted Stock for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of the Restricted Stock shall be specifically approved by the Committee and set forth in the grant agreement. The Committee, in its sole discretion, may specify any particular rights which the person to whom an Award of Restricted Stock is made shall have in the Restricted Stock during the restriction period and the restrictions applicable to the particular Award, the vesting schedule (which may be based on service, performance or other factors) and rights to acceleration of vesting (including, without limitation, whether non-vested Shares are forfeited or vested upon termination of employment). Further, the Committee may award performance-based Restricted Stock by conditioning the grant, or vesting or such other factors, such as the release, expiration or lapse of restrictions upon any such Award (including the acceleration of any such conditions or terms) of such Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine. The Committee shall also determine when the restrictions shall lapse or expire and the conditions, if any, under which the Restricted Stock will be forfeited or sold back to the Company. Each Award of Restricted Stock may have different restrictions and conditions. The Committee, in its discretion, may prospectively change the restriction period and the restrictions applicable to any particular Award of Restricted Stock. Unless otherwise set forth in the Plan, Restricted Stock may not be disposed of by the recipient until the restrictions specified in the Award expire.

  8.2 Awards and Certificates. Any Restricted Stock issued hereunder may be evidenced such manner as the Committee, in its sole discretion, shall deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock awarded hereunder, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such Award. The Company may retain, at its option, the physical custody of any stock certificate representing any awards of Restricted Stock during the restriction period or require that the Restricted Stock be placed in escrow or trust, along with a stock power endorsed in blank, until all restrictions are removed or expire.

9. PERFORMANCE AWARDS

  9.1 Grants. A Performance Award may consist of either or both, as the Committee may determine, of (i) "Performance Shares" or the right to receive Shares, Restricted Stock or cash of an equivalent value, or any combination thereof as the Committee may determine, or (ii) "Performance Units," or the right to receive a fixed dollar amount payable in cash, Common Stock, Restricted Stock or any combination thereof, as the Committee may determine. The Committee may grant Performance Awards to any eligible employee, for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified at the time of the grant. The terms and conditions of Performance Awards shall be specifically approved by the Committee at or prior to the time of the grant and set forth in the grant agreement. Such terms and conditions may include provisions establishing the performance period, the performance criteria to be achieved during a performance period the criteria used to determine vesting (including the acceleration thereof), whether Performance Awards are forfeited or vest upon termination of employment during a performance period and the maximum or minimum settlement values. Each Performance Award shall have its own terms and conditions, which shall be determined in the discretion of the Committee. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company's business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

  9.2 Terms and Conditions. Performance Awards may be valued by reference to the Fair Market Value of a Share or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of specific financial, production, sales, cost or earnings performance objectives that the Committee believes to be relevant to the Company's business and for remaining in the employ of the Company for a specified period of time, or the Company's performance or the performance of its Common Stock measured against the performance of the market the Company's industry segment or its direct competitors. Performance Awards may be paid in cash, Shares (including Restricted Stock) or other consideration, or any combination thereof. If payable in Shares, the consideration for the issuance of the Shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective, all at the Committee's discretion. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

10. DIVIDEND EQUIVALENT RIGHTS

  The Committee may grant a Dividend Equivalent Right either as a component of another Award or as a separate Award, and, in general, each such holder of a Dividend Equivalent Right that is outstanding on a dividend record date for the Company's Common Stock shall be credited with an amount equal to the cash or stock dividends or other distributions that would have been received had the Shares covered by the Award been issued and outstanding on the dividend record date. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares (which may thereafter accrue additional Dividend Equivalent Rights). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or Shares, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement or payment for or lapse of restrictions on such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms a conditions different from such other Award.

11. OTHER AWARDS

  The Committee may grant to any eligible employee other forms of Awards based upon, payable in or otherwise related to, in whole or in part, Shares if the Committee, in its sole discretion, determines that such other form of Award is consistent with the purposes and restrictions of the Plan. The terms and conditions of such other form of Award shall be specified by the grant including, but not limited to, the price, if any, and the vesting schedule, if any. Such Awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

12. COMPLIANCE WITH SECURITIES AND OTHER LAWS

  In no event shall the Company be required to sell or issue Shares under any Award if the sale or issuance thereof would constitute a violation of applicable federal or state securities laws or regulations or a violation of any other law or regulation of any governmental or regulatory agency or authority or any national securities exchange. As a condition to any sale or issuance of Shares, the Company may place legends on Shares, issue stop transfer orders and require such agreements or undertakings as the Company may deem necessary or advisable to assure compliance with any such laws or regulations, including, if the Company or its counsel deems it appropriate, representations from the person to whom an Award is granted that he or she is acquiring the Shares solely for investment and not with a view to distribution and that no distribution of the Shares will be made unless registered pursuant to applicable federal and state securities laws, or in the opinion of counsel of the Company, such registration is unnecessary.

13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR REORGANIZATION

  The value of an Award in Shares shall be adjusted from time to time as follows:

    (a) Subject to any required action by Shareholders, the number of Shares covered by each outstanding Award, and the exercise price, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only in Shares) or any other increase or decrease in the number of Shares affected without receipt of consideration by the Company.

    (b) Subject to any required action by Shareholders, if the Company shall be the surviving corporation in any Reorganization, merger or consolidation, each outstanding Award shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Award would have been entitled, and if a plan or agreement reflecting any such event is in effect that specifically provides for the change, conversion or exchange of Shares, then any adjustment to Shares relating to an Award hereunder shall not be inconsistent with the terms of any such plan or agreement.

    (c) In the event of a change in the Shares of the Company as presently constituted, which is limited to a change of par value into the same number of Shares with a different par value or without par value, the Shares resulting from any such change shall be deemed to be the Shares within the meaning of the Plan.

  To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive.

  Except as hereinbefore expressly provided in the Plan, any person to whom an Award is granted shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, reorganization, merger or consolidation or spinoff of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Shares subject to an Award.

  The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, Reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

14. AMENDMENT OR TERMINATION OF THE PLAN

  14.1 Amendment of the Plan. Notwithstanding anything contained in the Plan to the contrary, all provisions of the Plan may at any time or from time to time be modified or amended by the Board; provided, however, that no Award at any time outstanding under the Plan may be modified, unpaired or cancelled adversely to the holder of the Award without the consent of such holder; and provided, further, that the Plan may not be amended without approval by the holders of a majority of the Shares of the Company represented and voted at a meeting of the Shareholders (a) to increase the maximum number of Shares subject to Incentive Stock Options the Plan, (b) to modify the class of employees eligible to receive Incentive Stock Options or (c) if such approval is otherwise necessary, to comply with Rule 16b-3 promulgated under the Exchange Act as amended, or to comply with any other applicable laws, regulations or listing requirements, or to qualify for an exemption or characterization that is deemed desirable by the Board.

  14.2 Termination of the Plan. The Board may suspend or terminate the Plan at any time, and such suspension or termination may be retroactive or prospective. However, no Award may be granted on or after the tenth anniversary of the adoption of the Plan. Termination of the Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder of the Award shall remain in effect until the Award has been exercised in its entirety or has expired or otherwise has been terminated by the terms of such Award.

15. AMENDMENTS AND ADJUSTMENTS TO AWARDS

  The Committee may amend, modify or terminate any outstanding Award with the Participants consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including, without limitation,
(i) to change the date or dates as of which (A) an option becomes exercisable or (B) a performance-based Award is deemed earned, (ii) to amend the terms of any outstanding Award to provide an exercise price per share which is higher or lower than the then current exercise price per share of such outstanding Award or (iii) to cancel an Award and grant a new Award in substitution therefor under such different terms and conditions as it determines in its sole and complete discretion to be appropriate including, but not limited to, having an exercise price per share which may be higher or lower than the exercise price per share of the cancelled Award. The Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 13 hereof affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent reduction or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any provision of the Plan or any agreement regarding an Award to the contrary notwithstanding, the Committee may cause any Award granted to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award. The determinations of value under this Section 15 shall be made by the Committee in its sole discretion.

16. GENERAL PROVISIONS

  16.1 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

  16.2 No Right to Employment. Nothing in the Plan or in any Award, nor the grant of any Award, shall confer upon or be construed as giving any recipient of an Award any right to remain in the employ of the Company. Further, the Company may at any time dismiss a participant in the Plan from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement. No employee, participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity or treatment of employees, participants or holders or beneficiaries of Awards.

  16.3 GOVERNING LAW. THE VALIDITY, CONSTRUCTION AND EFFECT OF THE PLAN AND ANY RULES AND REGULATIONS RELATING TO THE PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

  16.4 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without in the sole determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

  16.5 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

  16.6 Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

  16.7 Effective Date. The Plan shall be effective as of the date of its approval by the holders of a majority of the Shares of the Company represented and voting at the next Annual or Special Meeting of Shareholders.

  16.8 Non-Transferability of Incentive Stock Options. Incentive Stock Options shall not be transferable otherwise than by will or the laws of descent and distribution, and Incentive Stock Options may be exercised, during the lifetime of the holder, only by the holder. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive Stock Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon an Incentive Stock Option shall be null and void and without effect.

17. NAMED EXECUTIVE OFFICERS

  17.1 Applicability of Section 17. The provisions of this Section 17 shall apply only to those executive officers (i) whose compensation is required to be reported in the Company's proxy statement pursuant to Item 402(a)(3)(i) and
(ii) of Regulation S-K under the general rules and regulations under the Exchange Act, as amended, and (ii) whose total compensation, including estimated Awards, is determined by the Committee to possibly be subject to the limitations on deductions imposed by Section 162(m) of the Code ("Named Executive Officers"). In the event of any inconsistencies between this Section 17 and the other Plan provisions as they pertain to Named Executive Officers, the provisions of this Section 17 shall control.

  17.2 Establishment of Performance Goals. Awards for Named Executive Officers, other than stock options and Stock Appreciation Rights, shall be based on the attainment of certain performance goals. No later than the earlier of (i) ninety (90) days after the commencement of the applicable fiscal year or such other award period as may be established by the Committee ("Award Period") and (ii) the completion of twenty-five percent (25%) of such Award Period, the Committee shall establish, in writing, the performance goals applicable to each such Award for Named Executive Officers. At the time the performance goals are established by the Committee, their outcome must be substantially uncertain. In addition, the performance goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Named Executive Officer if the goal is obtained. Such formula or standard shall be sufficiently objective so that a third party with knowledge of the relevant performance results could calculate the amount to be paid to the subject Named Executive Officer. The material terms of the performance goals for Named Executive Officers and the compensation payable thereunder shall be submitted to the Shareholders of the Company for their review and approval. Shareholder approval shall be obtained for such performance goals prior to any Award being paid to such Named Executive Officer. If the Shareholders do not approve such performance goals, no amount shall be paid to such Named Executive Officer for such applicable Award Period under the Plan. The disclosure of the "material terms" of a performance goal and the compensation payable thereunder shall be determined under the guidelines set forth under Section 162(m) of the Code, and the Treasury Regulations thereunder.

  17.3 Components of Awards. Each Award of a Named Executive Officer, other than stock options and Stock Appreciation Rights, shall be based on performance goals which are sufficiently objective so that a third party having knowledge of the relevant facts could determine whether the goal was met. Except as provided in subsection 17.8 herein, performance measures which may serve as determinants of Named Executive Officers Awards shall be limited to the following measures: earnings per share; return on assets; return on equity; return on capital; net profit after taxes; net profit before taxes; economic value added; operating profits; stock price; market share; and sales or expenses. Within ninety (90) days following the end of each Award Period, the Committee shall certify in writing that the performance goals, and any other material terms were satisfied. Thereafter, Awards shall be made for each Named Executive Officer as determined by the Committee. The Awards may not vary from the preestablished amount based on the level of achievement.

  17.4 No Mid-Year Change in Awards. Except as provided in subsections 17.8 and 17.9 herein, each Named Executive Officers Awards shall be based exclusively on the performance measures established by the Committee pursuant to subsection 17.2.

  17.5 No Partial Award Period Participation. A Named Executive Officer who becomes eligible to participate in the Plan after performance goals have been established in an Award Period pursuant to subsection 17.2 may not participation in the Plan prior to the next succeeding Award Period, except with respect to Awards which are stock options or Stock Appreciation Rights.

  17.6 Performance Goals. Except as provided in subsection 17.8 herein, performance goals shall not be changed following their establishment, and Named Executive Officers shall not receive any payout, except with respect to Awards which are stock options or Stock Appreciation Rights, when the minimum performance goals are not met or exceeded.

  17.7 Individual Performance and Discretionary Adjustments. Except as provided in subsection 17.8 herein, subjective evaluations of individual performance of Named Executive Officers shall not be reflected in their Awards, other than Awards which are stock options or Stock Appreciation Rights. The payment of such Awards shall be entirely dependent upon the attainment of the preestablished performance goals.

  17.8 Amendments. No amendment of the Plan with respect to any Named Executive Officer may be made which would (i) increase the maximum amount that can be paid to any one Participant under the Plan, (ii) change the specified performance goal for payment of Awards, or (iii) modify the requirements as to eligibility for participation in the Plan, unless the Company's Shareholders have first approved such amendment in a manner which would permit the deduction under Section 162(m) of the Code of such payment in the fiscal year it is paid. The Committee shall amend this Section 17 and such other provisions as it deems appropriate, to cause amounts payable to Named Executive Officers to satisfy the requirements of Section 162(m) and the Treasury Regulations promulgated thereunder.

  17.9 Stock Options and Stock Appreciation Rights. Notwithstanding any provision of the Plan (including the provisions of this Section 17) to the contrary, the amount of compensation which a Named Executive Officer may receive with respect to stock options and Stock Appreciation Rights which are granted hereunder is based solely on an increase in the value of the applicable Shares after the date of grant of such Award. Thus, no stock option may be granted hereunder to a Named Executive Officer with an exercise price less than the Fair Market Value of Shares on the date of grant. Furthermore, the maximum number of Shares (or cash equivalent value) with respect to which stock options or Stock Appreciation Rights may be granted hereunder to any Named Executive Officer during any calendar year may not exceed 100,000 Shares, subject to adjustment as provided in Section 13 hereunder.

  17.10 Maximum Amount of Compensation. The maximum amount of compensation payable as an Award (other than an Award which is a stock option or Stock Appreciation Right) to any Named Executive Officer during any calendar year may not exceed $1,000,000.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

  GeoStrat is incorporated under the laws of the State of Delaware. Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties or are threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation by mason of the fact that such person is or was a director, officer, employee or agent of such corporation, or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  Article Twelfth and Thirteenth of the GeoStrat Certificate of Incorporation requires GeoStrat to indemnify its officers, directors, employees and agents to the extent permitted under the DGCL. Article VIII of the GeoStrat Bylaws provides that GeoStrat shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of GeoStrat) by reason of the fact that he is or was a director, officer, employee or agent of GeoStrat, or is or was serving at the request of GeoStrat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of GeoStrat, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of GeoStrat, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  The GeoStrat Bylaws further provide that GeoStrat shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of GeoStrat to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of GeoStrat, or is or was serving at the request of GeoStrat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of GeoStrat and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to GeoStrat unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery of such other court shall deem proper.

  The GeoStrat Bylaws also provide that to the extent that a director, officer, employee or agent of GeoStrat has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The GeoStrat Bylaws further provide that any indemnification under the above paragraphs (unless ordered by a court) shall be made by GeoStrat only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper int he circumstances because he has met the applicable standard of conduct set forth in the above paragraph. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. Notwithstanding the foregoing, a director, officer, employee or agent of GeoStrat shall be able to contest any determination that the director, officer, employee or agent has not met the applicable standard of conduct set forth in the above paragraphs by petitioning a court of appropriate jurisdiction.

  The GeoStrat Bylaws also provide that expenses (including attorneys' fees) incurred by an officer or director in defending or settling any civil, criminal, administrative or investigative action, suit or proceeding may be paid by GeoStrat in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by GeoStrat as authorized in these paragraphs. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  The GeoStrat Bylaws further provide that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of these paragraphs shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  The GeoStrat Bylaws further provide that GeoStrat shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of GeoStrat, or is or was serving at the request of GeoStrat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not GeoStrat would have the power to indemnify him against such liability under the provisions of these paragraphs.

  The indemnification and advancement of expenses provided by, or granted pursuant to the GeoStrat Certificate of Incorporation, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  The foregoing discussion is qualified in its entirety by reference to the DGCL and the GeoStrat Certificate of Incorporation and GeoStrat Bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

     EXHIBIT
       NO.                                EXHIBIT
     -------                              -------
      2.1    Agreement of Merger--Included as Appendix "A" hereto
      3.1    Certificate of Incorporation of GeoStrat Resources, Inc. as filed with the Delaware Secretary of State on July 1, 1996--Included as
             Appendix "B" hereto
      3.2    Bylaws of GeoStrat Resources, Inc.--Included as Appendix "C"
             hereto
      4      Specimen Common Stock Certificate, $.01 par value per share, of
             GeoStrat Resources, Inc. --Filed herewith
             Opinion of Winstead Sechrest & Minick P.C. regarding legality--
      5      Filed herewith
     23.1    Consent of Price Waterhouse LLP--Filed herewith
     23.2    Consent of Winstead Sechrest & Minick P.C. (included in their opinion filed as Exhibit 5)
     24      Powers of Attorney (included on page II-5)
     99      Forms of Proxy Cards

  (B) FINANCIAL STATEMENT SCHEDULES.

  All schedules are omitted because the required information is included in the Consolidated Financial Statements or the Notes thereto or is otherwise inapplicable.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 22ND DAY OF AUGUST, 1996.

                                          GEOSTRAT RESOURCES, INC.



                                               /s/  Larry H. Carpenter
                                          By __________________________________
                                                   Larry H. Carpenter
                                           Chairman of the Board/President and
                                                 Chief Executive Officer

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS LARRY H. CARPENTER AND MICHAEL A. GERLICH, AND EACH OF THEM (WITH FULL POWER TO EACH OF THEM TO ACT ALONE), HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ON HIS BEHALF INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW ANY AMENDMENT, (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT (INCLUDING ANY AMENDMENT THERETO) FOR THIS OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS AND EITHER OF THEM, OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

   /s/   Larry H. Carpenter          Chairman, President and        August 22, 1996
____________________________________ Chief Executive Officer and
         Larry H. Carpenter          Director (Principal
                                     Executive Officer)

     /s/ Michael A. Gerlich          Vice President and Chief       August 22, 1996
____________________________________ Financial Officer
         Michael A. Gerlich          (Principal Financial
                                     Officer)

     /s/  David H. Scheiber          Director                       August 22, 1996
____________________________________
         David H. Scheiber

  /s/    Jeffrey E. Susskind         Director                       August 22, 1996
____________________________________
        Jeffrey E. Susskind

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